As filed with the Securities and Exchange Commission on  July 6 , 2009      Registration No.  333-159597

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
Pre-Effective Amendment No. 2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TIANYIN PHARMACEUTICAL CO., INC
(formerly VISCORP, INC.)
(Exact name of Registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11th Floor, South Tower, Jinjiang Times Garden
107 Jin Li Road West
Chengdu , P. R. China, 610072
+0086-028-86154737
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Dr. Guoqing Jiang
Chief Executive Officer
Tianyin Pharmaceutical Co., Inc.
c/o Tianyin Pharmaceutical Co., Inc.
11th Floor, South Tower, Jinjiang Times Garden
107 Jin Li Road West
Chengdu, P. R. China, 610072
+0086-028-86154737
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Louis E. Taubman, Esq.
Leser, Hunter, Taubman & Taubman
17 State Street, Suite 2000
New York, New York 10004

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [x]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.   See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company	x
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Shares of Common Stock underlying Preferred Stock	9,515,625	$3.15(2)	$29,974,218	$1,177.99(&)
Shares of Common Stock underlying Warrants	9,515,628	$3.15(2)	$29,974,228	$1,177.99(7)
Shares of Common Stock underlying Placement Agent Warrants	1,522,500	$3.15(2)	$4,795,875	$188.48(7)
Common Stock underlying options	150,000	$3.15(2)	$472,500	$18.57(7)
Common Stock, $0.001 par value	605,000(3)	$3.15(2)	$1,905,750	$74.90(7)
Common Stock underlying Consultant Options	225,000(4)	$2.12(5)	$477,000	$26.62
Common Stock, $0.001 par value	45,000(6)	$2.12(5)	$95,000	$5.32
TOTAL	21,578,753	$-	$67,694,971	$2,669.87(8)

(1)  Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of common stock offered hereby also include such presently indeterminate number of shares of our common stock as shall be issued by us to the selling shareholders as a result of stock splits, stock dividends or similar transactions.

(2)  Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended based upon the average of the bid and asked price of the Registrant’s common stock as quoted on the Over-the-Counter Bulletin Board of $3.15 on February 12, 2008.

(3)  These securities were previously registered on Registration Statement No. 333-149261, which was filed on February 15, 2008 but it was not declared effective. However, we filed Pre-effective Amendment No. 4 on June 10, 2008, which was declared effective June 13, 2008. The registration fee for these securities was paid and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

(4)  Represents shares of common stock underlying options we granted to Hayden Communications International, Inc and TriPoint Capital Advisors, LLC, two of our consultants in exchange for services they shall provide to us pursuant to the Consulting Agreements we maintain with them.

(5)  Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended based upon the average of the bid and asked price of the Registrant’s common stock as quoted on the NYSE Amex board of $2.12 on May 27, 2009.

(6)  Represents 45,000 shares issued to Chesapeake Group, Inc., one of our consultants in consideration for services they shall provide to us pursuant to a Consulting Agreement we maintain with them.

(7)  These securities were previously registered on Registration Statement No. No. 333-149261, which was filed on February 15, 2008 but it was not declared effective. However, we filed Pre-effective Amendment No. 4 on June 10, 2008, which was declared effective June 13, 2008. The registration fee for these securities was paid and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

(8)  As noted in footnote No. 3 and 7, above, $2,637.93 of the registration fee was previously paid to register securities subject to this registration statement that were previously registered on Registration No. 333-149261, which was originally declared effective on June 13, 2008. Pursuant to Rule 429 under the Securities Act, the $2,637.93 in previously paid registration fees for these securities is transferred and carried forward to this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

We are filing this amendment pursuant to SEC comments we received regarding the Selling Shareholder table to more accurately reflect the holdings of such shareholders.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED  June __, 2009

PROSPECTUS

TIANYIN PHARMACEUTICAL CO., INC
(formerly VISCORP, INC.)

21,578,753 Shares of Common Stock

This prospectus relates to the resale of up to 21,578,753 shares of our common stock, $0.001 par value,21,308,753 of which were registered in our Registration Statement on Form S-1 (Registration No. 333-149261), Post Effective No. 4 to which, was declared effective on March 2, 2009.  The selling stockholders named herein may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price, at prices related to such prevailing market price, in negotiated transactions or a combination of such methods of sale. We will not receive any proceeds from the sales by the selling stockholders.

Our shares of common stock are quoted on The New York Stock Exchange Amex Equities (formerly the American Stock Exchange) under the symbol “TPI.”  The average of the closing price of our common stock on  July 1 , 2009 was $3.30 .

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.  SEE “RISK FACTORS” BEGINNING ON PAGE 13 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 1 , 2009.

TABLE OF CONTENTS

Summary	7

Risk Factors	13

Cautionary Statement Concerning Forward-Looking Statements	13

Use of Proceeds	27

Market Price and Dividends on Registrant’s Common Equity and Related Stockholder Matters	27

Management’s Discussion and Analysis or Plan of Operation	29

Business	40

Management

Compensation Discussion and Analysis	57

Principal Stockholders

About the Offering

Selling Stockholders	64

Plan of Distribution	69

Certain Relationships and Related Transactions	62

Description of Securities	71

Legal Matters	74

Experts	74

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Available Information	74

Index to Consolidated Financial Information	75

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus the “company,” “we,” “us,” and “our” refer to Tianyin Pharmaceutical Co. Inc., a Delaware corporation and its subsidiaries.

Until [ ], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, especially the risks of investing in our common stock, which we discuss later in “Risk Factors,” and our financial statements and related notes beginning on page F-1. Unless the context requires otherwise, the words “we,” “us” and “our” refer to Tianyin Pharmaceutical Co, Inc. and our subsidiaries, and the word “Tianyin” refers only to Tianyin Pharmaceutical Co., Inc.

Our Business

Through our indirect wholly-owned subsidiary Chengdu Tianyin Pharmaceutical Co., Ltd., a corporation organized and existing under the laws of the People’s Republic of China (“Chengdu Tianyin”), we are engaged primarily in the development, manufacturing, marketing and sale of modernized traditional Chinese medicines and other pharmaceuticals in China. We currently manufacture and market a comprehensive portfolio of 39 products of which 22 are listed in the highly selective National Medicine Catalog of the National Medical Insurance program.  We also have a pipeline of approximately 40 products which are pending regulatory approvals with the China State Food and Drug Administration.

Chengdu Tianyin has experienced significant growth in its business in recent years.  Its total net revenue and net income reached US$33.46 million and US$5.97 million respectively for the fiscal year ended June 30, 2008, up from US$20.36 million and US$4.22 million for the fiscal year ended June 30, 2007.

Established in 1994, the current management of Chengdu Tianyin and principal executive officers of Tianyin acquired 100% of the equity interests of Chengdu Tianyin in 2003.  Chengdu Tianyin is located in Chengdu, Sichuan Province of the PRC that operates our business.

Our principal executive offices are located at 11th Floor, South Tower, Jinjiang Times Garden, 107 Jin Li Road West, Chengdu, Sichuan Province 610072, P. R. China, and our telephone number is +86-28-8615 4737.

Our History

Tianyin Pharmaceutical Co., Inc, formerly called Viscorp, Inc., was originally formed as a limited liability company under the laws of the State of Delaware on August 20, 2002. In March 2006, Tianyin changed its status from an LLC to a corporation registered in the State of Delaware. Prior to the Share Exchange transaction described below, Tianyin operated as a developer and retailer of software for optometrists.  However, Tianyin did not generate any significant revenue and determined to pursue an acquisition strategy, whereby it sought to acquire a business with a history of operating revenues in markets that provide room for growth. Immediately prior to the Share Exchange under which we acquired Chengdu Tianyin, Viscorp sold all of its assets (consisting solely of the software it had developed) to Charles Driscoll for $100.00.

The common stock of Tianyin currently trades on the NYSE Euronext (formerly the American Stock Exchange) under the symbol “TPI.”

Acquisition of our Operating Business

On January 16, 2008, we entered into and consummated the transactions (the “Share Exchange”) contemplated under a Securities Exchange Agreement (the “Share Exchange Agreement”) by and among us, Raygere Limited (“Raygere”), a company organized under the laws of the British Virgin Islands (“BVI”) and Time Poly Management Limited, Happyvale Limited and Fartop Management Limited, each a BVI company, and Cmark Holding Co., Ltd., an exempted company organized under the laws of the Cayman Islands.  At the time of the Share Exchange, Time Poly, Happyvale, Fartop and Cmark owed collectively 100% of the capital stock of Raygere.  Under the terms of the Share Exchange Agreement, the Raygere stockholders transferred to Tianyin all the shares of Raygere and Raygere became a wholly-owned subsidiary of Tianyin.  As part of the Share Exchange, the shareholders of Raygere were issued 12,790,800 shares of Tianyin common stock, which represented 87.68% of the 14,587,200 issued and outstanding shares of Tianyin Common Stock immediately following the Share Exchange.

Raygere was incorporated in the BVI on January 26, 2007 and formed a Hong Kong subsidiary, Grandway Group Holdings Ltd. in May 2007.  On October 30, 2007, Grandway acquired 100% of the equity interests of Chengdu Tianyin Pharmaceutical Co., Ltd., our indirect wholly owned subsidiary located in Chengdu, Sichuan Province of the People’s Republic of China that operates our current business, pursuant to a sales and purchase agreement with three of the existing shareholders ("Original Shareholders") of Chengdu Tianyin, pursuant to which Grandway purchased 100% of the equity interest in Chengdu Tianyin.  The total purchase consideration was RMB3,000,000 (approximately U.S.$414,771.39) which was determined based upon the net asset value of Chengdu Tianyin as of October 30, 2007.  This transfer was approved by the Bureau of Foreign Trade and Economic Cooperation of Chengdu Economic Technology Development Administration Committee on October 30, 2007, and the registration with the Chengdu Administration of Industry and Commerce was completed on November 5, 2007.  As a result of this transfer, Grandway acquired 100% of the equity of Chengdu Tianyin.

As a result of Tianyin’s acquisition of Raygere, Chengdu Tianyin became our indirect wholly-owned subsidiary.  Substantially, all of our operations are conducted in China through Chengdu Tianyin.  The transaction was regarded as a reverse merger whereby Raygere was considered to be the accounting acquirer of Tianyin after the exchange.  Although the Company is the legal parent company, Raygere is the continuing entity for financial reporting purposes. In addition, Tianyin ceased being a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

In accordance with the terms of the Share Exchange Agreement Charles Driscoll resigned as Tianyin’s Chief Executive Officer, Chief Financial Officer and President, and also tendered his resignation as our sole director, which became effective on February 15, 2008.  Dr. Guoqing Jiang was appointed to serve as the Chairman of our board and our Chief Executive Officer, effective as of the close of the Share Exchange, and nominated Mr. Stewart Lor to serve as one of our directors with such appointment which became effective on February 15, 2008.  Effective as of February 15, 2008, our entire board of directors consisted of Dr. Jiang and Stewart Lor.  Effective as of February 29, 2008, our board was expanded by three persons to include Professor Zunjian Zhang, Ph.D., Professor Jianping Hou, Ph.D. and Mr. James T. McCubbin.

Recent Developments

We received notice on September 24, 2008 that our common shares have been approved for listing on the NYSE Euronext (formerly the American Stock Exchange) and our shares began trading on the NYSE Euronext under the ticker symbol TPI on October 1, 2008.

On January 14, 2008, a majority of our shareholders approved, via written consent, the following actions, as set forth in our Information Statement on Schedule 14C, which was filed on February 11, 2008:

1.	To change our corporate name to TIANYIN PHARMACEUTICAL CO., INC.
2.	To authorize 25,000,000 shares of preferred stock with a par value of $0.001.

We filed a certificate of amendment to our articles of incorporation with Delaware’s Secretary of State to effect these actions, which became effective on March 11, 2008, and as of such date, our corporate name changed to Tianyin Pharmaceutical Co., Inc. and our authorized capital increased by 25,000,000 shares of preferred stock.  Pursuant to the financings we closed in January 2008 and the authority vested in our Board of Directors, we also filed a certificate of designation with Delaware’s Secretary of State to designate 10,000,000 of the 25,000,000 shares of preferred stock as Series A preferred stock.    Our current authorized capital now consists of 50,000,000 shares of common stock, 15,000,000 shares of preferred stock, whose terms shall be determined by the board of directors at the time of issuance, and 10,000,000 shares of Series A preferred stock.

In connection with our name change, we received a new trading symbol and cusip number.   Effective March 11, 2008, we trade on the Over the Counter Bulletin Board under the symbol “TYNP”; our cusip number is 88630M104.

Our Corporate Structure

The following diagram illustrates our corporate structure and the place of incorporation of each named entity at the effective date of the Share Exchange:

The Financing

On January 16, 2008 and January 25, 2008, we completed private financings totaling $15,225,000 million, with 27 accredited investors (the “January 2008 Financing”).  The net proceeds from the January 2008 Financing were approximately $13,697,000.  Consummation of the financing was a condition to the completion of the Share Exchange transaction with Raygere and the Raygere Stockholders under the Share Exchange.  The securities offered in the financing were sold pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) by and among our company, Raygere, the Raygere stockholders, Grandway and the investors named in the Purchase Agreement (collectively, the “Investors”).  In accordance with the Purchase Agreement, we issued a total of 152.25 Units of securities consisting of:

•           an aggregate of $15,225,000 million principal amount of our 10% convertible exchangeable notes due on or before June 30, 2009 (the “Notes”),

•            five (5) year warrants to purchase 4,757,814 shares of our Common Stock, $0.001 par value per share at an initial exercise price of $2.50 per share (the “Class A Warrants”), and

•            seven (7) year warrants to purchase 4,757,814 shares of our Common Stock at an initial exercise price of $3.00 per share (the “Class B Warrants” and together with the Class A Warrants, the “Warrants”).  The exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments.

Pursuant to the terms of the Purchase Agreement, the $15,225,000 of Notes automatically converted into an aggregate of 9,515,625 shares of our Series A convertible preferred stock, par value 0.001 per share (the “Series A Preferred Stock”) on March 11, 2008, the effective date of the authorization and designation of such class.  As issued, the Series A Preferred Stock:

•           pays an annual 10% dividend, payable at our option either in cash or (if such shares have been registered for resale under the Securities Act of 1933, as amended) in additional shares of Tianyin common stock valued at $1.60 per share;

•           has a stated or liquidation value of $1.60 per share, or $15,225,000 million as to all 9,515,625 shares of Series A Preferred Stock, and

•           each outstanding share of Series A Preferred Stock is convertible at any time at the option of the holder into one (1) full share of Tianyin common stock.

In connection with the financing, we granted warrants to purchase 1,522,500 shares of Common Stock with an exercise price of US$1.60, $2.50 and $3.00 per share to TriPoint Global Equities, LLC, the placement agent in the Financing.  These warrants have the same terms as the Warrants issued to Investors and included in the Units.

In connection with the financing, we also entered into a Registration Rights Agreement with the Investors (the “Investor RRA”) under which we agreed to register for resale the 21,308,753 shares of common stock being offered for resale by the selling stockholders under this prospectus.  We are subject to certain monetary obligations if, among other reasons, this registration statement is not declared effective by the SEC within 120 days from the date of the Investor RRA.  The obligations are payments in an amount equal to 2% of the aggregate amount invested by such Investor (based upon the number of Registrable Securities then owned by such Investor) for each 30 day period or any portion thereof following the date by which this Registration Statement should have been effective, up to a maximum amount of 10%.

 As a result of the Share Exchange and the Financing described above, on a fully-diluted basis (giving effect to the conversion of all outstanding convertible notes and preferred stock and the exercise of all outstanding warrants and options) we had 35,140,953 shares of Common Stock issued and outstanding.  Of that amount, the Raygere stockholders owned 36.40% of the outstanding shares, existing stockholders of our company prior to the Share Exchange owned 5.11% of the outstanding shares, and the 58.49% balance of our fully-diluted Common Stock was held by investors and placement agents in the Financing.  See the “Security Ownership of Management and Beneficial Owners” below.

Risk Factors

The securities offered by this prospectus are speculative and involve a high degree of risks associated with our business, including the following:

•	A significant portion of our sales is concentrated in a few major customers and the loss of any would have a material adverse impact on our revenues.

•
We rely upon a limited number of suppliers and the loss of any of our suppliers, or delays or problems in the supply of materials used in our products, could materially and adversely affect our business, financial condition, results of operations and growth prospects.

•	Our future success is partially dependent upon our ability to develop new products or acquire licenses from third party manufacturers, without which we may not be able to generate continuous revenues.

•	If we fail to obtain and maintain government approval of our products, we may not be able to manufacture and sell them.

•	Our operations and assets in China are subject to significant political and economic uncertainties.

For a more comprehensive discussion of these and other risk factors affecting us and our business, see the “Risk Factors” section beginning on page 13 of this prospectus.

THE OFFERING

Common stock being offered by Selling Stockholders	Up to 21,578,753 shares of common stock

NYSE Euronext Symbol	TPI

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 13.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read in conjunction with our financial statements which are included elsewhere in this prospectus.  Our historical financial data reflect only the financial statements of Chengdu Tianyin Pharmaceutical Co. Ltd. which, as a result of the Share Exchange transaction, is deemed for accounting purposes to have acquired Tianyin.  The summary set forth below should be read together with our consolidated financial statements and the notes thereto, as well as “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

Consolidated Statement of Operations Data:

	Years ended June 30,
	2008	2007	Nine Months ended March 31, 2009	Nine Months ended March 31, 2008
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Revenues	$33,460	$20,369	$29,593	$24,168

Gross profit	14,657	8,093	14,896	10,183

Net profit	5,971	3,948	5,744	4,446
Foreign Currency translation adjustment	2,045	388	296	1,369
Comprehensive income	$8,016	$4,336	$6,040	$5,815

Consolidated Balance Sheet Data:

	As of June 30, 2008	As of March 31, 2009
	(in thousands)	(in thousands)
Balance Sheet Data:

Current Assets	$20,692	$21,995
Total assets	36,759	42,935
Total Current Liabilities	3,911	3,771

Total Liabilities	3,911	3,771
Total stockholders’ equity	$32,848	$39,164

NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Form S-1 that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These include statements about the Company’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “the Company believes,” “management believes” and similar words or phrases. The forward-looking statements are based on the Company’s current expectations and are subject to certain risks, uncertainties and assumptions. The Company’s actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our common stock. You should pay particular attention to the fact that we conduct all of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in other countries. Our business, financial condition or results of operations could be affected materially and adversely by any or all of these risks.

THE FOLLOWING MATTERS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

Risks Related To Our Business

Our growth is dependent on our ability to successfully develop, acquire or license new drugs.

               We must invest substantial time, resources and capital in identifying and developing new drugs, dosage and delivery systems, either on our own or by acquiring and licensing such products from third parties.  Our growth depends, in part, on our success in such process.  Our planned expansion over time is founded on a simple principal of introducing new products or line extensions each year and to expand distribution into two new territories each year.  This strategy has the advantage of building brands through geographic expansion and line extensions, and establishing incremental capabilities for new product introductions.  We believe that our planned internal expansion will require approximately US$14 million in total over three years, which we hope to receive through the exercise of the Warrants we issued pursuant to the January 2008 Financing, although we cannot guarantee that all, if any, of such Warrants will be exercised, although we may also raise such funds out of our future revenues and, if necessary, additional financing.  If we are unable to either develop new products on our own or acquire licenses for new products from third parties, our ability to grow revenues and market share will be adversely affected.  In addition, we may not be able to recover our investment in the development of new drugs, given that projects may be interrupted, unsuccessful, not as profitable as initially contemplated or we may not be able to obtain necessary financing for such development if we are unable to fund such development from our future revenues.  Similarly, there is no assurance that we can successfully secure such rights from third parties on an economically feasible basis.

We may not be able to secure financing needed for future operating needs on acceptable terms, or on any terms at all.

From time to time, we may seek additional financing to provide the capital required to maintain or expand our production facilities, research and development initiatives and equipment and/or working capital, as well as to repay outstanding loans if cash flow from operations is insufficient to do so.  We cannot predict with certainty the timing or amount of any such capital requirements.  If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired, and our operating results may suffer.  If we are able to incur debt, we may be subject to certain restrictions imposed by the terms of the debt and the repayment of such debt may limit our cash flow and our ability to grow.  If we are unable to incur debt, we may be forced to issue additional equity, which could have a dilutive effect on our current stockholders.

Expansion of our business may put added pressure on our management and operational infrastructure impeding our ability to meet any increased demand for our products and services and possibly hurting our operating results.

Our business plan is to significantly grow our operations to meet anticipated growth in demand for our products and services.  Our planned growth includes the increase of our line of products and expansion of sales in our existing markets as well as new markets over the next few years.  Growth in our business may place a significant strain on our personnel, management, financial systems and other resources.  The evolution of our business also presents numerous risks and challenges, including:

•	the continued acceptance of our products and services by the pharmaceutical markets;

•	our ability to successfully and rapidly expand sales to potential customers in response to potentially increasing demand;

•	the costs associated with such growth, which are difficult to quantify, but could be significant;

•	rapid technological change; and

•	the highly competitive nature of the pharmaceutical industries.

If we are successful in obtaining rapid market growth of our products, we will be required to deliver large volumes of quality products and services to customers on a timely basis at a reasonable cost to those customers.  Meeting any such increased demands will require us to expand our manufacturing facilities, to increase our ability to purchase raw materials, to increase the size of our work force, to expand our quality control capabilities and to increase the scale upon which we provide our products and services.  Such demands would require more capital and working capital than we currently have available and we may be unable to meet the needs of our customers, which could adversely affect our relationship with our customers and reduce our revenues.

There can be no assurance that we can sustain or increase profitability.

Although we have recently achieved operating profits, there can be no assurance that we can sustain or increase profitability.  Unanticipated problems, expenses, and delays are frequently encountered in developing and marketing products.  These include, but are not limited to, competition, the need to develop customers and market expertise, market conditions, sales, marketing, increases in the cost of raw materials and governmental regulation.  Our failure to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail our operations.  We may not achieve our business growth objectives and the failure to achieve such goals would have an adverse impact on our business and results of operations.  In addition, we expect to incur additional general and administrative expenses as a public company in the United States which could also have a negative impact on our future profitability.

Our growth strategy includes the pursuit of acquisitions and new product development which could have a material adverse affect on our business, financial condition, results of operations and growth prospects.

Our business strategy includes growth through strategic acquisitions of one or more complimentary businesses and the development of new products and technologies.  Growth through acquisitions and/or new product development will involve significant expenditures of capital and other resources and involve significant risks.  Developing new pharmaceutical products will result in research and development costs that may achieve no tangible results and will adversely affect our future profitability.  In addition, any acquisition or combination that we consummate will likely involve, among other things, the payment of cash, the incurrence of contingent liabilities and the amortization of expenses related to goodwill and other intangible assets, and transaction costs, which may adversely affect our business, financial condition, results of operations and growth prospects.  Our ability to integrate and organize any new businesses and/or products, whether internally developed or obtained by acquisition or combination, will likely require significant expansion of our operations.  There is no assurance that we will have or be able to obtain the necessary resources to satisfactorily effect such expansion, and the failure to do so could have a material adverse effect on our business, financial condition, results of operations and growth prospects.  In addition, future acquisitions or combinations by the company involve risks of, among other things, entering markets or segments in which we have no or limited prior experience, the potential loss of key employees or difficulty, delay or failure in the integration of the operations of any such new business with our current business and operating and financial difficulties of any new or newly combined operations, any of which could have a materially adverse effect on our business, financial condition, results of operations and growth prospects.  Moreover, there can be no assurance that the anticipated benefits of any internally developed new business segment or business combination will be realized.

Our current products have certain side effects.  If side effects associated with our current or future products are not identified prior to their marketing and sale, we may be required to withdraw such products from the market, perform lengthy additional clinical trials or change the labeling of our products, any of which could hinder or adversely affect our ability to generate revenues.

Our current products have certain side effects.  If significant side effects of our medicines are identified after they are marketed and sold,

•	those medicines listed in the national and provincial medicine catalogs may be removed from the catalogs or downgraded to a lower tier;

•	regulatory authorities may withdraw or modify their approvals of such medicines;

•
we may be required to reformulate these medicines, change the ways in which they are marketed, conduct additional clinical trials, change the labeling of these medicines or implement changes to obtain new approvals for our manufacturing facilities;

•	we may be less successful in tendering processes used by state-owned hospitals for medicine purchases;

•	we may have to recall these medicines from the market and may not be able to re-launch them;

•	we may experience a significant decline in sales of the affected products;

•	our reputation may suffer; and

•	we may become a target of lawsuits.

The occurrence of any of these events would harm our sales of these medicines and substantially increase the costs and expenses of marketing these medicines, which in turn could cause our revenues and net income to decline.  In addition, if any severe side effects are discovered to be associated with another manufacturer’s traditional Chinese medicine products used to treat medical conditions similar to those that our medicines are used to treat, the reputation and, consequently, sales of our medicines could be adversely affected.

We may be subject to product liability claims in the future.

We face an inherent business risk of exposure to product liability claims in the event that the uses of our products are alleged to have resulted in adverse side effects.  Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity.  These risks will exist for those products in clinical development and with respect to those products that receive regulatory approval for commercial sale.  Furthermore, although we have not historically experienced any problems associated with claims by users of our products, we do not currently maintain product liability insurance.  We plan to have a product liability insurance plan in place by the 2009, however there can be no assurance that we will be able to acquire product liability insurance with terms that are commercially feasible.

We may not be able to obtain manufacturing or marketing approval for our future products, and failure to obtain approvals for our future products could materially harm our business prospects.

All medicines must be approved by the China State Food and Drug Administration, or the SFDA, before they can be manufactured, marketed or sold in China.  The SFDA requires a pharmaceutical manufacturer to have successfully completed clinical trials of a new medicine and demonstrated its manufacturing capability before approval to manufacture that new medicine is granted.  Clinical trials are expensive and their results are uncertain.  In addition, the SFDA and other regulatory authorities may apply new standards for safety, manufacturing, labeling, marketing and distribution of future products. Complying with these standards may be time-consuming and expensive.  Furthermore, our future products may not be efficacious or may have undesirable or unintended side effects, toxicities or other characteristics that may preclude us from obtaining approval or may prevent or limit their commercial use.  As a result, we may not be able to obtain SFDA or other governmental approvals for our future products on a timely basis or at all.  Even if we do obtain approvals, such approvals may be subject to limitations on the indicated uses for which we may market a product, which may limit the size of the market for such a product.

Failure to obtain approval from the SFDA to convert a provisional national production standard of our principal products to a national final production standard would require us to suspend or cease the production of existing or new products.

                After the SFDA approves a new medicine, it normally directs the manufacturer to produce that medicine according to a provisional national production standard, or a provisional standard.  A provisional standard is valid for two years, during which the SFDA closely monitors the production process and quality consistency of the medicine in order to develop a national final production standard, or a final standard.  Three months before a medicine’s provisional standard expires, the manufacturer of that medicine is required to apply to the SFDA to convert the provisional standard to a final standard.  In practice, the SFDA’s approval process is time-consuming and could take a few years.  However, during the SFDA’s review period (including after the expiration of the two-year provisional standard period), the manufacturer may continue to produce the medicine according to the provisional standard.

The retail prices of our principal products are subject to price controls administered by the PRC government authorities.  Therefore, the retail prices of our principal products may not be raised above their respective price ceilings without obtaining the government’s prior approval, which we may not be able to obtain.  Furthermore, as has previously happened, we may be required to lower the wholesale prices of our products as a result of any government-mandated reduction in the price ceilings of these products.

The retail prices of prescription and OTC medicines in China are subject to price controls administered by the Price Control Office under the National Development and Reform Commission, or the NDRC, and provincial price control authorities, either in the form of fixed prices or price ceilings.  From time to time, the NDRC publishes a list of medicines subject to price controls.  The NDRC directly regulates retail prices of certain medicines on the list and authorizes provincial price control authorities to regulate retail prices of the remainder on that list.  The limitation on our ability to raise the wholesale prices of our products may prevent us from absorbing or offsetting the effect resulting from any increase in the cost of raw materials or other costs, which would lower our margins.

Furthermore, in response to a rapid increase in prices of medicines, in August 2006, the NDRC lowered the price ceilings of more than 400 medicines in China. This order, which was reported as the NDRC’s nineteenth order for nationwide price reductions for medicines since 1998, resulted in an average reduction of 30% in retail prices of those medicines affected by the order.  Should we be required to lower the prices of our principal products in the future as a result of any government-mandated reduction in the price ceilings of our products, our future revenue and profitability would be adversely affected.

Our products that have been included in national and provincial medicine catalogs of the National Medical Insurance Program may be removed from the national or provincial medicine catalogs or downgraded to a lower tier, and our new products may encounter difficulty in seeking inclusion in these catalogs.

The Ministry of Labor and Social Security, or the MLSS, together with other government authorities, determines which medicines are to be included in or removed from the national medicine catalog for the National Medical Insurance Program, and under which tier a medicine should fall, both of which affect the amounts reimbursable to program participants for their purchases of those medicines.  These determinations are based on a number of factors, including price and efficacy.  Provincial governments are required to include all Tier 1 medicines listed in the national medicine catalog in their provincial medicine catalogs, but can use their discretion to add other medicines to, or exclude the Tier 2 medicines listed in the national medicine catalog from, their provincial medicine catalogs, as long as the combined total numbers of medicines added and excluded do not exceed 15% of the number of the Tier 2 medicines.  In addition, provincial governments may use their discretion to upgrade a nationally classified Tier 2 medicine to Tier 1 in their provincial medicine catalogs, but may not downgrade a nationally classified Tier 1 medicine to Tier 2.  Depending on which tier a medicine is classified in the provincial medicine catalog, a National Medical Insurance Program participant residing in that province can be reimbursed for the full cost of a Tier 1 medicine and for 80-90% of the cost of a Tier 2 medicine.  22 of our products are currently included in the National Medical Insurance Program.

If the relevant government authorities decide to remove our products from the national or provincial medicine catalogs, or downgrade our products currently in Tier 1 to Tier 2, such removal or downgrading would reduce the affordability of our products and change the public perception regarding our products as being efficacious, safe and reliable, which in turn would adversely affect the sales of these products and reduce our net revenues.  Furthermore, if we are unable to obtain approval from the relevant government authorities to include our new products in the national or provincial medicine catalogs, sales of our new products may be materially and adversely affected.

The failure to maintain our relationships with our existing customers or the failure to obtain new customers could negatively affect our revenues and decrease our earnings or have an adverse impact on our business.

We maintain purchase orders for the sales of our products to our customers.  Although we have entered into agreements to supply our customers, we cannot assure that such agreements will be renewed when the terms of such agreements expire or that our relationships with our customers will be maintained on satisfactory terms or at all.  The failure to maintain our relationships with our customers or the failure to obtain new customers could negatively affect our revenues and decrease our earnings or have an adverse impact on our business.

We rely on a limited number of suppliers and the loss of any of our suppliers, or delays or problems in the supply of materials used in our products, could materially and adversely affect our business, financial condition, results of operations and growth prospects.

We generally rely on a limited number of suppliers for most of the primary materials used in our products.  Our suppliers may not be able to supply the necessary materials without interruption and we may not have adequate remedies for such failure, which could result in a shortage of our products.  If one of our suppliers fails or refuses to supply us for any reason, it could take time and expense to obtain a new supplier.  In addition, our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could negatively affect our ability to obtain the materials used in our products in a timely manner.  The search for new suppliers could potentially delay the manufacture of our products, resulting in shortages in the marketplace and may cause us to incur additional expense.  Failure to comply with applicable legal requirements subjects our suppliers to possible legal or regulatory action, including shutdown, which may adversely affect their ability to supply us with the materials we need for our products.  Any delay in supplying, or failure to supply, materials for our products by any of our suppliers could result in our inability to meet the commercial demand for our products, and could adversely affect our business, financial condition, results of operations and growth prospects.

We may not be able to adequately protect our intellectual property, which could cause us to be less competitive.

Our success will depend in part on our ability to protect and maintain intellectual property rights and licensing arrangements for our products.  We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights.  Piracy of intellectual property is widespread in China and despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology.  Monitoring unauthorized use of our technology is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriations of our technology, particularly in countries where the laws may not protect our intellectual property rights as fully as in other countries such as the United States of America, or U.S.  In addition, third parties may seek to challenge, invalidate, circumvent or render unenforceable any intellectual property rights owned by us.  From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs, diversion of our management’s attention and diversion of our other resources.

Our existing indebtedness may adversely affect our ability to obtain additional funds and may increase our vulnerability to economic or business downturns.

We are subject to a number of risks associated with our indebtedness, including:

•	we must dedicate a portion of our cash flows from operations to pay debt service costs and, as a result, we have less funds available for operations and other purposes;

•	it may be more difficult and expensive to obtain additional funds through financings, if available at all;

•
we are more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

•	if we default under any of our existing credit facilities or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments.

If we are unable to attract, train, retain and motivate our prescription medicine and OTC medicine salespeople, sales of our products may be materially and adversely affected.

We rely on our prescription medicine and OTC medicine salespeople, who are dispersed across China, to market our products to the regional distributors as well as hospitals and retail pharmacies. We believe that our current sales have resulted, to a significant extent, from the dedication, efforts and performance of our salespeople. We believe that our future success will depend on those same factors. If we are unable to attract, train, retain and motivate our prescription medicine and OTC medicine salespeople, sales of our products may be materially and adversely affected.

Our future success depends in part on our ability to make strategic acquisitions and investments. Our failure to consummate or handle the risks associated with these acquisitions and investments could have a material adverse effect on our market penetration and revenues growth.

As part of our plan to expand our manufacturing capacity and product offerings, we intend to make strategic acquisitions in the highly-fragmented traditional Chinese medicine sector. Strategic acquisitions could subject us to uncertainties and risks, including:

•	high acquisition and financing costs;

•	potential ongoing financial obligations and unforeseen or hidden liabilities;

•	failure to achieve the intended objectives, benefits or revenue-enhancing opportunities;

•	cost of and difficulties in integrating acquired businesses and managing a larger business; and

•	diversion of our resources and management attention.

The failure to increase our current manufacturing capacity could materially and adversely affect our business, financial condition, results of operations and growth prospects.

We currently manufacture our products at two manufacturing facilities to accommodate our production lines.  Manufacturing products at two sites presents risks because a disaster, such as a fire or hurricane, may interrupt our manufacturing capability.  In such an event, we will have to resort to alternative sources of manufacturing that could increase our costs as well as result in significant delays.  Any increase in costs, slowdowns or shutdowns could have a material adverse affect on our business, financial condition, results of operations and growth prospects.

Our current utilization of the manufacturing facilities is virtually at full capacity and may restrict our ability to attract large customers who require certainty in the production process.  We intend to expand our manufacturing operations by adding production lines, but there is no assurance that we will have the financial resources required for this planned expansion or that any such expansion will be successful or completed in a timely fashion or within budget.  We may encounter difficulties and significant unexpected costs and delays in scaling up our manufacturing operations.  The failure to scale-up manufacturing operations in a timely and cost-effective way may adversely affect our income.  In the event the demand for our products rapidly increases or spikes in a certain period, we may not have the manufacturing ability to fulfill demand, either in our own facilities or through agreements with third parties.  This lack of manufacturing capacity could have a material adverse affect on our business, financial condition, results of operations and growth prospects.

The loss of one or more members of our management team or other key employees could affect our ability to successfully grow our business.

Our success and future growth depends to a significant degree on the skills and continued services of our management team and other key employees.  We do not currently have an employment agreement with our named executive officer, although we do intend to enter into one in the near future, nor do we currently maintain key person life insurance.  If one or more members of our management or other key employees were to resign or no longer be able to serve as our employees, it could impair our revenue growth, business and future prospects.  In addition, our ability to execute our business plan is dependent on our ability to attract and retain additional highly skilled personnel.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls.  We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments.  The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting.  We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth.  If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Risks Related To Our Industry

We face intense competition that may prevent us from maintaining or increasing market share for our existing products and gaining market acceptance of our future products.  Our competitors may develop or commercialize products before or more successfully than us.

The pharmaceutical market in China is intensely competitive, rapidly evolving and highly fragmented.  Our competitors may develop products that are superior to or more affordable than ours or they may more effectively market products that compete with ours.  We face direct competition from manufacturers of other traditional Chinese medicines that are similar to our products.  We also face competition from manufacturers of western medicines, including multinational companies, that manufacture western medicines with similar curative effects and that can be used as substitutes for our products.  Many of our existing and potential competitors have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors’ greater size in some cases provides them with a competitive advantage with respect to manufacturing costs because of their economies of scale and their ability to purchase raw materials at lower prices.  Many of our competitors also have better brand name recognition, more established distribution networks and larger customer bases. In addition, many of our competitors have extensive knowledge of our target markets.  As a result, they may be able to devote greater resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can.  Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors may materially and adversely affect our financial condition and results of operations.

The production of traditional Chinese medicines depends on the supply of quality medicinal raw materials.

The production of traditional Chinese medicines depends on the supply of Chinese medicinal raw materials of suitable quality.  The supply and market prices of these raw materials may be adversely affected by various factors such as weather conditions and the occurrence of natural disasters or sudden increases in demand that would impact our costs of production.  There is no assurance that we would be able to pass on any resulting increase in costs to our customers and therefore any substantial fluctuation in supply or the market prices of raw materials may adversely affect our results of operations and profitability.

If we do not keep pace with rapid technological change, we will be unable to capture and sustain a meaningful market position.

The pharmaceutical industry in China is characterized by rapid changes in technology, constant enhancement of industrial know-how and the frequent emergence of new products.  Future technological improvements and continued product developments in the pharmaceutical market may render our existing products obsolete or affect their viability and competitiveness.  Therefore, our future success will largely depend on our ability to improve our existing products, diversify our product range and develop new and competitively priced products that can meet the requirements of the changing market.  Should we fail to respond to these frequent technological advances by improving our existing products or developing new products in a timely manner, or should these products not achieve a desirable level of market acceptance, this may adversely affect our business and profitability.

Pharmaceutical companies in China are required to hold a number of permits and licenses to carry on their business.  Our ability to obtain and maintain these regulatory approvals is uncertain.

All pharmaceutical manufacturing companies in China are required to obtain certain permits and licenses from various PRC government authorities, including a pharmaceutical manufacturing permit and a good manufacturing practice certificate, or a GMP certificate, for each of its production facilities in China. [See “Regulations—Regulations Relating to Pharmaceutical Industry—Pharmaceutical Distribution.”]

We have obtained permits, licenses and GMP certificates for production facilities we use in the manufacture of our pharmaceutical products.  These permits and licenses held by us are subject to periodic renewal and/or reassessment by the relevant PRC government authorities, and the standards of compliance required in relation to them may change from time to time.  We intend to apply for the renewal of these permits and licenses when required by applicable laws and regulations.  Our failure to obtain such renewals may prevent us from continuing those portions of our business that require these permits and licenses.  Furthermore, any changes in compliance standards or new laws or regulations that may be introduced in the future may prohibit or render it more restrictive for us to conduct our business or may increase our compliance costs, which may adversely affect our operations or profitability.

The ongoing anti-corruption campaign initiated by the Chinese government targeting state-owned hospitals could adversely affect our sales designated for hospitals.

The Chinese government has recently launched a nationwide campaign against corrupt practices that have been frequently engaged by state-owned hospitals in China, including their acceptance of kickbacks or other illegal gains and benefits in connection with their providing medical services and purchasing medical equipment and medicines.  In mid-2006, the PRC Ministry of Health ordered all state-owned hospitals to review, among other things, their procurement policies and procedures and rectify problems and deficiencies, if any, by the end of 2006.  As a result of this campaign, many state-owned hospitals have since diverted a significant portion of their attention and resources to their internal inspection and rectification activities and are reviewing their procurement policies.  If the anti-corruption campaign becomes more intensified, causing a significant change to the hospitals’ procurement policies and procedures or otherwise resulting in a further delay for state-owned hospitals to resume their normal procurement of our products, our sales designated for hospitals, which account for a very substantial portion of our total sales, could be adversely affected.

Risks Related To Doing Business in China

Changes in China’s political or economic situation could harm us and our operational results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time.  This could either benefit or damage our operations and profitability.  Some of the things that could have this effect are:

•	level of government involvement in the economy;

•	control of foreign exchange;

•	methods of allocating resources;

•	balance of payments position;

•	international trade restrictions; and

•	international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or the OECD, in many ways.  The economic reforms in China have been conducted under a tight grip of the Chinese government.  As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes.  Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used.  The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China.  However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties.  These uncertainties could limit the legal protections available to foreign shareholders, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses.  Because most of our officers and directors, after the Share Exchange, will reside outside of the United States, it may be difficult, if not impossible, to acquire jurisdiction over those persons if a lawsuit is initiated against us and/or our officers and directors by a shareholder or group of shareholders in the United States.  Also, because our officers will likely be residing in the PRC at the time such a suit is initiated, achieving service of process against such persons would be extremely difficult.  Furthermore, because the majority of our assets are located in the PRC it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court.  Moreover, we have been advised that the PRC does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts.

Recent PRC regulations relating to the establishment of offshore companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiaries, limit our subsidiaries’ ability to distribute profits to us or otherwise adversely affect us.

China State Administration of Foreign Exchange, or the SAFE, issued a public circular on October 21, 2005 concerning the acquisition by an offshore company controlled by PRC residents of onshore assets in China. This circular requires that (1) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas special purpose vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any changes in such interest with a local branch of the SAFE; and (3) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE.  Furthermore, PRC residents who are shareholders of SPVs established before November 1, 2005 are required to register with a local branch of the SAFE before March 31, 2006.

In addition, SAFE issued updated internal implementing rules, or the Implementing Rules in relation to Notice 75.  The Implementing Rules were promulgated and became effective on May 29, 2007.  Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures.  However, even after the promulgation of Implementing Rules there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies.  It remains uncertain whether PRC residents, who may indirectly hold our shares through the participation and exercise of stock options to purchase shares of Time Poly Management Limited (one of our shareholders) are required to go through the overseas investment foreign exchange registration procedures under Notice 75 or Implementing Rules.

As a result, we cannot predict how these regulations will affect our business operations following the Share Exchange.  For example, our ability to conduct foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, may be subject to compliance with the SAFE registration requirements by such PRC residents, over whom we have no control.  In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations.  We will require all our shareholders who are PRC residents to comply with any SAFE registration requirements, if required by Notice 75, Implementing Rules or other applicable PRC laws and regulations, although we have no control over either our shareholders or the outcome of such registration procedures.  Such uncertainties may restrict our ability to implement our business combination strategy and adversely affect our business and prospects following a business combination.

The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with our acquisition of Chengdu Tianyin under a recently adopted PRC regulation.

On August 8, 2006, six PRC regulatory agencies: the PRC Ministry of Commerce, or MOFCOM, the State Assets Supervision and Administration Commission, or SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, or CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or New M&A Rule, which became effective on September 8, 2006.  The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

On September 21, 2006, pursuant to the New M&A Rule and other PRC laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges, or the Administrative Permits, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

There are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, including the New M&A Rule.  Although we do not believe that our Share Exchange transaction required prior CSRC approval, the interpretation and application of the New M&A Rule remains unclear.  Accordingly, we cannot assure you that the Share Exchange transaction, wherein we indirectly acquired Chengdu Tianyin, did not require the prior approval of the CSRC.  If our transaction is found to have violated the CRSC regulations, we do not know what penalties, if any, would be imposed upon us as a result of our failure to obtain such approval.  These uncertainties could inhibit our new business activities because the CSRC has declined to officially clarify the applicability of this New M&A Rule to us and the Share Exchange transaction.  If CSRC approval was required for us to consummate the Share Exchange, our failure to obtain or delay in obtaining the CSRC approval would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.  These sanctions could include fines and penalties on our operations in China, restriction or limitation on our ability to pay dividends outside of China, and other forms of sanctions that may cause a material and adverse effect on our business, results of operations and financial conditions.  However, the New M&A Rule does not stipulate the specific penalty terms, so we are not able to predict what penalties we may face, and how such penalties will affect our business operations or future strategy.

The New M&A Rule also established additional procedures and requirements that are expected to make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise that owns well-known trademarks for China’s traditional brands.  We may grow our business in part by acquiring other traditional Chinese medicine businesses.  Complying with the requirements of the New M&A Rule in completing this type of transaction could be time-consuming, and any required approval processes, including Ministry of Commerce approval, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

We may not be guaranteed a continuance to receive the preferential tax treatment we currently enjoy, and dividends paid to us from our operations in China may become subject to income tax.

The PRC government has provided various incentives to the companies located in the western areas of China and the foreign invested enterprises, particularly to companies incorporated in specified economic and technological development zones and engaged in the encouraged business as determined by PRC laws or regulations and companies confirmed by appropriate government authorities as foreign-invested manufacturing enterprises with an operating term of more than ten years.  These incentives include limited tax exemptions, reduced tax rates and other preferential treatments.  Chengdu Tianyin, as a TCM manufacturer incorporated in Chengdu and a foreign-invested enterprise, or FIE, has been confirmed by the relevant tax bureau to be eligible for these preferential enterprise income tax treatments. Pursuant to the Notice of Tax Preferences Policies for the Development of Western Regions (Caishui [2001] No.202), promulgated on December 30, 2001, or the Tax Notice 202, both domestic companies and FIEs, which are established in the western regions (including Sichuan Province) and are engaged in the encouraged industries (including the TCM manufacture business), shall be entitled to a 15% national enterprise income tax rate for a period commencing from 2001 to 2010. Currently, Chengdu Tianyin is entitled to a 15% national enterprise income tax rate since January 2001.

However, since China joined the World Trade Organization, or WTO, in November 2001, these preferential tax treatments have been criticized as not being WTO-compliant.  On March 16, 2007, the new Enterprise Income Tax Law was promulgated that will be effective as of January 1, 2008.  Under the new Enterprise Income Tax Law, FIEs and domestic companies would be subject to a uniform tax rate of 25%, but there would be a five-year transitional period for FIEs, during which they would be allowed to continue to enjoy their existing preferential tax treatments.  Furthermore, in accordance with the Notice of Implementing the Transitional Preferential Policies of Enterprise Income Tax promulgated by the State Council on December 26, 2007, the preferential policies of enterprise income tax for the enterprises in western regions shall continue to be implemented, after the effectiveness of the new Enterprise Income Tax Law on January 1, 2008, which means the enterprises located in western regions would be allowed to continue enjoying their existing preferential tax treatments for a two-year transition period; the local tax governmental authority may have discretion in implementing such transitional periods.  If the new Enterprise Income Tax Law is implemented and its transition period for FIEs runs out, the effective tax rate of Chengdu Tianyin will increase significantly unless Chengdu Tianyin is otherwise eligible for preferential treatment.  Any increase in Chengdu Tianyin’s enterprise income tax rate in the future could have a material adverse effect on our financial condition and results of operations.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities and, as a result, we are dependent on our relationship with the local government in the province in which we operate our business.  Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters.  We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements.  However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%.  These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Government regulations regarding environmental matters in China may adversely impact our business.

Our manufacturing operations are subject to numerous laws, regulations, rules and specifications relating to human health and safety and the environment.  These laws and regulations address and regulate, among other matters, wastewater discharge, air quality and the generation, handling, storage, treatment, disposal and transportation of solid and hazardous wastes and releases of hazardous substances into the environment.  In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies, to impose fines and penalties.  We make capital expenditures from time to time to stay in compliance with applicable laws and regulations.

We have obtained all permits and approvals and filed all registrations required for the conduct of our business, except where the failure to obtain any permit or approval or file any registration would not have a material adverse effect on our business, financial condition and results of operations.  We are in compliance in all material respects with the numerous laws, regulations, rules, specifications and permits, approvals and registrations relating to human health and safety and the environment except where noncompliance would not have a material adverse effect on our business, financial condition and results of operations.

The PRC governmental authorities have not revealed any material environmental liability that would have a material adverse effect on us.  We have not been notified by any governmental authority of any continuing noncompliance, liability or other claim in connection with any of our properties or business operations, nor are we aware of any other material environmental condition with respect to any of our properties or arising out of our business operations at any other location.  However, in connection with the ownership and operation of our properties (including locations to which we may have sent waste in the past) and the conduct of our business, we potentially may be liable for damages or cleanup, investigation or remediation costs.

No assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us.  Moreover, no assurance can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the properties will not be affected by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us.  State and local environmental regulatory requirements change often.

It is possible that compliance with a new regulatory requirement could impose significant compliance costs on us.  Such costs could have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems.  We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

Renminbi, or RMB, is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside the PRC or to make dividends or other payments in United States dollars. The PRC government strictly regulates conversion of RMB into foreign currencies.  Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts.  In the PRC, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the RMB into foreign currencies.  Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.”  Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE.  However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

Risks Relating to Our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers, directors, and principal stockholders own, in the aggregate, approximately 66 % of our outstanding Common Stock.  These stockholders are able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our Common Stock, which is listed on the NYSE Euronext (formerly the American Stock Exchange), and there can be no assurance that a trading market will develop further or be maintained in the future.   During the month of April 2009, our common stock traded an average of approximately 21594 shares per day.  As of July 1 , 2009 the closing bid price of our Common Stock was $3.30  per share.  As of  July 1, 2009, we had approximately  275  shareholders of record of our Common Stock and  17  shareholders of record of our Preferred Stock, not including shares held in street name.  In addition, during the past two years our Common Stock has had a trading range with a low price of $1.60 per share and a high price of $4.00 per share.

The market price of our Common Stock may be volatile.

The market price of our Common Stock has been and will likely continue to be highly volatile, as is the stock market in general. Some of the factors that may materially affect the market price of our Common Stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our Common Stock.  These factors may materially adversely affect the market price of our Common Stock, regardless of our performance.  In addition, the public stock markets have experienced extreme price and trading volume volatility.  This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies.  These broad market fluctuations may adversely affect the market price of our Common Stock.

The outstanding warrants may adversely affect us in the future and cause dilution to existing shareholders.

There are currently 11,308,128 warrants outstanding.  The terms of these warrants expire as early as 2013 and as late as 2015.  The exercise price of these warrants range from $1.60 to $3.00 per share, subject to adjustment in certain circumstances.  Exercise of the warrants may cause dilution in the interests of other shareholders as a result of the additional Common Stock that would be issued upon exercise.  In addition, sales of the shares of our Common Stock issuable upon exercise of the warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our Common Stock.   Further, the terms on which we may obtain additional financing during the period any of the warrants remain outstanding may be adversely affected by the existence of these warrants as well.

Our Common Stock may be considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our Common Stock is less than $5.00 per share and, therefore, it may be designated as a “penny stock” according to SEC rules.  This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell our Common Stock and may affect the ability of investors to sell their shares.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

Penny stocks are frequent targets of fraud or market manipulation.

Patterns of fraud and abuse include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.
We have not paid dividends in the past and do not expect to regularly pay dividends in the future, other than the cash dividend described herein below and any return on investment may be limited to the value of our stock.

On March 26, 2009, our board of directors declared 2009’s cash dividend of $0.10 per common share that will be paid quarterly; a majority of our Series A Preferred Shareholders approved, via written consent, the dividend on April 14, 2009. The initial dividend payment of $.025 will be paid to common shareholders of record on April 30, 2009, with the actual distribution occurring on or about June 10, 2009.

We have never paid any cash dividends on our Common Stock and do not anticipate paying any regular scheduled cash dividends on our Common Stock in the foreseeable future other than the cash dividend declared by our board of directors in March, 2009; and any return on investment may be limited to the value of our stock.  We plan to retain any future earnings to finance growth.

If we do not timely file and have declared effective the registration statement to register the shares being offered by the selling stockholders named herein, we will be subject to liquidated damages.

On January 25, 2008, we entered into a registration rights agreement to register the 21,308,753 shares being offered by the selling stockholders named in this prospectus.  We are obligated to file this registration statement by February 14, 2008 and have this registration statement declared effective by the SEC no later than June 16, 2008.  Our initial registration statement was declared effective on June 13, 2008, but we must keep this registration statement continuously effective until all of the securities covered by it have been sold pursuant to it or until all of the securities registered herein may be sold without registration under Rule 144 of the Securities Act.  Although we believe that we and our advisors will be able to take all steps necessary to timely file and maintain the effectiveness of the registration statement, it may be impractical for us to respond to the SEC in a manner that permits us to have the registration statement declared effective in the time periods agreed.  If we do not meet these timelines, then we must pay liquidated damages in the amount of 2% of the aggregate amount invested by the Investors (based upon the number of Registrable Securities then owned by such Investors) for each 30 day period or any portion thereof following the date by which such Registration Statement should have been effective, up to a maximum amount of 10%.

USE OF PROCEEDS

We have registered these shares because of registration rights granted to the investors in our recent private equity financing and the other selling shareholders.   We will not receive any proceeds upon the conversion of the preferred shares into shares of our common stock, however, we received net proceeds of approximately $13,697,000 from the initial sale of the Notes and we could receive up to approximately $26,863,000, net of fees and expenses, from the exercise of the warrants when and if exercised.  The net proceeds from the sale of the Notes and any proceeds received form the exercise of the Warrants have been and will be used as set forth in the table below.

The following table represents estimates only.  The actual amounts may vary from these estimates.

Use of Funds	Net Funds Received from Sale of the Notes
Manufacturing Expansion	$4,969,000
Marketing & Sales	4,369,000
Research & Development	1,894,000
Working Capital	2,465,000
Total	$13,697,000

MARKET FOR OUR COMMON STOCK, DIVIDENDS AND

RELATED STOCKHOLDER INFORMATION

The Common Stock is currently quoted on the NYSE Euronext (formerly the American Stock Exchange) under the symbol “TPI.”

We did not begin trading until August 14, 2007.  Accordingly, the following table sets forth the quarterly high and low bid prices for the common stock since the quarter ended September 30, 2007.  The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

	High	Low
Quarter ended September 30, 2007	$0.50	$0.45
Quarter ended December 31, 2007	$0.45	$0.45
Quarter ended March 31, 2008	$4.00	$1.80
Quarter ended June 30, 2008	$4.00	$2.16
Quarter ended September 30, 2008	$2.70	$1.60
Quarter ended December 31, 2008	$2.65	$0.75
Quarter ended March 31, 2009	$1.66	$0.68
Quarter ended June 30, 2009	$3.50	$1.35

At July 1 , 2009, the closing bid price of the Common Stock was $ 3.30 and we had approximately  275 record holders of our Common Stock,  17  record holders of our Series A Preferred Stock. This number excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividend Policy

We have never declared or paid dividends on our Common Stock.  We intend to retain earnings, if any, to support the development of our business.  Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.  Based upon the current and anticipated status of such factors, we are evaluating the possibility of paying a dividend to our common shareholders sometime in the future, but have not made any definitive decision at this time to do so.

Securities Authorized for Issuance Under Equity Compensation Plans

                We did not have any equity compensation plans as of June 30, 2008.  Our Board of Directors may adopt an equity compensation plan in the future.

MANAGEMENT DISCUSSION AND ANALYSIS

The following discussion and analysis of financial condition and results of operations relates to the operations and financial condition reported in the financial statements of Chengdu Tianyin for the fiscal years ended June 30, 2008 and 2007, and for the fiscal quarter ended December 31, 2008 and should be read in conjunction with such financial statements and related notes included in this report.

OVERVIEW

                Established in 1994, Chengdu Tianyin is a manufacturer and supplier of modernized TCM’s.  The current management of Chengdu Tianyin acquired 100% of the equity interest of Chengdu Tianyin in 2003.  On October 30, 2007, Grandway completed the acquisition of the 100% of the equity interest and now owns 100% of the equity interest of Chengdu Tianyin, a company located in Chengdu, Sichuan Province of the PRC that operates our business.

We are engaged primarily in the development, manufacturing, marketing and sale of modernized traditional Chinese medicines and other pharmaceuticals in China. We currently manufacture and market a comprehensive portfolio of 39 products, 22 of which are listed in the highly selective National Medicine Catalog of the National Medical Insurance program.  We have an extensive product pipeline of 40 products which are pending regulatory approvals with the China State Food and Drug Administration.

Development and strategy

The cornerstone of our business development strategy relies upon our partnership-based research and development efforts that support our ability to commercialize, produce, and broaden our product pipeline allowing us to market and expand those products through our sales and marketing infrastructure.  In our 2008 fiscal year, we continued the execution of our product channel expansion strategy that resulted in increased market penetration of our products that expanded our revenue growth in our fiscal year ended 2007. In the first three months of our 2009 fiscal year, we continued the product channel expansion and increasing market penetration of our products that resulted in revenue growth in 2008.  Management plans to continue the emphasis on expanded and enhanced marketing and sales in our 2009 fiscal year and beyond. Part of this strategy involves increasing and improving our marketing and sales activities to enhance the market leadership of our key leading products and to increase the sales of other products by expanding our sales force, solidifying our distribution network and expanding our market segment coverage, while increasing our marketing and promotional activities.

As part of our continuing growth strategy, we will continue our partnership-based research and development efforts to further commercialize and broaden our product pipeline. During the quarter we have made significant process with our new product development.  We currently have 40 drug candidates under the Chinese State Food and Drug Administration (SFDA) (“SFDA”) review and are planning a series of market launches in the next few years from our product pipeline. In the nine months of our 2009 fiscal year, we have received approval from the SFDA to produce ten new products, including seven of which were awarded during the first quarter of 2009.  These newly approved products include:

1. Laonian Kechuan Tablets (SFDA approval number H2008S02059) are used to treat chronic bronchitis. In its review it was noted for its potential abilities to improve male sexual function and female natural function, enhance immunity and the promotion of recovery, and was found to be highly effective with fewer side effects as compared with similar drugs that are currently in the marketplace.

2. Fuke Zhidai Tablets (SFDA approval number Z20083375) are used to treat abnormal leucorrhea caused by chronic cervicitis, endometritis and endocolpitis. The tablet was also found to potentially alleviate fever and restrain abnormal leucorrhea. The drug was approved by SFDA with a clinical outcome that was noted for minimal side effects and a remarkable outcome during its review.

3. Tongbianling Capsule (SFDA approval number Z20083424) are generic Traditional Chinese Medicine which is noted for its highly effective treatment in alleviating one-time abdominal distention constipation, bedridden constipation, and elderly chronic constipation.

4. Baotailing Tablets (SFDA approval numberZ20093087)  are generic Traditional Chinese Medicine which is used to give supplement to kidney and provide the protection to fetus. In addition, this medicine can be used to treat threatened abortion, habitual abortion and infertility caused by abortion.

5. Duyiwei Dispersible Tablets (SFDA approval number Z20090239) can be used for relief the pain caused by the surgical operations. This drug also can be used to treat bleeding, fracture and dysmenorrhea.

6.  Compound Dantong Capsules (SFDA approval number Z20093012) are generic Traditional Chinese Medicine which is suitable to treat acute and chronic cholecystitis, cholangitis and concurrent infection of Biliary Calculi. In addition, this drug Also can treat postcholecystectomy syndrome.

7. Mycophenolate Mofetil Capsule(SFDA approval number H20080819) treat the reject reaction during the homogeneous kidney transplantation, and treat refractory reject reaction. In addition, this drug can be used with ciclosporin and cortin at the same time.

8. Tongqiao Biyan Tablets(SFDA approval number Z20093063) are generic Traditional Chinese Medicine that is able to treat snuffle and snivel, relief the sore pain of forehead. In addition, this drug is suitable to treat chronic rhinitis, allergic rhinitis and nasosinusitis.

9. Child Qingrezhike Oral Liquid(SFDA approval number Z20093060) treats children rheum and cough.  In addition, it can provide relief from pain caused by laryngopharynx.

10. Yiqing Capsules(SFDA approval number Z20093084) are generic Traditional Chinese Medicine that are able to treat pain of the throat and gums, pharyngitis and tonsillitis.

 An important aspect to support our growth strategy is recognizing  the importance of the marketing of our products and increasing our ability to produce and supply our sales infrastructure.  As part of the use of proceeds from our private placement financing last year, we are building production facilities on the vacant land of our current premises to accommodate our growth.  The new production plant project will enhance our overall production capacity by 3 times with an estimated expenditure of $5 million. The capital required for the expansion of our facilities was sourced from our recent $15.2 million financing completed in January 2008. The planned Gross Floor Area (GFA) is about ten thousand square meters with state-of-the-art manufacturing equipment. Construction started in July 2008 and operations are planned to commence in May 2009. The new capacity is expected to be able to meet the increasing market demand for our current products and support our new product launches from our product pipeline. By the end of March 2009, we had almost completed construction of new plant. Installation of the new manufacturing was almost competed and we were beginning to prepare for the initial GMP testing.

Management also plans to pursue strategic acquisitions and licensing opportunities as part of our growth strategy in 2009 and beyond.   We plan to selectively pursue strategic acquisition and licensing opportunities to further consolidate our resources and expand our market coverage.  We believe that strategic acquisitions and licensing provide effective means to broaden our product lines, increase our market coverage and complement our research and development capabilities.

Management believes that our emphasis on further commercializing and broadening our product line coupled with the expansion of our production facility and capacity, enhanced sales and marketing efforts should continue to yield significant increases in revenue in 2009 and beyond. Additionally, we believe that our growth and overall market coverage could be further improved by certain strategic acquisitions or licensing opportunities. Additionally, we believe the Pharmaceutical Industry could benefit from the expanded social reform which is part of the recently announced government stimulus plan.

Manufacturing, Sales and marketing

We own and operate two Good Manufacture Practice (“GMP”) manufacturing facilities and a research and development (“R&D”) platform supported by leading Chinese academic institutions.  We produce and support commercialized products through our manufacturing, sales and marketing efforts. We are also moving forward with additional investments to enhance our infrastructure and business, including capital expenditures in new plant and production tools and facilities, improved and advanced information technology systems, and continued post-marketing studies and monitoring studies.

Management continually reviews the business, including manufacturing operations, to identify actions that will enhance long-term competitiveness. By continuously streamlining the management of the production processes and improving the recipes for drugs, we believe we can recognize greater efficiencies in the productions of our products ultimately reducing both direct and overhead costs in our manufacturing processes.

In 2008, we expanded our market reach by increasing the size of our sales force and aggressively increasing our advertising budget.  As of June 30, 2008, we had an extensive nationwide distribution network throughout China with a sales force of approximately 729 salespeople.

Competitive environment

The market for pharmaceutical products is highly competitive. Our operations may be affected by technological advances by competitors, industry consolidation, patents granted to competitors, competitive combination products, new products offered by our competitors, as well as new information provided by other marketed products and/or other post-market studies.

Fiscal Year 2009 Financial Guidance

Tianyin is forecasting robust growth in fiscal year 2009 and anticipates that revenues for fiscal year 2009 may exceed $46 million with a net income of at least $7.5 million.  The following initiatives are driving our growth estimates:

•	The deployment of our sales and marketing strategies to promote sales of products with higher gross-profit-margins and increasing market share;

•	Establishing an Over The Counter sales teams in the major cities to increase the sales of these products;

•	Recruiting additional sales people;

•	Developing and commercializing four to six new products; and,

•	Utilizing our new production plant to ensure necessary quantities of both new and existing products are available to meet customer demand.

This guidance does not include potential future acquisitions.  Management will continue to evaluate its business outlook as necessary and communicate any changes on a quarterly basis or as when appropriate.

Discussion of Operating Results

The following table shows the results of our business.  All references to the results of operations and financial condition are those of Chengdu Tianyin.

Comparison of results for the fiscal year ended June 30, 2008, to the fiscal year ended June 30, 2007

Year Ended June 30,	2008	2007
Revenues	$33,459,609	$20,369,293
Cost of revenues	$18,802,224	$12,276,296
Gross profit	$14,657,384	$8,092,997
Selling, general and administrative and research and development expenses	$7,088,663	$1,880,153
Other expense	$368,113	$1,428,024
Income taxes	$1,229,300	$837,292
Net profit (Loss)	$5,971,308	$3,947,528
Foreign currency translation adjustment	$2,044,766	$388,597
Comprehensive income (Loss)	$8,016,074	$4,336,125

Revenues.  Total revenues were approximately $33.5 million for the year ended June 30, 2008 as compared to approximately $20.4 million for the year ended June 30, 2007, an increase of approximately $13.1 million or 64%.  The increases in revenues were primarily the result of our expanded sales and marketing efforts for our pipeline of new and current products.  We won official government tenders for our proprietary Ginkgo Mihuan Oral Liquid in Liaoning, Guangxi, Yunnan, and Shanxi province in China and signed over 60 new distribution agreements with a total of 15 regional distributors, including both new and previously contracted distributors in May 2008.  We presently sell 25 products; three of which contributed materially to our revenue growth in fiscal 2008:  Apu Shuangxin increased by $5 million, the sales of Ginkgo Mihuan Oral Liquid increased by $3.5 million, and the sales of Hugan Tablets increased by $1.3M.  We forecast we will continue to achieve significant growth in the sales of Apu Shuangxin and Ginkgo Mihuan Oral Liquid in 2009.  The remaining $3.3 million in revenue growth was attributable to normative growth rates spread ratably over the remaining 22 products. Management believes that our emphasis of broadening our product pipeline coupled with our enhanced sales and marketing efforts and the planned expansion of our production facility will continue to yield significant increases in revenue in the remainder of this fiscal year and beyond.

Cost of Revenues.  Cost of revenues for the year ended June 30, 2008, was approximately $18.8 million or 56.2% of revenues as compared to $12.3 million or 60.3% of revenues for the year ended June 30, 2007.  Our cost of revenues are primarily composed of the costs of direct raw materials, labor, depreciation and amortization of manufacturing equipment and facilities, and other overhead expenses. The increase in gross profit margin was materially due to savings attributable to improvements in material consumption and efficiencies in manufacturing overhead, production method innovations and improvements in our pricing strategy and product mix allowing us to produce products that achieved higher overall gross profit margins.

Operating Expenses. Operating expenses were approximately $7.1 million for the year ended June 30, 2008, as compared to approximately $1.9 million for the year ended June 30, 2007, this represented an increase of approximately US$5.2 million.  The increase was materially due to growth in personnel in our sales and marketing department and increases in the advertising and promotion of our products. We added approximately 189 employees during the year ended June 30, 2008, increasing personnel costs by approximately $0.8 million and increased advertising and promotional expense by approximately 2.3 million. The remaining increases of approximately $2.0 million was due to increases in general and administrative expenses in supporting the growth of the Company.

Interest expense.  Interest expense was approximately US$368,000 for the year ended June 30, 2008, and $166,000 for the year ended June 30, 2007.  The increase of approximately $202,000 was the result of increases in payments to preferred stockholder’s interest in March of 2008.

Net income.  As a result of the above, the net income for the year ended June 30, 2008, was approximately $6.0 million, an increase of $2.1 million, as compared to the net income of approximately $3.9 million for the year ended June 30, 2007.

Foreign Currency Translation Adjustment.  Our reporting currency is the US dollar.  Our local currency, Renminbi (RMB), is our functional currency.  Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period.  Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity.  Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Currency translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and amounted to US$ 2,044,766 as of June 30, 2008.  The balance sheet amounts with the exception of equity at June 30, 2008 were translated at 6.85RMB to 1.00 US dollar as compared to 7.60 RMB at June 30, 2007.  The equity accounts were stated at their historical rate.  The average translation rates applied to income statement accounts for the years ended June 30, 2008, and June 30, 2007 were the average rate of exchange during the year.

Comprehensive Income.  As a result of the above, the comprehensive income, which adds the currency adjustment to Net Income, were US$8.0 million for the year ended June 30, 2008, as compared to the comprehensive income of US$4.3 million for the year ended June 30, 2007, an increase of US$3.7 million.

Liquidity and Capital Resources

Discussion of cash flow

	For the years ended
	2008	2007	2006
	(in USD $)	(in USD $)	(in USD $)
Cash flow from operating activities	3,708,917	4,522,862	2,676,784
Cash flow from investing activities	(4,670,844)	(1,846,667)	(4,248,156)
Cash flow from Financing activities	12,072,898	(2,825,876)	1,498,826

Operating activities

As of June 30, 2008, we had working capital totaling approximately $16,781,653, including cash and cash equivalents of 12,057,150.  On January 16, 2008 and January 25, 2008, we completed private financings totaling $15,225,000, with 27 accredited investors (the “January 2008 Financing”).  The net proceeds from the January 2008 Financing were approximately $13,697,000.

Net cash provided by operating activities was approximately $3.7million for the fiscal year ended June 30, 2008 as compared to approximately $4.5 million for the fiscal year ended June 30, 2007. The decrease was primarily the result of increased raw material and packing supplies as a result of production expansion during the year.

Investing activities

Net cash used in investing activities for the fiscal year ended June 30, 2008, totaled approximately $4.7 million and related to the acquisition of intangible drug assets and property and equipment Purchases.  Net cash used in investing activities for the fiscal year ended June 30, 2007, totaled approximately $1.8 million and related to the acquisition of intangible drug assets.  The increase during the 2008 period was the result of an increase in the acquisition of intangible drug assets ( i.e. completed drugs from third parties) and certain prepayments associated with construction costs for our property and plant expansion.

Financing activities

Net cash provided in financing activities for the fiscal year ended June 30, 2008, totaled approximately $12.1 million and materially related to the private financing of $13.2 million.  Net cash used in financing activities for the fiscal year was $1.1 million and materially related to the repayment of short-term and long-term bank loans.

Although we expect that the net proceeds of the private placement described above, together with our available funds and funds generated from our operations will be sufficient to meet our anticipated needs for the next 12 months, we may need to obtain additional capital to continue to grow our business. Our cash requirements may vary materially from those currently anticipated due to changes in our operations, including our marketing and distribution activities, product development, expansion of our personnel and the timing of our receipt of revenues.  Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance.  There can be no assurance that we will be successful in our efforts to arrange additional financing on terms satisfactory to us or at all.

Critical Accounting Policies and Estimates

Our consolidated financial information has been prepared in accordance with generally accepted accounting principles in the United States, which requires us to make judgments, estimates and assumptions that affect (1) the reported amounts of our assets and liabilities, (2) the disclosure of our contingent assets and liabilities at the end of each fiscal period and (3) the reported amounts of revenues and expenses during each fiscal period.  We continually evaluate these estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources.  Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates.  Some of our accounting policies require a higher degree of judgment than others in their application.

When reviewing our financial statements, you should consider (1) our selection of critical accounting policies, (2) the judgment and other uncertainties affecting the application of those policies, and (3) the sensitivity of reported results to changes in conditions and assumptions.  We believe the following accounting policies involve the most significant judgment and estimates used in the preparation of our financial statements.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the Unites States of America (GAAP).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," we consider all highly liquid instruments with original maturities of three months or less to be cash and cash equivalents.

Accounts Receivable and Bad Debt Reserve

Trade accounts receivable are stated at original invoice amount less allowance for doubtful receivables made based on management’s periodic review of aging of outstanding balances and customer credit history. Bad debt provision is set at "50% for over 1 year aging accounts receivable and 100% for over 2 year aging accounts receivable. Allowance for doubtful accounts amounted to $31,517 at June 30, 2007.

Inventory

Inventory is stated at the lower of weighted average cost or market, which takes into account historical prices on a continuing basis.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method, over 5 and 40 years. The carrying value of long-lived assets is evaluated whenever changes in circumstances indicate the carrying amount of such assets may not be recoverable. If necessary, we recognize an impairment loss for the difference between the carrying amount of the assets and their estimated fair value. Fair value is based upon current and anticipated future undiscounted cash flows. Expenditures for maintenance and repairs are charged to operations as incurred; additions, renewals and betterments are capitalized. Based upon its most recent analysis, we believe that no impairment of property and equipment exists for the year ended June 30, 2008.

Valuation of Long-Lived Assets

We adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Per SFAS 144, we are required to periodically evaluate the carrying value of long-lived assets and to record an impairment loss when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset’s carrying amounts.

In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, we concluded that as of June 30, 2008 and 2007, there were no significant impairments of its long-lived assets.

Revenue Recognition

We recognize revenue of product sales when title has been transferred, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable, and the collection of the related receivable is probable which is generally at the time of shipment.

Advertising Costs

We expense the cost of advertising as incurred.  Advertising costs for the years ended June 30, 2008 and 2007 were insignificant.

Impairment of Intangible Assets

We evaluate the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable.  Such circumstances could include, but are not limited to: (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset.  We measure the carrying amount of the asset against the estimated undiscounted future cash flows associated with it.  Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized.  The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value.  The fair value is measured based on quoted market prices, if available.  If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows.  The evaluation of asset impairment requires us to make assumptions about future cash flows over the life of the asset being evaluated.  These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.  During the year ended June 30, 2008, after evaluation we did not record any impairment loss related to intangible assets.

Income Taxes

Deferred income taxes are computed using the asset and liability method, such that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between financial reporting amounts and the tax basis of existing assets and liabilities based on currently enacted tax laws and tax rates in effect in the People’s Republic of China for the periods in which the differences are expected to reverse. Income tax expense is the tax payable for the period plus the change during the period in deferred income taxes. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. No differences were noted between the book and tax bases of our assets and liabilities, respectively. Therefore, there are no deferred tax assets or liabilities for the years ended June 30, 2008 and 2007.

We are subject to PRC Enterprise Income Tax at a rate of 15% of net income.

Fair Value of Financial Instruments

We consider the carrying amounts reported in the balance sheet for current assets and current liabilities qualifying as financial instruments and approximating fair value.

Foreign Currency Translation and Transactions

The financial position and results of operations of our foreign subsidiaries are determined using local currency (Chinese Yuan) as the functional currency.  Assets and liabilities of the subsidiaries are translated at the prevailing exchange rate in effect at each year end. Contributed capital accounts are translated using the historical rate of exchange when capital is injected. Income statement accounts are translated at the average rate of exchange during the year.  Translation adjustments arising from the use of different exchange rates from period to period are included in the cumulative translation adjustment account in shareholders' equity. Gains and losses resulting from foreign currency transactions are included in operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as such is defined under SEC regulations.

Other

Inflation has not had a significant effect on our operations, as increased costs to us have generally been offset by increased prices of products and services sold.

Comparison of results for the nine months ended March 31, 2009 and 2008, the three months ended March 31, 2009 and 2008

	Three Months Ended March 31,		Nine Months Ended March 31		,
	2009	2008	2009	2008
Revenue	$9,929,301	$9,249,229	$29,593,109	$24,167,921
Cost of revenue	$5,069,133	$5,123,587	$14,696,736	$13,984,845
Gross profit	$4,860,168	$4,125,642	$14,896,373	$10,183,076
Total expense	$2,567,683	$2,269,533	$7,963,214	$4,531,632
Other income (expense)	$(15,947)	$(245,174)	$(40,833)	$(311,536)
Income taxes	$380,521	$337,132	$1,148,197	$893,779
Net profit (loss)	$1,896,017	$1,273,803	$5,744,129	$4,446,129
Foreign currency translation adjustment	$(50,359)	$793,507	$296,009	$1,368,473
Comprehensive income	$1,845,658	$2,067,310	$6,040,138	$5,814,602

Revenue.  Total revenue were approximately US$9.9 million for the three months ended March 31, 2009 as compared to approximately US$9.2 million for the three months ended March 31, 2008, an increase of approximately US$0.7 million or 7%.  During the three months ended March 31, 2009, our revenue did not grow as quickly as originally expected to  “bottleneck” issues with our manufacturing facility.  Additionally, certain  adjustments to our product mix took longer than expected to launch.  Revenue for the nine months ended March 31, 2009 was approximately US$29.6 million.  This was an increase of roughly US$5.4 million or 22% as compared to total revenue of US$24.2 million for the nine months ended March 31, 2008. The increase in our revenue was primarily the result of our recent sales and marketing efforts.  Specifically, our revenue growth was attributable to our sales channel expansion efforts that increased our market penetration of our current products.  Once  our new manufacturing facility commences operation in May, we expect to completely resolve  the production “bottleneck” issues.  Additionally, we expect to begin seeing additional revenue growth due to the previously mentioned improvement to our product mix.  As a result, management believes that our emphasis on broadening our product pipeline coupled with our continued sales channel expansions, along with our enhanced sales and marketing efforts and our continued expansion of our production facility should continue to yield increases to our revenue expectations for the remainder of this fiscal year and beyond.

Cost of Revenue.  Cost of revenue for the three months ended March 31, 2009 was approximately US$5.1 million or 51% of revenue as compared to US$5.1 million or 55% of revenue for the three months ended March 31, 2008. Cost of revenue for the nine months ended March 31, 2009 was approximately US$14.7 million or 50% of revenue as compared to US$14.0 million or 58% of revenue for the nine months ended March 31, 2008. Our cost of revenue is primarily composed of the costs of direct raw materials, labor, depreciation and amortization of manufacturing equipment and facilities, and other overhead. The increase of the gross profit margin was mainly due to the optimization of product portfolio with higher gross profit margin, enhanced cost control through the saving of material consumption and manufacturing overhead, and production method improvement. We anticipate further improvements in our cost of revenues as we continue to expand our capacities and optimization of our production processes and product mix.

Gross Profit.  As a result of the above, gross profit for the three months ended March 31, 2009 was approximately 49% as compared to 45% for the three months ended March 31, 2008. Gross profit for the nine months ended March 31, 2009 was approximately 50% as compared to 42% for the nine months ended March 31, 2008.

Operating Expenses.  Selling, general and administrative and research and development expenses were approximately US$2.6 million for the three months ended March 31, 2009, as compared to approximately US$2.3 million for the three months ended March 31, 2008, an increase of approximately US$0.3 million or 13%.  Selling, general and administrative and research and development expenses were approximately US$7.9 million for the nine months ended March 31, 2009, as compared to approximately US$4.5 million for the nine months ended March 31, 2008, an increase of approximately US$3.4 million or 76%.  The increase was primarily a result of the implementation of our recent sales and marketing strategy that increased our sales payrolls and direct marketing expenses. We anticipate these costs may continue to increase but will be in line with our revenue growth.

Net Income.  Net income was approximately US$1.9 million for the three months ended March 31, 2009, as compared to net income of approximately US$1.3 million for the three months ended March 31, 2008, an increase of US$0.6 million or 49%.  Net income was approximately US$5.7 million for the nine months ended March 31, 2009, as compared to net income of approximately US$4.4 million for the nine months ended March 31, 2008, an increase of US$1.3 million or 29%.  The increase in our net income was primarily the result of increases in our revenue along with improved product margins.

Foreign Currency Translation Adjustment.  Our reporting currency is the US dollar.  Our local currency, Renminbi (RMB), is our functional currency.  Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period.  Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity.  Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Currency translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and amounted to US$ 296,009 as of March 31, 2009.  The balance sheet amounts with the exception of equity at March 31, 2009 were translated at 6.82560 RMB to 1.00 US dollar as compared to 7.00220 RMB to 1.00 US dollar at March 31, 2008.  The equity accounts were stated at their historical rate.  The average translation rates for the three months ended March 31, 2009, and March 31, 2008 were RMB6.84659 and RMB7.17568, respectively.  The average translation rates applied to income statement accounts for the nine months ended March 31, 2009, and March 31, 2008 were RMB6.82827 and RMB7.39687.

Comprehensive Income.  As a result of the above, the comprehensive income, which adds the currency adjustment to net income, was US$6.0 million for the nine months ended March 31, 2009, as compared to the comprehensive income of US$5.8 million for the nine months ended March 31, 2008, an increase of US$0.2 million.

Liquidity and Capital Resources

Discussion of cash flow

	For the nine months ended March 31,
	2009	2008
Cash flow from operating activities	4,403,988	1,757,108
Cash flow from investing activities	(5,160,986)	(1,063,184)
Cash flow from financing activities	(615,312)	11,620,606

Operating activities

As of March 31, 2009, we had working capital totaling approximately US$18.2 million, including cash and cash equivalents of US10.7 million.  On January 16, 2008 and January 25, 2008, we completed private financings totaling $15,225,000, with 27 accredited investors (the “January 2008 Financing”). The net proceeds from the January 2008 Financing were approximately $13.7 million.

Net cash generated from operating activities was US$4.4 million for the nine months ended March 31, 2009 as compared to US$1.8 million for the same period of 2008. The increase of cash generated from operating activities during the nine months ended March 31, 2009 was primarily the result of revenue growth that brought a significant increase in net income.

Investing activities

Net cash used in investing activities for the nine months ended March 31, 2009 and 2008 totaled US$5.2 million and US$1.1 million respectively and related to the acquisition of intangible drug, and property and equipment. The increase of cash used in investing activities during the nine months ended March 31, 2009 was mainly due to our increased efforts in new drugs development. Additionally, during the three months ended March 2009, we invested $2.7 million in the construction of our new plant.

Financing activities

Net cash used in financing activities for the nine months ended March 31, 2009 totaled US$0.6 million and mainly related to the repayment of long-term bank loans and stock bought back. Net cash generated from financing activities for the nine months ended March 31, 2008 was US$11.6 million and mainly related to the proceeds from capital contribution.

Borrowings and Credit Facilities

The bank borrowing balance equals to the credit facilities as of March 31, 2009. The short-term bank borrowings outstanding as of March 31, 2009 and 2008 were US$1.4 million and US$1.4 million with an average interest rate of 7.56% and 7.88% per annum, respectively, and it was adjusted quarterly according to the loan rate of the people’s bank of china. These loans are borrowed from various financial institutions and represent the maximum amount of each facility. These loans do not contain any financial covenants or restrictions. The borrowings have one year terms and expire at various times throughout the year. These facilities contain no specific renewal terms. The short-term bank borrowings of US$1.4 million as of March 31, 2009 and as of March 31, 2008 were secured by the property and equipment of Chengdu Tianyin.

Stock Repurchase Program

On October 27, 2008, the Board of Directors authorized the Company to repurchase up to US$3.0 million of its common stock from time to time in the open-market or through privately negotiated transactions. The Company's original announcement stated that the buyback would be conducted through January 2009, but it shall be conducted through June 30, 2009.

On January 30, 2009, we announced to begin the initial purchase of shares under its previously announced stock repurchase program. These shares will be retired to the treasury while reducing the number of outstanding shares of its common stock or sold out wholly or partially when market turns better. The initial share buyback illustrate our confidence in the long-term growth of the company and our commitment to our shareholders and we have made significant progress toward our new production facility.

As of March 31, 2009, the Company has approximately 16.0 million shares of common stock outstanding and approximately 2.5 million shares are in the public float as of today and totaled 79,285 shares have been bought back at prevailing market prices and the repurchase activities are still continuing. With US$10.7 million in net cash and equivalents on March 31, 2009 and positive cash flow, we believe the Company is adequately funded to meet all of the working capital and capital expenditure plans for 2009.

Cash Dividend

On March 26, we announced that the Board of Directors declared an annual cash dividend of $0.10 per common share that will be paid quarterly. The initial dividend of $.025 will be paid to common shareholders of record on April 30, 2009, with the actual distribution occurring on or about June 10, 2009. The cash dividend will be paid solely to common stockholders and will not be paid on shares owned by management, advisors or other inside shareholders, all of whom have agreed to waive receipt of the dividend.  The majority of the Company's Series A Preferred Shareholders have approved the cash dividend as of April 14.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Tianyin 2009 10-K for disclosures regarding Tianyin’s critical accounting policies and estimates. The interim financial statements follow the same accounting policies and methods of computations as those for the year ended June 30, 2008.  There were no new accounting policies and estimates during the period ended March 31, 2009 which affected the Company.

BUSINESS

Business Overview

Prior to the Share Exchange we were primarily engaged in developing and licensing software products and services for the eye care industry.  The software allows customers to view digital images of themselves wearing the frames they choose.  We also offered Data Rescue service, which is a data back-up solution that ensures a company that their data is always backed up and always retrievable.  However, in the past two years, the software and Data Rescue generated minimal to no revenue for the company. From and after the closing of the Share Exchange, our primary operations will consist of the operations of Tianyin.

We are engaged primarily in the development, manufacturing, marketing and sale of modernized traditional Chinese medicines and other pharmaceuticals in China. We currently manufacture and market a comprehensive portfolio of 39 products of which 22 are listed in the highly selective National Medicine Catalog of the National Medical Insurance program.  We have an extensive product pipeline of 40 products which are pending regulatory approvals with the China State Food and Drug Administration.

Established in 1994, Chengdu Tianyin was a manufacturer and supplier of modernized traditional Chinese medicines.  The current management of Chengdu Tianyin acquired 100% of the equity interest of Chengdu Tianyin in 2003.  On October 30, 2007, Grandway completed the acquisition of the 100% of the equity interest and now owns 100% of the equity interest of Chengdu Tianyin, a company located in Chengdu, Sichuan Province of the PRC that operates our business.

 We have experienced significant growth in our business in recent years.  Our total net revenue and net income reached approximately US$33.46 and US$5.97 respectively for the fiscal year ended June 30, 2008, up from US$20.36 million and US$4.22 million respectively for the fiscal year ended June 30, 2007.

Industry Background and Market Opportunities

The pharmaceutical market in China presents an attractive and rapidly growing opportunity, which is driven by a number of positive trends including e.g. strong per capita GDP growth, government-backed healthcare reimbursement systems, and the size and growth of the country’s aging population, as well as the increasing spending on prescription and OTC medicines in recent years, including traditional Chinese medicine.

Increasing Healthcare Spending in Prescription and OTC Medicines

The rapid increase in the disposable income, government-backed healthcare spending and the number of elderly people in China in recent years have primarily resulted in an increasing spending on prescription and OTC medicines in China, which amounted to RMB212 billion (US$28 billion), RMB270 billion (US$36 billion), and RMB547 billion (US$72 billion) in 2002, 2003 and 2004, respectively, representing a compound annual growth rate of over 60%, according to the PRC Ministry of Labor and Social Security.  Traditional Chinese medicines accounted for approximately 30% of the total medicine spending in each of those years.

National Medical Insurance Program

The National Medical Insurance Program, introduced in 1999, is the largest medical insurance program in China. As of the end of 2006, the number of participants enrolled in this program was 157.4 million, and this number is expected to grow to 300 million by 2010, according to the PRC Ministry of Labor and Social Security.

The National Medical Insurance Program is funded primarily by provincial governments and, to a lesser degree, by program participants and their employers.  The program has two types of accounts: individual accounts and social pool accounts.  Each participant has an individual account that holds all contributions from the participant and 30% of the contributions from his or her employer.  The amounts of the employer’s and the participant’s contributions are determined as fixed percentages of the participant’s salary. An increase in the participant’s salary will increase the size of both contributions to the participant’s individual account, subject to a fixed monthly cap that varies from city to city and may be adjusted from year to year.  A participant may claim reimbursement from his or her individual account for prescription medicines, OTC medicines and other out-patient and in-patient medical expenses.  The maximum amount available for reimbursement for an individual program participant is capped at a level equal to the balance in that individual’s account.  In addition to individual accounts, the National Medical Insurance Program in each province also includes a social pool account, which holds the contributions from the provincial government as well as the remaining 70% of employer contributions.  The social medical expense pool is used to pay for hospitalization costs and in-patient related charges incurred by the participants, subject to certain co-payments, exclusions and limitations.  Other than in the relatively more affluent eastern provinces in China, many provincial governments have not fully funded the provincial social medical expense pools, which results in delay or failure in reimbursing the hospitalization costs and other in-patient related expenses of National Medical Insurance Program participants.

The national medicine catalog of the National Medical Insurance Program provides guidance on which prescription and OTC medicines are included in the program and to what extent the purchases of these medicines are reimbursable.  The implementation of the National Medical Insurance Program is delegated to provincial governments, each of which has established its own medicine catalog. National catalog medicines are divided into Tier 1 and Tier 2 medicines.  A program participant can be reimbursed for the full cost of a Tier 1 medicine and for 80-90% of the cost of a Tier 2 medicine if the tier under which a medicine falls is confirmed by the provincial medicine catalog of a province where the participant resides.  A provincial government is required to include all Tier 1 medicines listed in the national medicine catalog in its provincial medicine catalog, but may use its discretion based on its own selection criteria to add other medicines to, or exclude Tier 2 medicines listed in the national medicine catalog from, its provincial medicine catalog, so long as the combined number of the medicines added and excluded does not exceed 15% of the number of the Tier 2 medicines.  In addition, a provincial government may use its discretion to upgrade a nationally classified Tier 2 medicine to Tier 1 in its provincial medicine catalog, but may not downgrade a nationally classified Tier 1 medicine to Tier 2.  Inclusion of a medicine in the national and provincial medicine catalogs is based on a number of factors, including price and efficacy.  For purchases of provincial catalog medicines to be reimbursable under the program, these medicines must be purchased from hospitals or retail pharmacies authorized under the National Medical Insurance Program.  We understand that almost all state-owned hospitals are designated as authorized hospitals under the National Medical Insurance Program.  We believe that inclusion of a medicine in a provincial medicine catalog can substantially improve sales of the medicine in the respective Chinese province because:

•	The eligibility for reimbursement makes this medicine more affordable to program participants; and

•	The inclusion enhances public perception that the medicine is safe and reliable because the inclusion process requires additional examination and testing of the medicine.

We have 22 products that are currently included in the national medicine catalog of the National Medical Insurance Program.

Prescription Medicines and Hospitals

Most people in China seek both in-patient and out-patient medical treatments at state-owned hospitals, where doctors may only prescribe medicines that are listed on the hospital’s formulary. Hospital administrators generally decide whether to include a particular medicine on their formulary based upon a number of factors, including doctors’ interest in prescribing the medicine, the cost of the medicine, the perceived efficacy of the medicine and the hospital’s budget.  Unlike in the United States, where patients typically fill their prescriptions at pharmacies unaffiliated with hospitals, out-patients in China typically fill their prescriptions at hospital pharmacies.

Hospitals in China are classified under the Ministry of Health-administered hospital classification system into three classes based upon a number of factors, including reputation, the number of doctors and nurses, total number of in-patient beds, equipment and expertise.  The best and largest hospitals are designated as “Class 3” hospitals, and the second and third tiers as “Class 2” and “Class 1,” respectively.  In 2005, 946 and 5,156 out of 18,703 total Chinese hospitals were designated as “Class 3” and “Class 2” hospitals, respectively, according to the PRC Ministry of Health statistics.

Substantially all hospitals in China are owned and operated by the government. State-owned hospitals generally have effective monopolies in their respective geographic areas, enabling them to use their market power to obtain prescription medicines from pharmaceutical companies at lower prices.

OTC Medicines and Retail Pharmacies

While out-patients in China generally fill their prescriptions at hospital pharmacies, they primarily purchase OTC medicines from retail pharmacies.  To the extent that a medical condition can be treated with an OTC medicine, many Chinese people choose to purchase an OTC medicine instead of seeing a doctor in a hospital for a prescription medicine.

The retail pharmacy sector in China is highly fragmented.  Retail pharmacies in China include pharmacy chain stores, individual stores, retail chain stores with OTC counters, and OTC counters in supermarkets.  While they are expanding quickly, neither pharmacy chain stores nor retail chain stores with OTC counters have developed a nationwide presence in China.  As a result, retail pharmacies tend to have less bargaining power than hospitals in procuring medicines from pharmaceutical companies.

A small portion of retail pharmacies in China are authorized under the National Medical Insurance Program.  A program participant may be reimbursed for the cost of a medicine included in the provincial medicine catalog only if he or she purchases that medicine from an authorized retail pharmacy.

In 2004, the Chinese government authorities began to enforce the regulation prohibiting advertisement of prescription medicines through mass media.  However, OTC medicine can be advertised in the mass media. Chinese consumers normally purchase OTC medicines based upon brand name recognition and price.  Consumers gain familiarity with an OTC medicine through advertising, word-of-mouth and recommendations by pharmacy salespeople.

TCM as a Mainstream Medicine in China

TCM has been widely used in China for thousands of years and is therefore deeply ingrained in Chinese culture.  In general, TCM has long been perceived by many Chinese to be safe and efficacious, while causing fewer side effects than western medicine.  A majority of Chinese consumers give equal consideration to western medicine and TCM in choosing a medicine.

The Chinese government is committed to supporting and promoting the development of modernized TCM, as evidenced by the government’s formulation of an industry development plan for the modernized traditional Chinese medicine sector and adding more modernized traditional Chinese medicines to the national medicine catalog of the National Medical Insurance Program.

In 2005, 2,620 out of a total of 18,703 Chinese hospitals were designated as traditional Chinese medicine hospitals.  In addition, a significant majority of hospitals in China, including western medicine hospitals, has a department dedicated to traditional Chinese medicine, and doctors with western medical training in other departments of the hospital can also prescribe traditional Chinese medicine to their patients.

In 2004, the Chinese government updated the 2000 national medicine catalog of the National Medical Insurance Program and increased the number of traditional Chinese medicines included in the catalog by 98.3%, from 415 to 823.  After the update, the number of traditional Chinese medicines, as a percentage of the total medicines included in the 2004 national medicine catalog, increased to 44.4% from the previous level of 36.4% in the 2000 national medicine catalog.

Therefore, due to traditional Chinese medicine’s role in Chinese culture and the government’s support, traditional Chinese medicine is and will remain mainstream medicine in China.

Our Growth Strategy

We are seeking to become a leader in the TCM industry in China.  Our growth strategy is as follows:

Expand the Facility and Capacity.  Since our current utilization is virtually at full capacity, we are planning to build additional production facilities on the vacant land of our current premises to accommodate our growth. New plants will host additional production and processing lines of different drug dosage forms.

Commercialize and Continue to Broaden Our Product Pipeline.  We will continue our partnership-based research and development efforts to further commercialize and broaden our product pipeline. We have over 50 drug candidates currently under SFDA review and are planning a series of market launches in the next few years from our product pipeline.

Expand and Enhance Marketing and Sales.  We will expand and enhance our marketing and sales activities to enhance the market leadership of our key leading products and to increase the sales of other products by expanding our sales force, solidifying our distribution network and expanding our market segment coverage, and increasing our marketing and promotional activities.

Pursue Strategic Acquisition and Licensing Opportunities.   We plan to selectively pursue strategic acquisition and licensing opportunities to further consolidate our resources and expand our market coverage.  We believe that strategic acquisitions and licensing provide effective means to broaden our product lines, increase our market coverage and complement our research and development capabilities.

Cost Preference Strategy.  During the third quarter of fiscal 2009, we adopted the “Cost Preference Strategy” for Azithromycin Dispersible Tablets which could yield over $3.7 million in incremental revenues on an annual basis in the future.

Our Products

TCM has been widely used in China for thousands of years and is therefore deeply ingrained in Chinese culture.  Historically, TCM consisted primarily of mixtures of dried herbs and, in some cases, animal parts and minerals.  These mixtures would be boiled and simmered at home to create a medicinal tea or soup.  These liquid concoctions were inconvenient to prepare and take, and their dosage and quality were inconsistent due to varied methods of preparation and differences in the quality of ingredients. In recent decades, however, pharmaceutical companies in China have applied modern production technologies to extract active ingredients out of the mixtures and formulate the extracts into a variety of dosage forms such as tablets, capsules and granules, which is referred to as modernized TCM.  These modernized formulations offer patients convenient forms of TCM and also substantially improve their quality, consistency and dosage precision. The combination of traditional therapies in modern form makes our products extremely attractive to the Chinese population.

We currently manufacture and market a comprehensive portfolio of 39 modernized TCM and 7 generic western medicines designed to address large market opportunities; 22 of which are listed in the National Medicine Catalog of the National Medical Insurance Program, a government-administered medical insurance and reimbursement program. We have an extensive product pipeline of 40 products pending SFDA regulatory approvals. During fiscal 2008, we won official government tenders for our proprietary Ginkgo Mihuan Oral Liquid in Liaoning, Guangxi, Yunnan, and Shanxi province in China and signed over 60 new distribution agreements with a total of 15 regional distributors, including both new and previously contracted distributors.  Additionally, we received approvals from the Chinese State Food and Drug Administration (SFDA) to produce Azithromycin Dispersible Tablets and Simvastatin Tablets. During the first nine months of fiscal 2009, Tianjin received ten new approvals from the SFDA to produce Laonian Kechuan Tablet (SFDA approval number H2008S02059), Fuke Zhidai Tablet (SFDA approval number Z20083375), Tongbianling Capsule (SFDA approval number Z20083424), Baotailing Tablets (SFDA approval numberZ20093087), Duyiwei Dispersible Tablets (SFDA approval number Z20090239), Compound Dantong Capsules (SFDA approval number Z20093012), Mycophenolate Mofetil Capsule(SFDA approval number H20080819), Tongqiao Biyan Tablets(SFDA approval number Z20093063), Child Qingrezhike Oral Liquid(SFDA approval number Z20093060), Yiqing Capsules(SFDA approval number Z20093084). In addition, Tianyin currently has 40 drug candidates under the Chinese State Food and Drug Administration (SFDA) (“SFDA”) review.

Our products are intended to address significant medical needs in the therapeutic areas spanning internal medicines, gynecology, hepatology, otolaryngology, urology, neurology, gastroenterology, orthopedics, dermatology, pediatrics, among others.    A list of our products is presented below:

NO.	PRODUCT	CATEGORY	SFDA DRUG REG. NO.	INDICATIONS
1	Tongbianling Capsule	Internal Medicine	Z20083424	One-time abdominal distention constipation, bedridden constipation, and elderly chronic constipation
2	Compound Dantong Capsules	Internal Medicine	Z20093012	Acute and chronic cholecystitis, cholangitis and concurrent infection of Biliary Calculi
3	Yiqing Capsules	Internal Medicine	Z20093084	Pain of the throat and gums, pharyngitis and tonsillitis
4	Qingrejiedu Oral Liquid	Internal Medicine	Z51020066	Inflammation, fever, cold, upper respiratory infection
5	Ginkgo Mihuan Oral Liquid	Internal Medicine	H20013079	Coronary heart diseases, myocardial infarction
6	Yupingfeng Oral Liquid	Internal Medicine	Z20003099	Boost of energy and immune system, strengthening of physical body
7	Qijudihuang Oral Liquid	Internal Medicine	Z20023391	Improvement on liver function
8	Fukangbao Oral Liquid	Gynecology	Z10983056	Anemia, irregular menstrual cycle

9	Benorylate Granules	Internal Medicine	H10970068	Rheumatoid arthritis
10	Yuelian Chongcao Oral Solution	Internal Medicine	B20020680	Improvement on kidney function, boost of body energy
11	Radix Sophorae Flavescentis Vaginal Effervescent Tablets	Gynecology	Z20050184	Cervical erosion
12	Qianggan Syrup	Hepatology	Z20054224	Chronic hepatitis, early liver cirrhosis, fatty liver disease
13	Levofloxacin Hydrochloride Tablets	Internal Medicine	H20066521	Anti bacterial infection
14	Hugan Tablets	Hepatology	Z20063054	Chronic hepatitis, early liver cirrhosis
15	Qianglipipa Oral Liquid	Otolaryngology	Z20063046	Suppressing cough, mucus clearance, bronchitis
16	Ganoderma Lucidum Capsules	Neurology	Z20063833	Insomnia, neurasthenia, amnesia
17	Yishengling Granules	Internal Medicine	Z20063841	Improvement of kidney function and sperm counts, impotence
18	Qianbobiyan Tablets	Otolaryngology	Z20063837	Inflammation, chronic and acute rhinitis
19	Dabaidu Capsules	Urology	Z20055092	Inflammatory symptoms of STD’s, e.g. syphilis
20	Huganning Tablets	Hepatology	Z20054697	Chronic and acute hepatitis
21	Yanlixiao Capsules	Internal Medicine	Z20064158	Anti-inflammatory, bacterial infectious diseases
22	Kanggu Zengsheng Tablets	Orthopedics	Z20063875	Bone hyperplasia, neck pain, ankylosing spondylitis
23	Baoxinning Capsules	Internal Medicine	Z20063957	Angina, coronary heart diseases, arrhythmia
24	Danqi Tablets	Gynecology	Z20064032	Relieve menstrual cramps and other symptoms
25	Chuanxinlian Capsules	Internal Medicine	Z20063437	Anti-inflammation, fever, cough, diarrhea, mouth ulcers
26	Weikangling Capsules	Gastroenterology	Z20064060	Gastric and duodenal ulcer, acute and chronic gastritis
27	Yinhuang Capsules	Otolaryngology	Z20063462	Upper respiratory tract infection, tonsillitis, pharyngitis
28	Kudancao Tablets	Otolaryngology	Z20064050	Relieve inflammatory symptoms of laryngopharyngitis
29	Tianqitongjing Capsules	Gynecology	Z20063645	Relieve symptoms of menstrual cramps
30	Jiangtangning Capsules	Internal Medicine	Z20063813	Relieve symptoms of diabetes
31	Xiaoyanlidan Tablets	Hepatology	Z20063864	Relieve symptoms of acute cholangtis and cholecystitis.
32	Yankening Tablets	Internal Medicine	Z20063847	Acute tonsillitis, bacterial pneumonia, urinary tract infections
33	Yanyan Tablets	Otolaryngology	Z20064406	Relieve symptoms of chronic pharyngitis
34	Qianlieshule Capsules	Urology	Z20060030	Relieve symptoms of chronic prostatitis
35	Shushenling Capsules	Neurology	Z20063557	Neurasthenia, manopause syndrome
36	Huangbo Capsules	Internal Medicine	Z20063156	Anti-inflammatory, diarrhea, jaundice, nocturnal emission
37	Yinqiao Shangfeng Capsules	Internal Medicine	Z20003100	Relieve inflammatory symptoms of laryngopharyngitis and fever
38	Simvastatin Tablets	Internal Medicine	H20083478	Hypercholesterolemia, Coronary Heart Disease.

Most significantly, our 22 products currently enjoy the status as being listed in the highly selective national medicine catalog of the National Medical Insurance Program, a government-administered medical insurance and reimbursement program.

Manufacturing and Operations

Manufacturing Facilities and Processes

               We have two state-of-the-art GMP certified manufacturing facilities totaling 53,360 square meters and various types of advanced production lines for oral liquid, syrup, capsules, granules, and tablets.  Our two facilities are located in the National Class Chengdu Economic & Technology Development Zone and the outskirt of Chengdu, Sichuan Province.

                Our manufacturing processes primarily include pre-processing, extracting and concentrating, and dosage processing and packaging. In the pre-processing process, raw materials, primarily medicinal plants, go through a purifying process during which materials are selected, cut, rinsed and dried.  In the extracting and concentrating process, pre-processed materials go through a series of extracting and concentrating process of mixing, soaking, stewing drying and grinding.  In the dosage and packaging process, extracted and concentrated materials are processed into various dosage forms such as capsules, tablets, granules and oral liquids.

                In addition to an advanced manufacturing process, we installed and implemented strict quality control procedures in compliance with the GMP standards and other SFDA regulations to ensure consistent quality of our products. Overall, we believe that our existing facilities, together with facilities under planned expansion, will be adequate for our operation requirements for the next five years.  We have completed installing the steel framework and roofing of the new production facility with production expected to commence in the summer of 2009. We recently completed the construction and began testing its production line. The new plant will expand overall production capacity by 3 times and will be utilized to meet growing demand for current products, while also accommodating new product launches from our development pipeline.

Raw Materials

We use over 120 different medicinal herbs as primary raw materials and procure our raw materials from various vendors and suppliers.  The geographical locations of our facilities allow for convenient and low cost access to the high-grade TCM raw ingredients since Sichuan province is historically one of the largest farming bases for traditional Chinese medicinal herbs.

Sales and Marketing

                Our senior management is made up of industry veterans with proven track records of marketing and sales success.  Through meticulous strategic classification and differentiation for each market segment, we are prioritizing our resources on products with the greatest market leadership potentials.

We sell our prescription-based and OTC TCM and pharmaceutical products via regional distributors as well as directly to the hospitals, clinics, and pharmacies in China.  We are expanding our sales force as well as our coverage with the regional distributors across China.

During  the previous three quarters of fiscal year 2009, the majority of our sales were conducted through a limited number of regional distributors who subsequently sold our products to hospitals, clinics, and pharmacies.  We are planning to expand our distributor base and believe that the number of our regional distributors will increase substantially in the next few years.

                We conduct our marketing activities and increase brand awareness by attending industry trade shows, conducting educational seminars to the physicians, advertising on television and in industry publications, using internet marketing and collaborating with the government.  We recently signed with China’s foremost healthcare product advertising firm to conduct nationwide TV-based marketing campaigns.

Competition

The TCM industry in China is highly fragmented and intensely competitive.  We believe that traditional Chinese medicine manufacturers primarily compete on the basis of brand name and reputation, price, perceived efficacy, side effects, marketing ability, economics of scale, customer service and customer support capabilities, customer base and customer loyalty. We face competition from domestic TCM manufacturers, as well as domestic and foreign pharmaceuticals with similar therapeutic effects.

We believe we are strongly positioned to become one of the leading companies in the TCM industry in China by leveraging our competitive strengths:

•	We are an emerging market leader with 39 current products and an extensive pipeline of 22 new drugs.
•	We have 22 products listed in the National Medical Program which ensures government reimbursement and easy access to the users.
•	We are the sole supplier of several proprietary products with substantial upside market potential.
•	We have a proven cooperative partnership research and development model that is cost effective, highly efficient and that has shorter development cycles.
•	We have an established national distribution network a strong sales force highly focused on different market segments.
•	We have a management team consisting of industry veterans with proven track record that are dedicated for continuous growth.

Research and Development

We have a proven cooperative partnership model for the research and development of our products.  This model is cost effective, highly efficient and has a shorter development cycle time.  We currently have 40 products in the product pipeline pending SFDA approval and expect to receive approval on most of them within the next few years.

Our research and development efforts are focused on new and innovative products with substantial market potential, as well as enhancement on existing products.  We have forged research and development collaboration partnerships with some of the most prestigious research and development institutions in China, including China Pharmaceutical University, Sichuan University-affiliated West China Center of Medical Sciences, and Shaanxi University of Chinese Medicines.

Intellectual Property

We rely primarily on a combination of patent, trademark trade secrets and administrative protections, as well as employee and third-party confidentiality agreements to safeguard our intellectual property.  Additionally, the new SFDA product filing and registration policy provides an infinite period of administrative protection to approved products, and also prohibits knock-offs of products already on the market.  In doing so, the government encourages innovation in TCM research and development, and as a result, four of our proprietary products enjoy patent protection and an infinite period of administrative protections from the government.

We currently have a design patent granted and a formulation patent pending for Ginkgo Mihuan Oral Liquid.  In addition, we have 6 trademarks granted and 16 trademarks pending.

Proprietary Information

Many elements of our pharmaceutical composition, formulation, delivery and manufacturing methods and processes involve proprietary technologies, processes, know-how or data that are non-patentable.  We rely heavily on administrative protection, trade secret protection and confidentiality agreements rather than patent laws to protect our rights in these proprietary technologies, processes, know-how and data.  We have also taken security measures to protect our rights in this regard, including having our  research and development personnel enter into confidentiality, non-competition and proprietary information agreements with us.

Customers

The following table sets forth our top five customers in fiscal year ended June 30, 2008 and the percentage of our total revenues contributed by each such customer in that same year.

NO.	CUSTOMERS	FY2008 REVENUE (MILLIONS US$)	% OF FY2008 TOTAL REVENUE
1	Jiangsu Kelun Medical Co., Ltd.	2.65	12.5%
2	Anhui Huayuan Pharmaceutical Co., Ltd.	2.57	12.1%
3	Chengdu Xinlu Trading Co, Ltd.	2.34	11.1%
4	Shanghai Jiuzhoutong Medical Co., Ltd.	2.14	10.1%
5	Sichuan Pharmaceutical Co., Ltd.	2.06	9.7%

Government Regulation

Regulations Relating to Pharmaceutical Industry

The pharmaceutical industry in China, including the traditional Chinese medicine sector, is highly regulated.  The primary regulatory authority is the SFDA, including its provincial and local branches.  As a developer, producer and distributor of medicinal products, we are subject to regulation and oversight by the SFDA and its provincial and local branches.  The Law of the PRC on the Administration of Pharmaceuticals provides the basic legal framework for the administration of the production and sale of pharmaceuticals in China and covers the manufacturing, distributing, packaging, pricing and advertising of pharmaceutical products.  Its implementing regulations set forth detailed rules with respect to the administration of pharmaceuticals in China.  We are also subject to other PRC laws and regulations that are applicable to business operators, manufacturers and distributors in general.

Registration and Approval of Medicine

A medicine must be registered and approved by the SFDA before it can be manufactured. The registration and approval process requires the manufacturer to submit to the SFDA a registration application containing detailed information concerning the efficacy and quality of the medicine and the manufacturing process and the production facilities the manufacturer expects to use.  This process generally takes at least a few months and could be longer, depending on the nature of the medicine under review, the quality of the data provided and the workload of the SFDA.  To obtain the SFDA registration and approval necessary for commencing production, the manufacturer is also required to conduct pre-clinical trials, apply to the SFDA for permission to conduct clinical trials, and, after clinical trials are completed, file clinical data with the SFDA for approval.  Below is the SFDA regulatory approval procedure for medicines.

Clinical Trials Phases II, III and IV used in China are comparable to the similar phases of clinical trials involved in obtaining marketing approval from the U.S. Food and Drug Administration.  Under the Administrative Measures on the Registration of Pharmaceutical Products promulgated by the SFDA, the three phases refer to:

“Phase II”: Evaluation of safety, dosing and efficacy.

“Phase III”: Larger scale evaluation of safety and efficacy.

“Phase IV”: Post-approval supervision of safety and efficacy.

New Medicine. If a medicine is approved by the SFDA as a new medicine, the SFDA will issue a new medicine certificate to the manufacturer and impose a monitoring period of as long as five years.  The length of the monitoring period is specified in the new medicine certificate.  During the monitoring period, the SFDA will monitor the safety of the new medicine, and will neither accept new medicine certificate applications for an identical medicine by another pharmaceutical company, nor approve the production or import of an identical medicine by other pharmaceutical companies.  For new medicines approved prior to 2002, the monitoring period could be longer than five years.  As a result of these regulations, the holder of a new medicine certificate effectively has the exclusive right to manufacture the new medicine during the monitoring period.

Provisional National Production Standard. In connection with the SFDA’s approval of a new medicine, the SFDA will normally direct the manufacturer to produce the medicine according to a provisional national production standard, or a provisional standard.  A provisional standard is valid for two years, during which the SFDA closely monitors the production process and quality consistency of the medicine to develop a national final production standard for the medicine, or a final standard. Three months before the expiration of the two-year period, the manufacturer is required to apply to the SFDA to convert the provisional standard to a final standard.  Upon approval, the SFDA will publish the final standard for the production of this medicine. There is no statutory timeline for the SFDA to complete its review and grant approval for the conversion. In practice, the approval for conversion to a final standard is time-consuming and could take a few years. However, during the SFDA’s review period, the manufacturer may continue to produce the medicine according to the provisional standard.  Although all of our current products have received the final production standard, any new products we produce will need to apply for the standard.  We do not anticipate any difficulty in obtaining these approvals from the SFDA, but no assurances can be given as to when or if the approval will be obtained.

Transitional Period. Prior to the latter of (1) the expiration of a new medicine’s monitoring period or (2) the date when the SFDA grants a final standard for a new medicine after the expiration of the provisional standard, the SFDA will not accept applications for an identical medicine nor will it approve the production of an identical medicine by other pharmaceutical companies.  Accordingly, the manufacturer will continue to have an exclusive production right for the new medicine during this transitional period.

Continuing SFDA Regulation

Pharmaceutical manufacturers in China are subject to continuing regulation by the SFDA. If an approved medicine, its labeling or its manufacturing process is significantly modified, a new pre-market approval or pre-market approval supplement will be required by the SFDA.  A pharmaceutical manufacturer is subject to periodic inspection and safety monitoring by the SFDA to determine compliance with regulatory requirements.  The SFDA has a variety of enforcement actions available to enforce its regulations and rules, including fines and injunctions, recall or seizure of products, the imposition of operating restrictions, partial suspension or complete shutdown of production and criminal prosecution.

Pharmaceutical Product Manufacturing

Permits and Licenses for Pharmaceutical Manufacturers. A pharmaceutical manufacturer must obtain a pharmaceutical manufacturing permit from the SFDA’s relevant provincial branch.  This permit is valid for five years and is renewable upon its expiration.

Good Manufacturing Practice. A pharmaceutical manufacturer must meet the Good Manufacturing Practice standards, or GMP standards, for each of its production facilities in China in respect of each form of pharmaceutical products it produces.  GMP standards include staff qualifications, production premises and facilities, equipment, raw materials, environmental hygiene, production management, quality control and customer complaint administration.  If a manufacturer meets the GMP standards, the SFDA will issue to the manufacturer a Good Manufacturing Practice certificate, or a GMP certificate, with a five-year validity period. However, for a newly established pharmaceutical manufacturer that meets the GMP standards, the SFDA will issue a GMP certificate with only a one-year validity period.

We have received a GMP certificate for all of our production facilities in respect of every form of product that we produce.  All of our GMP certificates are valid for five years, and we do not anticipate any difficulty in renewing these certificates.

Pharmaceutical Distribution

A distributor of pharmaceutical products in China must obtain a pharmaceutical distribution permit from the relevant provincial or local SFDA branches. The distribution permit is granted if the relevant SFDA provincial branch receives satisfactory inspection results of the distributor’s facilities, warehouse, hygiene environment, quality control systems, personnel and equipment.  A pharmaceutical distribution permit is valid for five years.

The SFDA applies Good Supply Practice standards, or GSP standards, to all pharmaceutical wholesale and retail distributors to ensure the quality of distribution in China. The currently applicable GSP standards require pharmaceutical distributors to implement controls on the distribution of medicine, including standards regarding staff qualifications, distribution premises, warehouses, inspection equipment and facilities, management and quality control. A certificate for GSP standards, or GSP certificate, is valid for five years, except for a newly established pharmaceutical distribution company, for which the GSP certificate is valid for only one year.

Price Controls

The retail prices of prescription and OTC medicines that are included in the national medicine catalog are subject to price controls administered by the Price Control Office under the National Development and Reform Commission, or the NDRC, and provincial price control authorities, either in the form of fixed prices or price ceilings.  The controls over the retail price of a medicine effectively set the limits for the wholesale price of that medicine.  From time to time, the NDRC publishes and updates a national list of medicines that are subject to price control.  Fixed prices and price ceilings on medicines are determined based on profit margins that the NDRC deems reasonable, the type and quality of the medicine, its production costs, the prices of substitute medicines and the extent of the manufacturer’s compliance with the applicable GMP standards.  The NDRC directly regulates the price of some of the medicines on the list, and delegates the power to provincial price control authorities to regulate the remainder on the list.  For those medicines under the authority of provincial price control authorities, each provincial price control authority regulates medicines manufactured by manufacturers registered in that province.  Provincial price control authorities have the discretion to authorize price adjustments based on the local conditions and the level of local economic development.

Only the manufacturer of a medicine may apply for an increase in the retail price of the medicine and it must apply either to the NDRC, if the price of the medicine is nationally regulated, or to the provincial price control authorities in the province where it is registered, if the price of the medicine is provincially regulated.

For a provincially regulated medicine, when provincial price control authorities approve an application, they will file the new approved price with the NDRC for confirmation and thereafter the newly approved price will become binding and enforceable across China.

Other Regulations

In addition to the regulations relating to pharmaceutical industry in China, our operating subsidiaries are also subject to the regulations applicable to a foreign invested enterprise in China.

Foreign Currency Exchange

Pursuant to the Foreign Currency Administration Rules promulgated in 1996 and amended in 1997 and various regulations issued by the SAFE, and other relevant PRC government authorities, the Renminbi is freely convertible only to the extent of current account items, such as trade-related receipts and payments, interests and dividends.  Capital account items, such as direct equity investments, loans and repatriation of investment, require the prior approval from the SAFE or its local counterpart for conversion of Renminbi into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC.

Payments for transactions that take place within the PRC must be made in Renminbi. Unless otherwise approved, PRC companies other than the foreign invested enterprises, or the FIEs, must convert foreign currency payments they receive from abroad into Renminbi.  On the other hand, FIEs may retain foreign exchange in accounts with designated foreign exchange banks, subject to a cap set by the SAFE or its local counterpart.

Regulation on Overseas Listing

On August 8, 2006, six PRC regulatory agencies jointly adopted the New M&A Rule, which became effective on September 8, 2006.  This New M&A Rule requires offshore SPVs that are controlled by PRC companies or individuals and that have been formed for the purposes of seeking a public listing on a stock exchange outside China through acquisitions of PRC domestic companies to obtain the CSRC approval prior to publicly listing their securities on a stock exchange outside China. On September 21, 2006, the CSRC published a notice on its website specifying the documents and materials required to be submitted to the CSRC when seeking the CSRC approval for their listings outside of China.

The interpretation and application of the New M&A Rule remain unclear, and we cannot assure you that the ownership of our securities by offshore entities and their shareholders does not require approval from the CSRC, and if it does, how long it will take us to obtain the approval. See “Risk Factors—Risks Related to Doing Business in China—The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with thee foreign ownership of our securities under a recently adopted PRC regulation.”

Dividend Distribution

The principal regulations governing dividend distributions by wholly foreign-owned enterprises and Sino-foreign equity joint ventures include:

•	Wholly Foreign-Owned Enterprise Law (1986), as amended;

•	Wholly Foreign-Owned Enterprise Law Implementing Rules (1990), as amended;

•	Sino-foreign Equity Joint Venture Enterprise Law (1979), as amended; and

•	Sino-foreign Equity Joint Venture Enterprise Law Implementing Rules (1983), as amended.

Under these regulations, wholly foreign-owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises are required to set aside certain amounts of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends.

Employees

Prior to the Share Exchange, our President was our only employee.  Pursuant to the Share Exchange, we now have 1,365 employees, consisting of 589 in manufacturing and operation, 15 in research and development, 720 in sales and marketing and 41 in general and administrative.  All of our employees are full-time employees, except the 393 indirect sales staff.

None of our personnel are represented under collective bargaining agreements.  We consider our relations with our employees to be good.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  We are not aware of any pending or threatened legal proceeding that, if determined in a manner adverse to us, could have a material adverse effect on our business and operations.

Property

All land in China is owned by the State.  Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes.  In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years.  This period may be renewed at the expiration of the initial and any subsequent terms.  Granted land use rights are transferable and may be used as security for borrowings and other obligations. Chengdu Tianyin currently owns land use rights to approximately [29,651] square meters of land and approximately [10,780] square meters of buildings consisting of manufacturing facilities, employee quarters and office buildings in Chengdu, China.  Chengdu Tianyin holds five State-owned Land Use Rights Certificates and eight Building Ownership Certificates for the land use rights and buildings owned by it, which include the State-owned Land Use Rights Certificate (No.: Qingyangguoyong [2007] No. 12133), State-owned Land Use Rights Certificate (No.: Qingyangguoyong [2007] No. 12132), State-owned Land Use Rights Certificate (No.: Longguoyong [2002] No. 17188), State-owned Land Use Rights Certificate (No.: Longguoyong [2007] No. 76483), State-owned Land Use Rights Certificate (No.: Qingguoyong [2007] No. 12575); Building Ownership Certificate (No.: Chengfangquanjianzheng Jianzheng Zi No.1570035), Building Ownership Certificate (No.: Chengfangquanjianzheng Jianzheng Zi No.1599930), Building Ownership Certificate (No.: Chengfangquanzheng Jianzheng Zi No.1570039) , Building Ownership Certificate (No.: Longfangquanzheng Jianzheng Zi No.0119728), Building Ownership Certificate (No.: Longfangquanzheng Jianzheng Zi No.0119727), Building Ownership Certificate (No.: Longfangquanzheng Jianzheng Zi No.0119729) and, Building Ownership Certificate (No.: Longfangguan No. 0070870) and the Building Ownership Certificate (No.: Longfangguan No. 0070869).

We intend to expand our manufacturing facility over the next few years and believe that we currently have enough land to satisfy such expansion.

We currently rent office space located at Unit #901, Jinjiang Time Garden, Jinli West Road, Chengdu, pursuant to a rental agreement. The rental agreement is renewed annually and the rent, which is US$2,600 per annum, is paid semi-annually.

DIRECTORS AND EXECUTIVE OFFICERS

The following table and text set forth the names and ages of all directors and executive officers as of July 1 , 2009. The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.  There are no family relationships among our directors and executive officers. Also provided herein are brief descriptions of the business experience of each director, executive officer and advisor during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

In connection with the Share Exchange, Mr. Driscoll resigned as our sole director effective as of February 15, 2008; Mr. Stewart Shiang Lor became a member of our Board of Directors on that same day.  Additionally, on February 29, 2008, we appointed Professor Zunjian Zhang, Ph.D., Professor Jianping Hou, Ph.D. and Mr. James T. McCubbin to join Mssrs. Jiang and Lor as members of our Board of Directors.

Name	Age	Position
Dr. Guoqing Jiang	40	Chairman of the Board, Chief Executive Officer and President
Professor Zunjian Zhang, Ph.D.	48	Director
Professor Jianping Hou, Ph.D.	47	Director
James T. McCubbin	45	Director
Stewar Shiang Lor	44	Director

Dr. Guoqing Jiang, the Chairman of the Board, Chief Executive Officer and Chief Financial Officer.  Dr. Jiang has led the current management to acquire Tianyin Pharmaceutical Co., Ltd. in 2003 and successfully transformed the Company from a regional player into one of the leading TCM manufacturers in China.  Prior to Tianyin, Dr. Jiang served as CEO at Kelun Pharmaceutical Group and built the company from inception to its current status as the world’s leading producer of intravenous solution products.  Dr. Jiang is a charismatic, natural leader and well-respected industry veteran with over 15 years of extensive experience and a proven track record in the pharmaceutical and modernized traditional Chinese medicine industry.  Dr. Jiang once served as a lecturer and resident physician for over 5 years after graduating as a Medical Doctor from Jiangsu University Medical School.

                Stewart Lor, Director.  Mr. Lor has over 20 years of work experience in diverse disciplines including corporate management, manufacturing and operations, international trade, corporate finance and investment, information technology as well as sales and marketing.  Mr. Lor co-founded Lorons International Corporation, PowerBridge Technology Co., Ltd. and Cmark Capital Co., Ltd. and served in various senior management positions at several U.S. and China based companies.  Mr. Lor currently serves as a board director at Jpak Group Inc, a publicly listed company in the U.S.  He graduated from State University of New York at Stony Brook and studied Management at Baruch College in New York.

Professor Zunjian Zhang, Ph.D., Director.  Professor Zhang is currently a graduate school faculty advisor at China Pharmaceutical University. He is Executive Director at the Center for Instrument Analysis and in charge of the National Key Laboratory of Drug Quality Control and Pharmacovigilance of Ministry of Education at the university. Professor Zhang is a member of the Chinese Pharmacopoeia Commission and a SFDA expert review committee member for new drugs and health food products.  He is also an expert review panel member at the National Center for Drug Pricing Evaluation and the SFDA Jiangsu Province.  Professor Zhang is Deputy Executive Director at the Analytical Division of the Jiangsu Provincial Society of Chemistry and Chemical Engineering, Executive Director at the Drug Price Division of Jiangsu Price Association and a director at the Nanjing Pharmaceutical Association. Professor Zhang serves as an editor for Journal of China Pharmaceutical University and Journal of Chinese Traditional and Herbal Drugs.  He is a principal investigator in many national research projects and has published over 100 peer-reviewed research papers in prestigious journals both at home and abroad.  Professor Zhang received his B.S. and Ph.D. degrees in Pharmaceutical Analysis from China Pharmaceutical University.

Professor Jianping Hou, Ph.D., Director.  Professor Hou is currently a graduate school faculty advisor at Shaanxi University of Traditional Chinese Medicine.  He has published over dozens of peer-reviewed research papers and participated in the compiling and editing of a number of college textbooks in traditional Chinese medicine. Professor Hou is a principal investigator in more than 10 national research projects and has received the scientific achievement award from the State Administration of Traditional Chinese Medicine. Professor Hou is a SFDA expert review committee member for new drugs and health food products. He is also an expert review panel member for new drugs and side effects at SFDA Shaanxi Province.  Professor Hou is Executive Director at Shaanxi Pharmacological Society and the Clinical Pharmacology Committee of Shaanxi Pharmaceutical Association.  He has also held various senior management positions at Sizhuang Research Institute of Nutriceutics, Xikang Pharmaceutical Co., Ltd. and Sizhuang Pharmaceutical Co., Ltd.  Professor Hou received his Bachelor of Pharmacy and Master’s degree in Pharmacology of Traditional Chinese Medicine from Shaanxi University of Traditional Chinese Medicine. He earned his Ph.D. degree in Pharmacology of Traditional Chinese Medicine from Beijing University.  Professor Hou also completed an EMBA training program for top pharmaceutical executives at Beijing University.

Mr. James T. McCubbin, Director.  Mr. McCubbin currently serves as a Director, Vice President and Chief Financial Officer at WidePoint Corporation, an American Stock Exchange listed company (AMEX: WYY).  Prior to the commencement of his employment with WidePoint, he held various senior financial management positions with several companies in the financial and government sectors.  Mr. McCubbin is a director, and serves on the audit committee for Quigley Corporation, a pharmaceutical company that is listed on NASDAQ under the symbol QGLY.  Mr. McCubbin is a graduate of the University of Maryland with a Bachelor of Science Degree in Finance and a Master’s Degree in International Management.

Significant Employees

The following are employees who are not executive officers, but who are expected to make significant contributions to our business:

Mr. Xintao You, Vice President of Operations. Mr. You has over 20 years of industry experience.  Prior to joining Tianyin, Mr. You was a Research Scientist at Sichuan Industrial Institute of Antibiotics, Faculty Member at West China School of Pharmacy Sichuan University, Visiting Scholar at Osaka University and Director of quality system at the Sichuan Qili Pharmaceutical Co. Mr. You received his Bachelors degree and Masters degree in pharmacy, respectively from China Pharmaceutical University and Sichuan University-affiliated West China Center of Medical Sciences.

Dr. Daqiao Zhang, the Vice President of Marketing and Sales. Dr. Zhang is an innovative pharmaceutical and TCM industry as an innovative marketing and sales expert with over 15 years of experience. Dr. Zhang served in various senior marketing and sales positions at Simcere Pharmaceutical Group (NYSE: SCR) and Nanjing Medical Company (SHSE: 600713). Dr. Zhang graduated from Jiangsu University Medical School and he also received an MBA degree from Macau University of Sciences and Technology.

Mr. Hongcai Li, the Vice President of Accounting.  Mr. Li is a Certified Public Accountant with over 10 years of experience in financial and accounting management. Prior to Tianyin, Mr. Li was a Accounting Manager Internal Auditor at Zarva Technology Group Co., Ltd., Financial Manager at Gome Electrical Appliances Holding Ltd., the largest electronics chain in China. Mr. Li received his Bachelor of Accounting degree from Chongqing Institute of Industrial Management.

CORPORATE GOVERNANCE

In determining whether our directors are independent we comply with the rules of the NYSE Euronext (formerly the American Stock Exchange LLC).  The board of directors will also consult with counsel to ensure that the boards of director’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors, including those adopted under the Sarbanes-Oxley Act of 2002 with respect to the independence of audit committee members.  The NYSE Euronext listing standards define an “independent director” generally as a person, other than an officer or employee of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.  Three of our directors, Mssrs. Zhang, Hou and McCubbin are “independent” as that term is defined by Section 803 of the NYSE Alternext US LLC Company Guide; accordingly, we now satisfy the “independent director” requirements of the NYSE Euronext, which requires that a majority of a company’s directors be independent.

Due to our lack of operations and size prior to the Share Exchange, we did not have an Audit Committee. Furthermore, until October 2008, we were quoted on the OTC Bulletin Board and the OTCBB does not have any listing requirements mandating the establishment of any particular committees.  For these same reasons, we did not have any other separate committees during most of fiscal 2008; all functions of a nominating committee, audit committee and compensation committee were performed by our sole director. However, on February 29, 2008, we set up the following committees:

•
Audit Committee, which is comprised of James T. McCubbin (Chair), Professor Hou and Professor Zhang.  The Board has determined that all of these members are independent, as that term is defined in Section 803 of the NYSE Alternext US LLC Company Guide.

•
Compensation Committee, which is comprised of James T. McCubbin (Chair), Professor Hou and Professor Zhang. The Board has determined that all of these members are independent, as that term is defined in Section 803 of the NYSE Alternext US LLC Company Guide.

•
Nominating Committee, which is comprised of James T. McCubbin (Chair), Professor Hou and Professor Zhang.  The Board has determined that all of these members are independent, as that term is defined in Section 803 of the NYSE Alternext US LLC Company Guide.

Audit Committee and Financial Expert

Our Audit Committee focuses its efforts on assisting our Board of Directors to fulfill its oversight responsibilities with respect to our:

•	Quarterly and annual consolidated financial statements and financial information filed with the Securities and Exchange Commission;

•	System of internal controls;

•	Financial accounting principles and policies;

•	Internal and external audit processes; and

•	Regulatory compliance programs.

The committee will meet periodically with management to consider the adequacy of our internal controls and financial reporting process.  It will also discuss these matters with our independent auditors and with appropriate financial personnel that we employ.  The committee will review our financial statements and discusses them with management and our independent auditors before those financial statements are filed with the Securities and Exchange Commission.

The committee has the sole authority to retain and dismiss our independent auditors and periodically reviews their performance and independence from management.  The independent auditors have unrestricted access and report directly to the committee.  The committee intends to meet as often as is necessary throughout the year to carry out its duties.  In addition to establishing this committee, we also created a written charter for the audit committee, which is available on our website, www.tianyinpharma.com.

Audit Committee Financial Expert

James T. McCubbin is our Audit Committee Financial Expert, as that term is defined in Item 407 of Regulation S-K and the Board has determined that Mr. McCubbin is independent, as that term is defined in Section 803 of the NYSE Alternext US LLC Company Guide and Section 10A(m)(3) of the Securities Exchange Act of 1934.  Mr. McCubbin’s qualifications as an audit committee financial expert are described in his biography above.

Nominating Committee

In connection with the creation of our nominating committee, we also created a charter for such committee, which is available on our website, www.tianyinpharma.com.  Prior to the Share Exchange, our full board of directors performed all of the functions of a nominating committee.  The Nominating Committee nominates candidates for the Board and will consider nominees recommended by shareholders.  The Nominating Committee is responsible for selecting and nominating persons for election or appointment by our Board as Board members. Although we always considered recommendations for nominees from our shareholders, pursuant to the Nominating Committee Charter, the Committee will consider recommendations for nominees from shareholders submitted to our Secretary at our corporate offices and a nomination submission must include information regarding the recommended nominee, including all of the information that is required to be disclosed in solicitations or proxy statements for the election of Board members, as well as information sufficient to evaluate the factors to be considered by the Committee, including character and integrity, business and professional experience, and whether the person has the ability to apply sound and independent business judgment and would act in the interests of the Registrant and its shareholders; nominees must also state in advance his or her willingness and interest in serving on the board of directors. Nomination submissions are required to be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders, and such additional information must be provided regarding the recommended nominee as reasonably requested by the Committee.

To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary.    The committee intends to meet as often as is necessary throughout the year to carry out its duties.

Compensation Committee

The Compensation Committee is responsible for setting executive compensation, for making recommendations to the full Board concerning director compensation and for general oversight of the compensation and benefit programs for other employees.  The committee intends to meet as often as is necessary throughout the year to carry out its duties.  In addition to establishing this committee, we also created a written charter for the compensation committee, which is available on our website, www.tianyinpharma.com.

Our overall compensation policies are monitored by the Compensation Committee.  The duties and responsibilities of the Compensation Committee are to:
•	administer the employee benefit plans of our company designated for such administration by the board;
•	establish the compensation of our Chief Executive Officer (subject to the terms of any existing employment agreement);
•	with input from our Chief Executive Officer, establish or recommend to the board the compensation of our other executive officers (subject to the terms of any existing employment agreements); and
•	monitor our overall compensation policies and employment benefit plans.

Dr. Jiang, our Acting Chief Financial Officer, participates in determinations regarding the compensation and design of our benefit programs for all employees, including our other executive officers. However, he does not participate in determining his own compensation.

We believe that an appropriate compensation program should draw a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs. We reward executive officers in order to attract highly qualified individuals, to retain those individuals in a highly competitive marketplace for executive talent and to motivate them to perform in a manner that maximizes our corporate performance. We want our compensation to provide our executives with an overall competitive compensation package that seeks to align individual performance with our long-term business objectives.

In the future, we may rely upon consultants to set our salaries, to establish salary ranges or to provide advice regarding other compensation matters. We compare our salaries and other elements of compensation against the salaries and other compensation measures of other public companies in our industry by reviewing the proxy statements of such other companies. However, we do not prepare formal benchmarking studies.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

We strive to provide our named executive officers with a competitive base salary that is in-line with their roles and responsibilities when compared to peer companies of comparable size in the same or similar locality.

It is not uncommon for companies with operations primarily in China operations to have base salaries and bonuses as the sole and only form of compensation. The base salary level is established and reviewed based on the level of responsibility, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to similar positions within comparable peer companies and with consideration of the executive’s relative experience in his or her position. Based on an evaluation of available information with respect to the base salaries of executives of our competitors, the base salary and bonus paid to our named executive officers is in line with our competitors.  Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

We plan to implement a more comprehensive compensation program appropriate for executives of a public company, which takes into account other elements of compensation, including without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options.  We expect that such compensation programs shall be comparative to our competitors in the industry and aimed to retain and attract talented individuals.

Executive Compensation

Prior to the Share Exchange, we had not paid any compensation to our chief executive officer or any other executive officer during the fiscal years ended December 31, 2006, 2005 or 2004, nor did we issue any options or awards to our executive officers during such time.  We did not have any employment agreements with our executive officers either.  Additionally, prior the Share Exchange, our directors did not receive any compensation for acting as such, but were reimbursed for out-of-pocket expenses incurred while attending board meetings.

The following table sets forth the compensation paid by Raygere, through Chengdu Tianyin to our chief executive officer and to all other executive officers for services rendered during the preceding three fiscal years.  In reviewing the table, please note that:

•	The compensation amounts paid to Dr. Jiang, reflects compensation paid to him by the operating subsidiaries of Raygere during the reported periods; and

•	No other officer earned more than US$100,000 per annum.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation Earnings ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Guoqing Jiang, CEO	2008	65,000	-	-	-	-	-	-	65,000
Guoqing Jiang, CEO(1)	2007	62,400	-	-	-	-	-	-	62,400
Guoqing Jiang, CEO(1)	2006	52,000	-	-	-	-	-	-	52,000

(1) The compensation for Guoqing Jiang reflects his salary at Chengdu Tianyin prior to the Share Exchange.

Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End

We did not grant any options or awards to any of our named executive officers during our last completed fiscal year nor did any of our executive officers exercise any such options or awards during such period nor did any such options or awards vest during the period.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans.

Retirement/Resignation Plans

We do not have any plans or arrangements in place regarding the payment to any of our executive officers following such person’s retirement, resignation, constructive termination or change in control transaction.

Employment Agreements

We do not currently have any employment agreements with our executive officers, but intend to enter into employment agreements at market rates as determined by the board of directors and confidentiality agreements with our executive officers.

Compensation of Directors

In the past, we did not pay our directors fees for attending scheduled and special meetings of our board of directors.  However, on February 29, 2008, our board resolved, via unanimous written consent to compensate our directors as follows: our directors who are employees do not receive any compensation from us for services rendered as directors. The Board created three classes of fees for outside directors: (1) outside directors who are “independent,” as defined in the Exchange Act will be paid $1,000 per month; (2) outside directors who are not “independent” will not receive any fees at this time, but once our cash flow position improves, the Compensation Committee will reconvene and make recommendations; (3) the Audit Committee Chairman will receive $3,000 per month and an aggregate of 36,000 5-year options to purchase shares of our common stock – the price of the options shall be struck at the “Fair Market Value” based upon the closing price of our stock on the OTCBB on the date of issue and shall vest pro-rata over a period of 12 months.  Additionally, although we do not currently have an arrangement or agreement to provide stock based compensation to our outside directors, we are authorized to grant outside directors incentive stock options from time to time if we find it in our best interest to do so.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We did not have a compensation committee prior to the Share Exchange nor during the fiscal year ended June 30, 2008.  None of our executive officers prior to the share exchange received compensation for their services during 2008.  Dr. Jiang participated in the deliberations concerning compensation of the executive officers of Chengdu for the fiscal year ended June 30, 2008. As of February 29, 2008, the members of our compensation committee are Mr. McCubbin, Professor Hou and Professor Zhang.  One of our recently appointed directors, James McCubbin, currently serves as a Director, Vice President and Chief Financial Officer at WidePoint Corporation, an American Stock Exchange listed company (AMEX: WYY) and is a director and chairman of the audit committee for Red Mile Entertainment, Inc.  Other than disclosed herein, there were no “compensation committee interlocks” during fiscal 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of July 1, 2009, we had a total of 18,383,914 shares of Common Stock outstanding.

The following table sets forth, as of July 1 , 2009: (a) the names and addresses of each beneficial owner of more than five percent (5%) of our Common Stock known to us, the number of shares of Common Stock beneficially owned by each such person, and the percent of our Common Stock so owned before and after the Share Exchange; and (b) the names and addresses of each director, executive officer and significant employee before and after the Share Exchange, the number of shares our Common Stock beneficially owned, and the percentage of our Common Stock so owned, by each such person, and by all of our directors and executive officers as a group before and after the Share Exchange. Each person has sole voting and investment power with respect to the shares of our Common Stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of Common Stock, except as otherwise indicated. Individual beneficial ownership also includes shares of Common Stock that a person has the right to acquire within 60 days from July 1, 2009.

Name	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares

Time Poly Management Ltd.	9,976,824	(1)	54.27%

Dr. Guoqing Jiang, CEO, Acting Chief Financial Officer and President	9,976,824	(1)(2)	54.27%

Cmark Holdings Co., Ltd.(6)	2,165,503		11.78%

Stewart Shiang Lor, Director	12,142,327	(6)	66.05%

Mr. Xintao You	769,059	(7)	4.18%
Mr. Yong Zhan	751,368	(9)	4.09%
Ms. Li Zhou	544,455	(7)	2.96%
Mr. Daqiao Zhang	225,605	(9)	1.23%
Mr. Hongcai Li	30,080	(9)	*
Professor Zunjian Zhang, Ph.D, Director	0		*

Professor Jianping Hou, Ph.D., Director	0		*

Mr. James T. McCubbin, Director	0		*

TriPoint Global Equities, LLC	1,260,927	(10)	6.86%

All Directors, Executive Officers and Director, As a Group	12,180,756		66.26%

* Less than one percent
(1)                 Represents 9,976,824 shares of our Common Stock that were issued to Time Poly Management Ltd., a British Virgin Islands company (“Time Poly”), in the Share Exchange. Time Poly is currently wholly-owned by Stewart Shiang Lor, who has the sole voting and dispositive power over the shares of Time Poly.  Pursuant to a Share Transfer Agreement, dated as of January 16, 2008, certain of Chengdu Tianyin Pharmaceutical’s executive officers, including Dr. Jiang, have an immediately exercisable option to purchase from Stewart Shaing Lor 100% of the equity of Time Poly, after which such executive officers shall have the voting, dispositive and investment power over Time Poly. Stewart Shiang Lor is one of our directors.   See “Certain Relationships and Related Transactions” below.

(2)                 Pursuant to the Share Transfer Agreement, dated as of January 16, 2008, Dr. Jiang has an immediately exercisable option to purchase from Stewart Shaing Lor (the current owner of 100% of the share capital of Time Poly) up to 38,430 shares of Time Poly equity, which, upon exercise, would entitle Dr. Jiang to own 76.86% of the equity of Time Poly.  Accordingly, upon exercise of such option, Dr. Jiang will indirectly (through his 76.86% ownership of Time Poly) own 7,668,188 shares of our Common Stock, but he will maintain all of the voting, dispositive and investment power (through his control of Time Poly) of all of the 9,976,824 shares of our Common Stock that were issued to Time Poly in the Share Exchange. See “Certain Relationships and Related Transactions” below.

(3)                 The person having voting, dispositive or investment powers over Cmark is Stewart Shiang Lor, Authorized Agent.

(4)                 Mr. Lor is the sole shareholder of Time Poly, which owns 9,976,824 shares of our voting stock and therefore, Mr. Lor beneficially owns 9,976,824 shares of our voting stock.  Mr. Lor is also the sole shareholder of Cmark, which owns 2,165,503 shares of our voting stock and therefore Mr. Lor beneficially owns 2,165,503 shares of our voting stock.  408,061 of the shares of our Common Stock held by Cmark and 1,880,021 of the shares of our Common Stock held by Time Poly (an aggregate of 2,288,082 of our shares) are subject to an escrow agreement pursuant to which such shares are to be released back to such members and to the Investors of the Financing, based upon certain performance targets of Chengdu Tianyin as set forth in the Share Escrow Agreement dated January 25, 2008, by and among us, Time Poly, Happyvale Limited, Fartop Management Limited and Cmark, the Investors in the Financing and the escrow agent. See “Transactions with Related Persons, Promoters and Certain Control Persons” below. Since we met the 2008 performance targets, half of the shares held in escrow for Cmark and Time Poly were returned to each such entity.

(5)                 This number includes the following: 765,222 shares (7.67%) of our Common Stock, which are part of the 9,976,824 shares of our Common Stock that were issued to Time Poly. Time Poly is currently wholly-owned by Stewart Shiang Lor, who has the sole voting and dispositive power over the shares of Time Poly.  Pursuant to a Share Transfer Agreement, dated as of January 16, 2008, Mr. You has an option to purchase from Stewart Shaing Lor up to 3,837 shares of Time Poly equity, which will cause him to own 7.67% of Time Poly. See “Transactions with Related Persons, Promoters and Certain Control Persons” below.

(6)                 This number includes the following: 747,264 shares (7.49%) of our Common Stock, which are part of the 9,976,824 shares of our Common Stock that were issued to Time Poly. Time Poly is currently wholly-owned by Stewart Shiang Lor, who has the sole voting and dispositive power over the shares of Time Poly.  Pursuant to a Share Transfer Agreement, dated as of January 16, 2008, Mr. Zhan has an option to purchase from Stewart Shaing Lor up to 3,743 shares of Time Poly equity, which will cause him to own 7.49% of Time Poly.  See “Transactions with Related Persons, Promoters and Certain Control Persons” below.

(7)                 This number includes the following: 541,741 shares (5.43%) of our Common Stock, which are part of the 9,976,824 shares of our Common Stock that were issued to Time Poly. Time Poly is currently wholly-owned by Stewart Shiang Lor, who has the sole voting and dispositive power over the shares of Time Poly.  Pursuant to a Share Transfer Agreement, dated as of January 16, 2008, Ms. Zhou has an option to purchase from Stewart Shaing Lor up to 2,714 shares of Time Poly equity, which will cause him to own 5.43% of Time Poly.  See “Transactions with Related Persons, Promoters and Certain Control Persons” below.

(8)                 This number includes the following: 224,479 shares (2.25%) of our Common Stock, which are part of the 9,976,824 shares of our Common Stock that were issued to Time Poly. Time Poly is currently wholly-owned by Stewart Shiang Lor, who has the sole voting and dispositive power over the shares of Time Poly.  Pursuant to a Share Transfer Agreement, dated as of January 16, 2008, Mr. Zhang has an option to purchase from Stewart Shaing Lor up to 1,126 shares of Time Poly equity, which will cause him to own 2.25% of Time Poly.  See “Transactions with Related Persons, Promoters and Certain Control Persons” below.

(9)                 This number includes the following: 29,930 shares (0.30%) of our Common Stock, which are part of the 9,976,824 shares of our Common Stock that were issued to Time Poly. Time Poly is currently wholly-owned by Stewart Shiang Lor, who has the sole voting and dispositive power over the shares of Time Poly.  Pursuant to a Share Transfer Agreement, dated as of January 16, 2008, Mr. Li has an option to purchase from Stewart Shaing Lor up to 150 shares of Time Poly equity, which will cause him to own 0.30% of Time Poly.  See “Transactions with Related Persons, Promoters and Certain Control Persons” below.

(10)                 This number includes the 1,260,927 shares of common stock underlying the placement agent warrants TriPoint Global received as placement agent of the January 2008 Financings.  Mark Elenowitz and Michael Boswell have voting, dispositive or investment powers over TriPoint Global.

Changes in Control

Pursuant to the Share Exchange, we had 14,587,200 shares of Common Stock issued and outstanding, of which Raygere’s former shareholders owned 87.68% with the balance held by investors in the Financing and those who held our shares prior to the Share Exchange. Therefore, the closing of the Share Exchange caused a change in control.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We have not entered into any transactions during the last two fiscal years with any director, executive officer, director nominee, 5% or more shareholder, nor have we entered into transactions with any member of the immediate families of the foregoing person (include spouse, parents, children, siblings, and in-laws) nor is any such transaction proposed, except as follows:

On January 16, 2008, we sold all of the assets we held before the Share Exchange, which consisted solely of our optometry software, to Charles Driscoll – our former CEO and sole director – for $100.00.

On September 7, 2007, Grandway entered into a sales and purchase agreement with three of the existing shareholders ("Original Shareholders") of Chengdu Tianyin, pursuant to which Grandway purchased 100% of the equity interest in Chengdu Tianyin.  The total purchase consideration was RMB3,000,000 (approximately U.S.$414,771.39) which was determined based upon the net asset value of Chengdu Tianyin as of October 30, 2007.  This transfer was approved by the Bureau of Foreign Trade and Economic Cooperation of Chengdu Economic Technology Development Administration Committee on October 30, 2007, and the registration with the Chengdu Administration of Industry and Commerce was completed on November 5, 2007.  As a result of this transfer, Grandway acquired 100% of the equity of Chengdu Tianyin Pharmaceutical Co., Ltd., our indirect wholly owned subsidiary located in Chengdu, Sichuan Province of the People’s Republic of China that operates our current business.

On January 16, 2008, pursuant to a Share Transfer Agreement, Stewart Shiang Lor, a director nominee, issued stock options to the executives officers and management team of Chengdu Tianyin Pharmaceutical Co., Ltd., (the “Executives”) our wholly owned subsidiary located in Chengdu, Sichuan Province of the People’s Republic of China that operates our business.  Pursuant to the agreement, Mr. Lor granted to the Executives the option to acquire all of the shares of Time Poly Management Limited, a British Virgin Islands corporation that owns 39,000 shares of equity interest in Raygere, which prior to the Share Exchange represented 78% of Raygere’s equity, and received 9,976,824, shares of our Common Stock in the Share Exchange transaction.  Mr. Lor is the sole shareholder of Time Poly Management.  Under the terms of the Share Transfer Agreement, the Executives will have the right and the option to purchase 100% of the outstanding shares of capital stock of Time Poly Management at any time through November 15, 2008.  Although the Executives may exercise their options at any time during the term of the option, the exercise price of the options depends upon the fulfilment of certain performance targets based on the future revenues of Chengdu Tianyin, as set forth in the Share Transfer Agreement.  The exercise prices of these options range from $1,293 to $660,975.  The options vest on a one-third basis per quarter for three specified quarters and may be exercised in whole or in part after Chengdu Tianyin’s revenues for such quarter is determined, which shall not be later than 45 days following the applicable fiscal quarter.

As part of the Share Exchange Agreement, Time Poly Management Limited, Cmark Holdings Co., Ltd., Happyvale Limited and Fartop Management Limited (the “Escrow Stockholders”) entered into a Share Escrow Agreement pursuant to which they placed an aggregate of 2,410,283 million shares of Common Stock they own (the “Escrowed Shares”) into escrow for the benefit of the Investors in the event we fail to achieve certain net income levels; one half of the Escrowed Shares is allocated to each of the two fiscal years involved in the Share Escrow Agreement (the “Yearly Shares”).   The Escrowed Shares are being held as security for the achievement of the: (i) the lesser of our reported net income of at least $5.6 million or fully diluted EPS (share count includes all outstanding common shares, preferred shares, warrants and options) of $0.16 per share in fiscal 2008 (the “2008 Performance Threshold”) and (ii) the lesser of our reported net income of at least $7.2 million or fully EPS (share count includes all outstanding common shares, preferred shares, warrants and options) of $0.20 per share in fiscal 2009 (the “2009 Performance Threshold”).  If we achieve more than 92% of each of the 2008 Performance Threshold and the 2009 Performance Threshold, the Escrowed Shares will be released back to the Escrow Stockholders.  For each year that we achieve 92% or less of the 2008 Performance Threshold or 2009 Performance Threshold, the Investors shall receive 73,624 shares for each one percent (or fraction thereof) by which such performance threshold was not achieved (pro rata based on the number of shares of Series A Preferred Stock owned by such Investor at such date) up to a maximum of 1,104,360 shares and if less than a total of 500,000 shares are so delivered, the Escrow Stockholders shall receive the difference between 500,000 and the number of shares delivered to the Investors. Additionally, if all of the Yearly Shares are distributed in any given year, then the Company must distribute an aggregate of 1,000,000, 3-year warrants at an exercise price of $1.00 per shares, to the Investors.

If any Escrow Shares are distributed to the Investors under the Escrow Agreement, we have agreed to use commercially reasonable efforts to file a registration statement relating to the resale by the Investors of the Escrow Shares so distributed within 30 days following the date that we are obligated to deliver any such Escrow Shares to the Investors.  We will thereafter use commercially reasonable efforts to cause such registration statement to become effective. We will cause the registration statement to remain effective until each Investor has sold Escrow Shares received by it or until each Investor is permitted to resell all of the Escrow Shares received by it at one time pursuant to Rule 144(k) of the Securities Act of 1933, as amended.

We have achieved the performance target for 2008 and accordingly, 500,000 (22.727%) of the Escrowed Shares shall be released from escrow and delivered to the Management Group within five (5) Business Days of the date of the filing of our Annual Report on Form 10-K.

Lock-Up Agreement

Certain of our shareholders holding an aggregate of 12,790,800 shares of our Common Stock have agreed that they will not, subject to certain limited exceptions set forth in the lock up agreement, offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in or other dispose of any of his/her shares of our Common Stock from the period commencing on the Closing Date and expiring on the date that is the earlier of: (i) 6 months following the effective date of the registration statement providing for the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants or (ii) 12 months following the Closing Date.  In addition, for a period of 12 months following such period, no such shareholder shall sell more than one-twelfth of their total shares of Common Stock during any one month period.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we had not adopted prior to the Share Exchange formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, directors and significant shareholders.  However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

Promoters and Certain Control Persons

On January 16, 2008, we entered into a Share Exchange Agreement with Raygere Limited (“Raygere”), a company organized under the laws of the British Virgin Islands (“BVI”) and Time Poly Management Limited, Happyvale Limited and Fartop Management Limited, each a BVI company, and Cmark Holding Co., Ltd., an exempted company organized under the laws of the Cayman Islands (collectively, the “Raygere Stockholders”), pursuant to which all the shares of Raygere were transferred to us and Raygere became our wholly-owned subsidiary.  Together, the Raygere Stockholders owned shares constituting 100% of the issued and outstanding ordinary shares of Raygere.  Pursuant to the terms of the Share Exchange Agreement, the Raygere Stockholders transferred to us all of their shares in Raygere in exchange for the issuance of an aggregate of 12,790,800 shares of our common stock to the Raygere Stockholders. As a result of this share exchange, Raygere became our wholly-owned subsidiary and the Raygere Stockholders acquired approximately 87.68% of the 14,587,200 issued and outstanding shares of our Common Stock following the Share Exchange, but before the dilution resulting from the Financings described elsewhere in this Statement.

Our only “promoters” (within the meaning of Rule 405 under the Securities Act), or person who took the initiative in the formation of our business or in connection with the formation of our business received 10% of our debt or equity securities or 10% of the proceeds from the sale of such securities in exchange for the contribution of property or services, during the last five years have been Time Poly Management, Ltd. and Cmark Holdings, Co., Ltd. As disclosed elsewhere in this Registration Statement, in connection with the Share Exchange, Time Poly and Cmark, the majority shareholders of Raygere, received 9,976,824 and 2,165,503 shares of our common stock, respectively, representing approximately 68.39% and 14.85%, respectively, of our issued and outstanding shares.  Mr. Stewart Shiang Lor is the sole shareholder of Time Poly and Cmark and Mr. Lor is one of our directors.

SELLING STOCKHOLDERS

The following table sets forth certain information concerning the resale of the shares of common stock by the selling shareholders (the “Selling Shareholders”).  None of the Selling Shareholders nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.   Unless otherwise indicated below, none of the Selling Shareholders are broker-dealers or affiliates of a broker-dealer within the meaning of Section 3 of the Securities Exchange Act.

We do not know how long the selling stockholders will hold the shares before selling them or how many shares they will sell, and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the resale shares.  The shares offered by this prospectus may be offered from time to time by the selling stockholders listed below.  Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the Selling Shareholders upon termination of sales pursuant to this prospectus.  In addition, the Selling Shareholder identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. The amount of shares owned and offered hereby by the Selling Shareholders are calculated assuming a conversion ratio of one share of common stock for each share of preferred stock, which conversion price is subject to adjustment under certain circumstances.  See “Description of Securities.”  Individual beneficial ownership of the Selling Shareholders also includes shares of common stock that a person has the right to acquire within 60 days from July 1, 2009 See “Description of Securities –Warrants.”

As of July 1, 2009  there were  34,741,042 shares of our common stock outstanding, assuming that all of the shares of common stock underlying the preferred shares and all of the Warrants have been converted and exercised, respectively for the purposes of computing the percentage of outstanding securities owned by the Selling Shareholders.    Unless otherwise indicated, the Selling Shareholders have the sole power to direct the voting and investment over the shares owned by them. We will not receive any proceeds from the resale of the common stock by the Selling Shareholders.  We estimate that our costs and expenses of registering the shares listed herein for resale will be approximately $99,600.

                Unless otherwise indicated, all of the Selling Shareholders received their shares pursuant to the January 2008 Financings, which are described above in Recent Developments, The Financing.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold (2)	Number of Shares Beneficially Owned After Offering (3)	Percentage Ownership After Offering (4)

Vision Opportunity China LP(5)	1,721,907	2,500,000	0	0%
F. Berdon Co., LP (6)	93,751	93,751	0	0%
Paul Masters, IRA (7)	62,500	62,500	0	0%
Jayhawk Private Equity Fund, LP (8)	593,750	593,750	0	0%
Jayhawk Private Equity Co. – Investment Fund, LP (8)	31,250	31,250	0	0%
QVT Fund LP (9)	3,375,000	3,375,000	0	0%
Quintessance Fund, L.P. (9)	375,000	375,000	0	0%
Ancora Greater China Fund, LP (10)	812,500	812,500	0	0%
EOS Holdings, LLC (11)	625,000	625,000	0	0%
Richard D. Squires (12)	875,000	375,000	0	0%
SPI Dallas Investments, LP (13)	250,000	250,000	0	0%
Squires Family, LP (14)	250,000	250,000	0	0%
SPI Hawaii Investments, LP (15)	375,000	375,000	0	0%

Whitebox Intermarket Partners, LP (16)	750,000	750,000	0	0%
Pope Investments II, LLP (17)	3,510,581	3,750,000	0	0%
Daybreak Special Situations Master Fund, Ltd. (18)	375,000	375,000	0	0%
SovGem Limited (19)	625,000	625,000	0	0%
Matthew Hayden	187,500	187,500	0	0%
Ray & Amy Rivers	125,000	125,000	0	0%
William M. Denkin	187,500	187,500	0	0%
Steve Mazur	125,000	125,000	0	0%
Bingkui Li	125,000	125,000	0	0%
Michael Morris	218,751	218,751	0	0%
Ed Sheinwald	93,751	93,751	0	0%
Richard Neslund	375,000	375,000	0	0%
Silver Rock I, Ltd. (20)	500,000	500,000	0	0%
Excalibur Small-Cap Opportunities, LP (21)	625,000	625,000	0	0%
Professional Offshore Opportunity Fund, Ltd. (22)	1,250,000	1,250,000	0	0%
TriPoint Global Equities, LLC (23)	1,260,927 (24)	1,260,927 (24)	0	0%
Chesapeake Group, Inc. (25)	345,000 (26)	345,000 (26)	0	0%
Hayden Communications International, Inc. (27)	225,000 (28)	225,000 (28)	0	0%
Springrich Holdings Limited (29)	305,000 (30)	305,000 (30)	0	0%
Sean Martin	60,100 (31)	60,100 (31)	0	0%
John Finley	146,783 (32)	146,783 (32)	0	0%
Aegis Capital (33)	4,102 (33)	4,102 (33)	0	0%
Randy Fields	19,142 (34)	19,142 (34)	0	0%
Robert Eide	4,102 (35	4,102 (35	0	0%
Warrant Strategies	27,344 (36)	27,344 (36)	0	0%
Tripoint Capital Advisors, LLC(37)	355,000 (38)	150,000(39)	0	0%

___________________

* Represents beneficial ownership of less than one percent of our outstanding shares.

1)
Unless otherwise noted, the Selling Stockholder became one of our shareholders pursuant to the Financing we completed on January 25, 2008.  Accordingly, prior to the Offering, the Selling Stockholder only owned shares of common stock underlying the Notes and Warrants received in the Financing (the “Securities”); however, based upon the terms of the both the preferred stock underlying the Notes and the Warrants, holders may not convert the preferred stock and/or exercise the warrants, if on any date, such holder would be deemed the beneficial owner of more than 4.99% or 9.9%, depending upon their agreement, of the then outstanding shares of our common stock; however, a holder may elect to waive the cap upon 61 days notice to us, except that during the 61 day period prior to the expiration date of their warrants, they can waive the cap at any time, but a waiver during such period will not be effective until the expiration date of the warrant. Therefore, unless otherwise noted, this number represents the number of Securities the Selling Stockholder received in the Financing that he/she can own based upon the ownership cap, assuming the ownership cap is not waived.  Additionally, the shares of preferred stock are subject to certain anti-dilution provisions, which would be triggered if we were to sell securities at a price below the price at which we sold the Notes.  See “Prospectus Summary – Recent Developments - Financing” and “Description of Securities.”

2)
This number represents all of the Securities that the Selling Stockholder received in the Financing, which we agreed to register in this Registration Statement pursuant to the Registration Rights Agreement we entered into in connection with the Financing.

3)
Since we do not have the ability to control how many, if any, of their shares each of the selling shareholders listed above will sell, we have assumed that the selling shareholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the Offering and their percentage of ownership following the offering.

4)	All Percentages have been rounded up to the nearest one hundredth of one percent.

5)
Vision Capital Advisors, LLC (formerly known as Vision Opportunity Capital Management, LLC), a Delaware limited liability company, which serves as the investment manager to Vision Opportunity Master Fund Ltd. and Adam Benowitz, who is the managing member of Vision Capital Advisors and the Portfolio Manager of Vision Opportunity Master share voting and investment power with Vision Opportunity Master Fund Ltd. with respect to the shares beneficially owned by Vision Opportunity Master Fund  Vision Capital Advisors and Mr. Benowitz may each be deemed to beneficially own the shares of common stock held by Vision Opportunity Master Fund.  Each disclaims beneficial ownership of such shares.

6)	The persons having voting, dispositive or investment powers over F. Berdon is Frederick Berdon, Authorized Agents.

7)	The persons having voting, dispositive or investment powers over Paul Masters, IRA is Paul Masters, Authorized Agents.

8)	The persons having voting, dispositive or investment powers over JayHawk Private Equity and JayHawk Investment is Kent M. McCarthy, Authorized Agents.

9)
Management of QVT Fund and Quintessence is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP and shares voting and investment control over the securities held in QVT Fund LP.  QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP.  AVT Associates GP LLC is the general partner of QVT Fund LP and may be deemed to beneficially own the securities.  The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm.  Each of QVT Financial LP, QVT Financial GP LLC< Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of our securities held by QVT Fund and Quintessence, except to the extend of its pecuniary interest therein.

10)	The persons having voting, dispositive or investment powers over Ancora is John P. Micklitsch, Authorized Agents.

11)	The persons having voting, dispositive or investment powers over EOS is Jon R. Carnes, Authorized Agents.

12)
In addition to the 375,000 shares of common stock underlying the Notes and Warrants that Mr. Squires received in the Financings, this number also includes 250,000 shares of our common stock held by SPI Dallas Investments, LP and 250,000 shares of our common stock held by Squires Family, LP.  Mr. Squires shares voting and investment power for these entities with respect to the shares beneficially owned by each such entity.  Mr. Squires may be deemed to beneficially own the shares of common stock held by SPI Dallas and Squires Family; however, Mr. Squires disclaims beneficial ownership of such shares.

13)	The persons having voting, dispositive or investment powers over SPI Dallas is Richard D. Squires, Authorized Agents.

14)	The persons having voting, dispositive or investment powers over Squires Family is Richard D. Squires, Authorized Agents.

15)	The persons having voting, dispositive or investment powers over SPI Hawaii is Dennis Wong, Authorized Agent.

16)	The persons having voting, dispositive or investment powers over Whitebox is Andy Redleaf, Authorized Agent.

17)	The persons having voting, dispositive or investment powers over Pope is William P. Wells, Authorized Agent.

18)	The persons having voting, dispositive or investment powers over Daybreak is Lawrence J. Butz, Authorized Agent.

19)	The persons having voting, dispositive or investment powers over SovGem are Allan William Maloney and Peter Charles St. George, Authorized Agents.

20)	The persons having voting, dispositive or investment powers over Silver Rock is Rima Salam, Authorized Agent.

21)	The persons having voting, dispositive or investment powers over Excalibur is William S. Hechter, Authorized Agent.

22)	The persons having voting, dispositive or investment powers over Professional Offshore is Mark K. Swickle, Authorized Agent.

23)	The persons having voting, dispositive or investment powers over TriPoint Global Equities is Mark Elenowitz and Michael Boswell, Authorized Agents.

24)	This number represents the shares of common stock underlying the placement agent warrants TriPoint Global received as placement agent of the January 2008 Financings.

25)	The persons having voting, dispositive or investment powers over Chesapeake is Kevin Holmes, Authorized Agent.

26)
This number represents the 300,000 shares of common stock issuable to Chesapeake pursuant to the 2008 investor relations agreement we had with them and the 45,000 shares of common stock Chesapeake is entitled to receive pursuant to its 2009 investor relations agreement with us.

27)	The persons having voting, dispositive or investment powers over Hayden is Matthew M. Hayden, Authorized Agent.

28)
This number includes the shares of common stock underlying Hayden’s 150,000 5-year options to purchase shares of our common stock at an exercise price of $2.00 per share which Hayden received pursuant to its 2008 Investor Relations Consulting Agreement with us; the Options vest and become exercisable at a rate of 37,500 options every three months beginning on January 24, 2008. In addition, this number includes the shares of common stock underlying Hayden’s 75,000 5-year options to purchase shares of our common stock at an exercise price of $2.00 per share, which Hayden received pursuant to its 2009 Investor Relations Consulting Agreement with us; the Options vest and become exercisable at a rate of 18,750 Options every three months beginning on April 1, 2009.

29)	The persons having voting, dispositive or investment powers over Springrich is Winner Centre Limited, Authorized Agent.

30)	This number represents the shares of common stock Springrich purchased from our former CEO, Charles Driscoll, in a private sale for $135,000 on January 16, 2008.

31)	This number represents the shares of common stock underlying the placement agent warrants Mr. Martin received from TriPoint Global Equities, LLC.

32)	This number represents the shares of common stock underlying the placement agent warrants Mr. Finley received from TriPoint Global Equities, LLC.

33)
The person having voting, dispositive or investment powers over Aegis is Robert Eide, Authorized Agent.  This number represents the shares of common stock underlying the placement agent warrants Aegis received as a selected dealer in the January 2008 Financings.

34)
This number represents the shares of common stock underlying the placement agent warrants Mr. Fields received from Aegis, who was a selected dealer in the January 2008 Financings.  Mr. Fields is a broker-dealer or an affiliate of a broker-dealer, has advised us that he acquired the securities in the ordinary course of business and, at the time, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

35)
This number represents the shares of common stock underlying the placement agent warrants Mr. Eide received from Aegis who was a selected dealer in the January 2008 Financings.  Mr. Eide is a broker-dealer or an affiliate of a broker-dealer, has advised us that he acquired the securities in the ordinary course of business and, at the time, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

36)
The person having voting, dispositive or investment powers over Warrant Strategies is Sean M. Molloy, Authorized Agent.  This number represents the shares of common stock underlying the placement agent warrants Warrant Strategies received from Aegis in a private transfer.

37)	The persons having voting, dispositive or investment powers over TriPoint Capital Advisors, LLC is Mark Elenowitz, Michael Boswell, and Louis Taubman.

38)
This number includes the shares of common stock underlying TriPoint’s 150,000 5-year options to purchase shares of our common stock at an exercise price of $1.60 per share which TriPoint received pursuant to the Advisory Agreement we maintain with them; the Options vest in full on October 1, 2009 ; and, (ii) the 205,000 shares of common stock TriPoint received in a privte transaction, but which do not have any registrations rights.

39)
This number includes the shares of common stock underlying TriPoint’s 150,000 5-year options to purchase shares of our common stock at an exercise price of $1.60 per share which TriPoint received pursuant to the Advisory Agreement we maintain with them; the Options vest in full on October 1, 2009.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the Selling Shareholders. The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling security holders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended if available, rather than under this prospectus.  The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part.  In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.  We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus.  However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling security holders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective January 25, 2008, as a result of the Share Exchange, we dismissed our principal accountant and the client-auditor relationship between us and The Hall Group, CPAs ceased.  On that same day, we engaged Patrizio & Zhao, LLC as our principal independent accountant to audit our financial statements for the fiscal year ended June 30, 2007.  We do not have an audit committee, but our Board approved changing our auditors.  The Hall Group served as our independent public accountant from 2006 to the date of their dismissal.  The Hall’s Group audit reports for our past two fiscal years did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years ended December 31, 2006 and 2005 and in the subsequent interim periods through the date of dismissal, there were no disagreements with the Hall Group on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of the Hall Group would have caused the Hall Group to make reference to the matter in their report.

Patrizio & Zhao audited the financial balance sheet of Chengdu Tianyin Pharmaceutical Co., Ltd. as of June 30, 2007, and the related statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years ended June 30, 2007 and 2006; Chengdu Tianyin is our indirect wholly owned subsidiary located in Chengdu, Sichuan Province of the People's Republic of China that, post the Share Exchange, operates our current business.  Their report was included in our Current Report on Form 8-K that was filed with the SEC on January 18, 2008 and in the Registration Statement on Form S-1 that we filed on January 14, 2008.  Other than the aforementioned audit and report, during our two most recent fiscal years and the subsequent interim periods prior to engaging Patrizio & Zhao, we have not previously consulted with Patrizio & Zhao regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or (ii) the type of audit opinion that might be rendered on our financial statements; or (iii) any matter that was either the subject matter of a disagreement (as defined in Item 304(a)(1)(iv) of Item 304 of Regulation S-K and the related instructions to that item) between us and the Hall Group, as there were no such disagreements, or an other reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K) during our two most recent fiscal years and any later interim period; we also have not received any written report or any oral advice concluding that there was an important factor to be considered by us in reaching a decision as to an accounting, auditing, or financial reporting issue.

In connection with Patrizio & Zhao’s audit, we requested that they review the disclosure contained above and provided them with an opportunity to furnish us with a letter addressed to the Commission containing any new information, clarification of our views expressed above or the respects in which they do not agree with our statements above.  Patrizio & Zhao informed us that no such letter is necessary.

We included this information in a Current Report on Form 8-K, which we filed on February 14, 2008 and provided the Hall Group with a copy of such disclosure and requested that the Hall Group furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not the Hall Group agrees with the disclosure. A copy of the letter dated February 14, 2008 furnished by the Hall Group in response to that request was filed as Exhibit 16.1 to the 8-K.

Pursuant to the Share Exchange, we changed our fiscal year to that of our subsidiary, which is June 30, 2007.  Patrizio & Zhao audited our financial statements for the year ended June 30, 2007 and issued a report regarding same.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of 50,000,000 shares of common stock, $.001 par value per share, 15,000,000 shares of preferred stock, $.001 par value per share, and 10,000,000 shares of Series A Preferred Stock, $.001 par value per share.  As of July 1, 2009, there were  18,383,914 shares of our common stock outstanding and  6,841,500 shares of preferred stock were outstanding.

Common Stock

We are authorized to issue up to 50,000,000 shares of Common Stock, par value US$.001 per share, of which 16,421,662 are currently issued and outstanding.

Each outstanding share of Common Stock entitles the holder thereof to one vote per share on matters submitted to a vote of shareholders.  Stockholders do not have preemptive rights to purchase shares in any future issuance of our Common Stock.

The holders of shares of our Common Stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend. Should we decide in the future to pay dividends, it will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including the company’s financial condition and the results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant.  Each share shall be entitled to the same dividend.  In the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our Common Stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

Effective March 11, 2008, we amended our articles of incorporation to increase our authorized capital stock to include up to 25,000,000 shares of blank check preferred stock, to which our board of directors will have the power to issue in one or more series without stockholder approval. Our board of directors, and approximately 84% of our shareholders, approved the amendment to our articles of incorporation via written consent.  Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Series A Convertible Preferred Stock

Effective March 11, 2008, 10,000,000 of the 25,000,000 shares of preferred stock was designated as Series A Preferred Stock.  As of July 1, 2009,  6,841,500 shares of Series A Preferred Stock is outstanding.  In accordance with the Certificate of Designation of the Relative Rights and Preferences of such Series A Preferred Stock, each share of Series A Preferred Stock is convertible into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the original Series A Preferred Stock issue price set forth therein divided by (ii) the conversion price.  The initial issue price and the conversion price are both $1.60.  Unless previously converted into Common Stock, all shares of Series A Preferred Stock that are outstanding on a date which shall be three (3) years from the Issuance Date of the Series A Preferred Stock shall, without any further action on the part of the Holder, be automatically converted into shares of our Common Stock.

The conversion price of the Series A Preferred Stock may be adjusted in the event of (i) combination, stock split, or reclassification of the Common Stock; (ii) capital reorganization; (iii) distribution of dividends; or (iv) the issuance or sale of additional shares of Common Stock or Common Stock equivalents, other than as a result of the conversion of the preferred stock or exercise of the warrants issued pursuant to the Financings described elsewhere in this Statement.

The Series A Preferred Stock has no preemptive rights.

Series A Preferred Stockholders shall be entitled to an annual dividend equal to 10% of the Stated Value per share of Series A Preferred Stock, which is $1.60 per share.  The Dividend shall be paid quarterly for as long as the Series A Preferred Stock remains outstanding. The Company has the right, at its sole and exclusive option, to pay all or any portion of each and every quarterly dividend that is payable on each dividend payment date, either (i) in cash, or (ii) if such shares have been registered for resale under the Securities Act of 1933, as amended, in shares of Common Stock.  Upon the payment of any dividend on the Series A Preferred Stock, the number of shares of Common Stock to be issued to the holder shall be an amount equal to ninety percent (90%) of the quotient of (i) the Dividend Payment divided by (ii) $1.60.  Any shares of Common Stock issued as a Dividend Payment shall have piggyback registration rights if not otherwise registered pursuant to an effective registration statement.

The Series A Preferred Stock has no voting rights, except for class voting rights and on an as converted basis. However, so long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative approval of at least a majority of the shares of the Series A Preferred Stock outstanding, (i) amend, alter or repeal the provisions of the Series A Preferred Stock, so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; or (ii) amend the Articles of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series A Preferred Stock.  Additionally, the Series A Preferred Stock has the right to vote with the holders of Common Stock on an “as converted basis” in connection with any proposal submitted to stockholders for a merger, consolidation or sale of all or substantially all of our assets.

In the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, either (i) after any distribution or payment on senior securities, (ii) simultaneous with any distribution or payment on pari passu securities, and (iii) before any distribution or payment shall be made to the holders of our Common Stock or any other junior securities, each Holder of Series A Preferred Stock then outstanding shall be entitled to be paid, out of our assets available for distribution to its stockholders, an amount (the "Liquidation Preference") equal to (i) aggregate number of shares of Series A Preferred Stock then outstanding multiplied by its Stated Value per share; and (ii) any accrued but unpaid Dividends.  If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series A Preferred Stock shall share ratably (together with holders of any pari passu securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.

Warrants

Class A Warrants

Each Class A Warrant allows its holder to purchase one share of Common Stock for $2.50, subject to adjustment, until five years after the date of issuance.  As of July 1 , 2009, there were 4,757,814 Class A Warrants outstanding.

If the registration statement providing for the resale of shares of Common Stock underlying the Class A Warrants is not effective by June 13, 2008, as required by the registration rights agreement between us and investors, holders are permitted to exercise the warrants through a cashless exercise for that number of shares of Common Stock determined by multiplying the number of Class A Warrant Shares to which such Holder would otherwise be entitled by a fraction (i) the numerator of which shall be the difference between (A) the average Market Price per share of our Common Stock for the 5 Trading Days immediately prior to the date the completed Exercise Agreement shall have been delivered to the Company (the “Cashless Exercise Market Price”) and (B) the Exercise Price, and (ii) the denominator of which shall be the Cashless Exercise Market Price.

The exercise price of the Class A Warrants and the number of shares of Common Stock purchasable upon exercise of the Class A Warrants are subject to adjustment upon the occurrence of certain events. Such events include recapitalizations or consolidations, combinations of our Common Stock, dividends payable in our Common Stock, the issuance of rights to purchase additional shares of our Common Stock or to receive other securities convertible into additional shares of Common Stock – other than as a result of the conversion of the preferred stock or exercise of the warrants issued pursuant to the Financings described elsewhere in this Statement, and recapitalization, consolidation, merger or sale of the Company or substantially all of its assets in a transaction whereby a transfer of control over the ability to elect the board of directors shall occur.

All of the Class A Warrants have an exercise cap, pursuant to which we shall not effect the exercise of any Class A Warrants, and no person who is a holder of the Class A Warrants shall have the right to exercise his/her Class A Warrants, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.9% or 4.99%, depending upon the holder’s respective warrant agreement, of the then outstanding shares of our Common Stock. However, the holder is entitled to waive this cap upon 61 days notice to us.

No fractional shares of Common Stock issuable upon exercise of the Class A Warrants will be issued in connection with any exercise, but we shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the average Market Price per share of the Common Stock for the five (5) Trading Days immediately prior to the date of such exercise.

The Class A Warrants expire at the close of business on the fifth anniversary of the date of issuance.

Class B Warrants

 Each Class B Warrant allows its holder to purchase one share of Common Stock for $3.00, subject to adjustment, until seven years after the date of issuance.  As of July 1, 2009, there were 4,757,814 Class B Warrants outstanding.

If the registration statement providing for the resale of shares of Common Stock underlying the Class B Warrants is not effective by June 13, 2008, as required by the registration rights agreement between us and investors, holders are permitted to exercise the warrants through a cashless exercise for that number of shares of Common Stock determined by multiplying the number of Class B Warrant Shares to which such Holder would otherwise be entitled by a fraction (i) the numerator of which shall be the difference between (A) the average Market Price per share of our Common Stock for the 5 Trading Days immediately prior to the date the completed Exercise Agreement shall have been delivered to the Company (the “Cashless Exercise Market Price”) and (B) the Exercise Price, and (ii) the denominator of which shall be the Cashless Exercise Market Price.

The exercise price of the Class B Warrants and the number of shares of Common Stock purchasable upon exercise of the Class B Warrants are subject to adjustment upon the occurrence of certain events. Such events include recapitalizations or consolidations, combinations of our Common Stock, dividends payable in our Common Stock, the issuance of rights to purchase additional shares of our Common Stock or to receive other securities convertible into additional shares of Common Stock – other than as a result of the conversion of the preferred stock or exercise of the warrants issued pursuant to the Financings described elsewhere in this Statement, and recapitalization, consolidation, merger or sale of the Company or substantially all of its assets in a transaction whereby a transfer of control over the ability to elect the board of directors shall occur.

All of the Class B Warrants have an exercise cap, pursuant to which we shall not effect the exercise of any Class B Warrants, and no person who is a holder of the Class B Warrants shall have the right to exercise his/her Class B Warrants, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.9% or 4.99%, depending upon the holder’s respective warrant agreement, of the then outstanding shares of our Common Stock. However, the holder is entitled to waive this cap upon 61 days notice to us.

No fractional shares of Common Stock issuable upon exercise of the Class B Warrants will be issued in connection with any exercise, but we shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the average Market Price per share of the Common Stock for the five (5) Trading Days immediately prior to the date of such exercise.

The Class B Warrants expire at the close of business on the seventh anniversary of the date of issuance.

Registration Rights

In connection with the issuance of the Notes and the Warrants, we agreed to file the current registration statement with the Securities and Exchange Commission to register for resale the shares of common stock issuable upon the exercise of the Warrants and conversion of the preferred stock, which was automatically exchanged for the Notes.  We also agreed to register the shares of common stock underlying the placement agent warrants we issued pursuant to that same financing, as well as additional shares of common stock issued to consultants as compensation for services they provided to us.

Transfer Agent

The transfer agent for our common stock and preferred stock is Empire Stock Transfer, Inc. at 2470 Saint Rose Pkwy, Suite 304, Henderson, NV 89074, 702.818.5898, Fax 702.974.1444.

Certain Effects of Authorized but Unissued Stock

Before the Offering, we had 14,587,200 shares of Common Stock remaining authorized but unissued.  Our Articles and Bylaws permit the board of directors to increase our authorized stock without a shareholder vote.  Authorized but unissued shares of Common Stock may be issued without shareholder approval.  Your percentage of ownership in us will be diluted if and when we authorize and issue these additional shares.

LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for us by Leser, Hunter, Taubman and Taubman, New York, New York.

EXPERTS

The financial statements as of and for the years ended June 30, 2008 and 2007 and for the quarter ended December 31, 2008 and 2007 included in this prospectus and in the registration statement have been audited by Patrizio & Zhao, LLC, an independent registered public accounting firm, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the shares being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC a 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov , which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.  You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

TIANYIN PHARMACEUTICAL CO., INC.

INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Tianyin Pharmaceutical Co., Inc.:
(Formerly Viscorp, Inc.)

We have audited the accompanying consolidated balance sheets of Tianyin Pharmaceutical Co., Inc. (Formerly Viscorp, Inc.) and subsidiaries (the “Company”) as of June 30, 2008 and 2007, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tianyin Pharmaceutical Co., Inc. and Subsidiaries as of June 30, 2008 and 2007, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Patrizio & Zhao, LLC
Patrizio & Zhao, LLC

Parsippany, New Jersey
September 13, 2008

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30, 2008	June 30, 2007
CURRENT ASSETS
Cash and cash equivalents	$12,057,150	$624,390
Accounts receivable, net of allowance for doubtful accounts of $90,064
and $31,517 at June 30, 2008 and June 30, 2007, respectively	4,460,406	3,120,223
Inventory	3,555,691	1,867,342
Other receivables	371,815	134,443
Other current assets	247,139	717
Total Current Assets	20,692,201	5,747,115

PROPERTY AND EQUIPMENT, NET	5,758,966	4,553,925

INTANGIBLES, NET	10,307,754	5,822,045

Total Assets	$36,758,921	$16,123,085

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,337,682	$1,302,748
Short-term bank loans	1,393,345	2,044,825
Due to shareholders	-	139,573
VAT taxes payable	277,090	209,849
Income tax payable	341,214	305,410
Payroll taxes payable	39,939	23,026
Dividend payable	378,545	-
Other current liabilities	142,733	-
Total Current Liabilities	3,910,548	4,025,431

LONG-TERM LIABILITIES	-	119,667

Total Liabilities	3,910,548	4,145,098

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 50,000,000 shares authorized, 14,738,450	14,739	12,791
and 12,790,800 shares issued and outstanding at June 30, 2008 and 2007
Series A convertible preferred stock, $0.001 par value, 9,384,375	9,384	-
shares issued and outstanding at June 30, 2008
Additional paid-in capital	18,002,439	4,697,717
Statutory reserve	1,380,806	683,437
Retained earnings	10,963,131	6,150,934
Accumulated other comprehensive income	2,477,874	433,108
Total Stockholders’ Equity	32,848,373	11,977,987

Total Liabilities and Stockholders' Equity	$36,758,921	$16,123,085

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

	For the Years Ended June 30,
	2008	2007

SALES	$33,459,609	$20,369,293

COST OF GOODS SOLD	18,802,225	12,276,296

GROSS PROFIT	14,657,384	8,092,997

OPERATING EXPENSES
Selling, general and administrative	6,857,918	1,808,715
Research and development	230,745	71,438
Total Operating Expenses	7,088,663	1,880,153

INCOME FROM OPERATIONS	7,568,721	6,212,844

OTHER INCOME (EXPENSES)
Other income	-	1,809
Interest expense	(368,113)	(165,918)
Impairment loss	-	(1,207,171)
Other expense	-	(56,744)
Total Other Income (Expenses)	(368,113)	(1,428,024)

INCOME BEFORE PROVISION FOR INCOME TAX	7,200,608	4,784,820

PROVISION FOR INCOME TAX	1,229,300	837,292

NET INCOME	5,971,308	3,947,528

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	2,044,766	388,597

COMPREHENSIVE INCOME	$8,016,074	$4,336,125

BASIC EARNINGS PER SHARE	$.38	$.31
DILUTED EARNINGS PER SHARE	$.31	$.31

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
BASIC	14,511,717	12,790,800
DILUTED	19,127,853	12,790,800

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
								Accumulated
					Additional			other	Total
	Common Stock		Series A Preferred Stock		Paid in	Statutory	Retained	Comprehensive	Stockholders’
	Number	Par Value	Number	Par Value	Capital	Reserve	Earnings	Income	Equity

Balance at June 30, 2005	12,790,800	$ 12,791	-	$ -	$ 350,209	$ 17,637	$ 158,736	$ -	$ 539,373

Net income	-	-	-	-	-	-	2,710,470	-	2,710,470

Statutory reserve	-	-	-	-	-	271,047	(271,047)	-	-

Other comprehensive income	-	-	-	-	-	-	-	44,511	44,511

Balance at June 30, 2006	12,790,800	$ 12,791	-	$ -	$ 350,209	$ 288,684	$ 2,598,159	$ 44,511	$ 3,294,354

Additional paid-in capital	-	-	-	-	4,347,508	-	-	-	4,347,508

Net income	-	-	-	-	-	-	3,947,528	-	3,947,528

Statutory reserve	-	-	-	-	-	394,753	(394,753)	-	-

Other comprehensive income	-	-	-	-	-	-	-	388,597	388,597

Balance at June 30, 2007	12,790,800	$ 12,791	-	$ -	$ 4,697,717	$ 683,437	$ 6,150,934	$ 433,108	$11,977,987

Common stock issued in
recapitalization of Viscorp	1,796,400	1,796	-	-	(1,796)	-	-	-	-

Common issued to employees	20,000	20	-	-	67,980	-	-	-	68,000

Series A conversion	131,250	132	(131,250)	(132)	-	-	-	-	-

Preferred series A stock issued
in connection with financing	-	-	9,515,625	9,516	13,238,538	-	-	-	13,248,054

Net income	-	-	-	-	-	-	5,971,308	-	5,971,308

Statutory reserve	-	-	-	-	-	697,369	(697,369)	-	-

Divided	-	-	-	-	-	-	(461,742)	-	(461,742)

Other comprehensive income	-	-	-	-	-	-	-	2,044,766	2,044,766

Balance at June 30, 2008	14,738,450	$ 14,739	9,384,375	$ 9,384	$18,002,439	$1,380,806	$10,963,131	$2,477,874	$32,848,373

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$5,971,308	$3,947,528
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	372,612	305,132
Loss on disposal of fixed assets	-	50,494
Loss of intangible assets	-	1,207,171
Bad debt expense	51,995	19,191
Stock based compensation	68,000	-
Changes in current assets and current liabilities:
Accounts receivable	(994,310)	(1,919,077)
Inventory	(1,400,366)	(188,946)
Other receivables	(209,556)	38,393
Other current assets	(246,952)	1,150,376
Accounts payable and accrued expenses	31,336	(315,759)
VAT taxes payable	41,771	79,360
Income tax payable	2,228	140,325
Payroll taxes payable	13,521	8,674
Other current liabilities	7,330	-
Total Adjustments	(2,262,391)	575,334

Net Cash Provided by Operating Activities	3,708,917	4,522,862

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(211,065)	(63,398)
Additions to construction in progress	(757,295)	-
Additions to intangibles	(3,702,484)	(1,783,269)

Net Cash Used in Investing Activities	(4,670,844)	(1,846,667)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of preferred stock	13,248,054	-
Proceeds from short-term bank loans	-	326,630
Dividends	(83,206)	-
Repayment of short-term bank loans	(826,140)	-
Repayment of shareholder loans	(146,143)	(2,934,764)
Repayment of long-term bank loans	(119,667)	(217,742)

Net Cash Provided by (Used in) Financing Activities	12,072,898	(2,825,876)

EFFECT OF FOREIGN CURRENCY TRANSLATION ON CASH	321,789	33,291

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,432,760	(116,390)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	624,390	740,780

CASH AND CASH EQUIVALENTS AT END OF YEAR	$12,057,150	$624,390

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Tianyin Pharmaceutical Co., Inc. (Formerly Viscorp, Inc.), a public shell company as defined in Rule 12b-2 of the Exchange Act of 1934, established under the laws of Delaware on August 20, 2002. The accompanying consolidated financial statements include the financial statements of Tianyin Pharmaceutical Co., Inc. and its subsidiaries (the “Company” or “Tianyin”). The Company’s primary business is to research, manufacture, and sell pharmaceutical products.

On January 16, 2008, Viscorp Inc. (“Viscorp”) completed a reverse acquisition of Raygere Limited (“Raygere”), which was incorporated in the British Virgin Islands on January 26, 2007. To accomplish the exchange of shares Viscorp issued 12,790,800 shares of common stock on a one to one ratio for a 100% equity interest in Raygere, per the terms of the Share Exchange and Bill of Sale of assets of Viscorp and Charles Driscoll. Viscorp was delivered with zero assets and zero liabilities at time of closing. Following the reverse acquisition, Viscorp changed the name to Tianyin Pharmaceutical Co., Inc. The transaction was regarded as a reverse merger whereby Raygere was considered to be the accounting acquirer as its shareholders retained control of Tianyin after the exchange. Although the Company is the legal parent company, the share exchange was treated as a recapitalization of Raygere. Thus, Raygere is the continuing entity for financial reporting purposes. The Financial Statements have been prepared as if Raygere had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.

In September 2007, Raygere acquired 100% interest in Grandway Groups Holdings Ltd. (“Grandway”), which was incorporated on May 25, 2007, in the city of Hong Kong, the People’s Republic of China (“PRC”). On October 30, 2007, Grandway acquired 100% equity interest in Chengdu Tianyin Pharmaceutical Co., Ltd (“Chengdu Tianyin”), which was incorporated on April 1, 1994 in the city of Chengdu, the People’s Republic of China. As a result of the acquisition, Chengdu Tianyin became the wholly owned subsidiary of Grandway and an indirect wholly owned subsidiary or Raygere. The transaction was regarded as a reverse merger whereby Chengdu Tianyin was considered to be the accounting acquirer as both Grandway and Raygere were holding companies with no significant operations and Chengdu Tianyin continues as the primary operating entity even after the exchange, although Raygere is the legal parent company. As such, Chengdu Tianyin (and its historical financial statements) is the continuing entity for financial reporting purposes. The consolidated financial statements reflect all predecessor statements of income and cash flow activities from the inception of Chengdu Tianyin in July 2007.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATEION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United Stated of America. The consolidated financial statements include the accounts of Tianyin Pharmaceutical Co., Inc. and its wholly-owned subsidiaries. All inter-company transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include valuation reserves for accounts receivable, inventory and income taxes. Actual results could differ from those estimates

CASH AND CASH EQUIVALENTS

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

ACCOUNTS RECEIVABLE

Accounts receivable are stated at the amount management expects to collect from balances outstanding at the end of the period.  Based on its assessment of the credit history with customers having outstanding balances and current relationships with them, management makes conclusions whether any realization of losses on balances outstanding at the end of the period will be deemed uncollectible based on the age of the receivables. The Company reserves 1% of accounts receivable balances that have been outstanding less than one year, 50% of accounts receivable balances that have been outstanding between one year and two years, and 100% of receivable balances that have been outstanding more than two years. The allowance for doubtful accounts at June 30, 2008 and 2007 was $90,064 and $31,517, respectively.

INVENTORY

Inventory is stated at the lower of cost or market. Cost is determined using the weighted-average cost method. Provisions are made for excess, slow moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value. Management continually evaluates the recoverability based on assumptions about customer demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves or write-downs may be required that could negatively impact our gross margin and operating results. The Company did not record any provision for slow-moving and obsolete inventory as of June 30, 2007 and 2008.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is calculated are provided on the straight-line method over the estimated useful lives of the assets as follows:

Vehicles                                                                        5 to 10 years
Furniture, machinery and equipment                       5 to 10 years
Buildings and improvements                                  10 to 50 years

Construction in progress primarily represents the renovation costs of plant, machinery and equipment Costs incurred are capitalized and transferred to property and equipment upon completion, at which time depreciation commences.

Expenditures for repairs and maintenance are expensed as incurred. Gain or loss on disposal of property and equipment, if any, is recognized in the consolidated statement of operations.

LONG-LIVED ASSETS

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company reviews the recoverability of its long-lived assets on a periodic basis in order to identify business conditions, which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future undiscounted cash flows. If the total of the expected future undiscounted cash flows is less than the total carrying value of the assets, a loss is recognized for the difference between the fair value (computed based upon the expected future discounted cash flows) and the carrying value of the assets.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

INTANGIBLE ASSETS

Intangible assets comprised of approved drugs and rights to use land. Intangible asset is carried at cost, less related accumulated amortization. Intangible assets representing approved drugs are separated into two groups: Traditional Chinese Medicine (TCM) and Non Traditional Chinese Medicine (NTCM). TCM are subject to impairment test at least annually to determine if the carrying value of the asset is impaired. NTCM drugs are amortized on a straight-line basis over their estimated useful life over 10 years.

Rights to use land with a finite useful life is being amortized on a straight line basis over its estimated useful life of 50 years.

REVENUE RECOGNITION

The Company derives its revenues primarily from sale of printed packaging products. In accordance with the provisions of Staff Accounting Bulletin No. 103, revenue is recognized when merchandise is shipped, title and risk of loss pass to the customer and collectibility is reasonably assured.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed when incurred. Research and development costs for the years ended June 30, 2008 and 2007 was $230,745 and $71,438, respectively.

ADVERTISING COSTS

The Company expenses the cost of advertising as incurred. Advertising costs for the years ended June 30, 2008 and 2007 was $1,639,396 and $586,361, respectively.

IMPAIRMENT OF INTANGIBLE ASSETS

The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to: (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset.  The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it.  Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value.  The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. During the years ended June 30, 2008 and 2007, the Company recorded impairment loss of $-0- and $1,207,171 related to intangible assets, respectively.

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

INCOME TAXES (continued)

A valuation allowance is provided to reduce the carrying amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized. No differences were noted between the book and tax bases of the Company’s assets and liabilities, respectively. Therefore, there are no deferred tax assets or liabilities for the years ended June 30, 2008 and 2007.The standard corporate income tax rate has decreased from 33% to 25% with effect from January 1, 2008, when new Chinese tax law became effective.

The Company is subject to PRC Enterprise Income Tax at a rate of 15% on net income. The Company is not subject to any income taxes in the United States.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, investment securities, accounts receivable, accounts payable, accrued expenses and other obligations, approximate their fair value due to the short-term maturities of the related instruments.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

The financial position and results of operations of the Company is determined using local currency (Chinese Yuan) as the functional currency. Assets and liabilities are translated at the prevailing exchange rate in effect at each year end. Contributed capital accounts are translated using the historical rate of exchange when capital is contributed. Income statement accounts are translated at the average rate of exchange during the year. Currency translation adjustments arising from the use of different exchange rates are included in accumulated other comprehensive income in shareholders' equity. Gains and losses resulting from foreign currency transactions are included in operations.

COMPREHENSIVE INCOME

The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which establishes rules for the reporting and display of comprehensive income, its components and accumulated balances. SFAS No. 130 defines comprehensive income to include all changes in equity, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on available-for-sale marketable securities, except those resulting from investments by owners and distributions to owners.

EARNINGS PER SHARE

In accordance with SFAS No. 128, “Computation of Earnings Per Share” (“SFAS No. 128”) and EITF No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128” (“EITF No. 03-6”), basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. The Company’s Series A redeemable convertible preferred shares are participating securities. Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares consist of the ordinary shares issuable upon the conversion of the convertible preferred shares (using the if-converted method) and ordinary shares issuable upon the exercise of outstanding share options (using the treasury stock method).

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 110 (“SAB 110”). SAB 110 states that the staff will continue to accept, under certain circumstances, the use of the simplified method for estimating the expected term of “plain vanilla” share options in accordance with SFAS 123(R) beyond December 31, 2007. The Company believed there will be no material impact on the Company’s financial statements upon adoption of this standard.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB Statement No. 51.” SFAS No. 160 amends Accounting Research Bulletin (ARB) No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS No. 160 clarifies that a non-controlling interest in a subsidiary, which is sometimes referred to as a minority interest, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements.  Among other requirements, SFAS No. 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest.  It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and the non-controlling interest. SFAS No. 160 will be effective for the Company on January 1, 2009, and is not expected to have a significant impact on the Company’s financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations (Revised)”, to replace SFAS No. 141, “Business Combinations. SFAS No. 141(R) requires the use of the acquisition method of accounting, defines the acquirer, establishes the acquisition date and broadens the scope to all transactions and other events in which one entity obtains control over one or more other businesses. This statement is effective for business combinations or transactions entered into for fiscal years beginning on or after December 15, 2008. The Company is evaluating the impact of SFAS No. 141 (R).

NOTE 3– INVENTORY

Inventory at June 30, 2008 and 2007 consists of the following:

	June 30, 2008	June 30, 2007

Raw materials	$584,003	$727,016
Packaging supplies	1,327,283	461,110
Work in process	647,607	-
Finished goods	996,798	679,216

Total	$3,555,691	$1,867,342

NOTE 4– PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2008 and 2007 consists of the following:

	June 30, 2008	June 30, 2007

Buildings	$5,154,528	$4,645,788
Machinery and equipment	1,138,133	827,303
Office equipment and furniture	48,577	39,999
Vehicles	395,713	356,656
Subtotal	6,736,951	5,869,746
Less: Accumulated depreciation	1,780,435	1,315,821
	4,956,516	4,553,925
Add: Construction in progress	802,450	-
Total	$5,758,966	$4,553,925

NOTE 4– PROPERTY AND EQUIPMENT(continued)

Depreciation expense for the years ended June 30, 2008 and 2007 was as follows:

	June 30, 2008	June 30, 2007

Building	$121,348	$116,170
Manufacturing equipment	97,040	79,594
Office equipment and furniture	8,670	5,893
Vehicles	74,689	77,996

Total	$301,747	$279,653

NOTE 5– INTANGIBLE ASSETS

Intangible assets at June 30, 2008 and 2007 were as follows:

	June 30, 2008	June 30, 2007

Rights to use land	$1,444,410	$1,301,850
Approved drugs	9,102,351	4,667,934
Intangible assets	10,546,761	5,969,784
Less: accumulated amortization	239,007	147,739

Total	$10,307,754	$5,822,045

Amortization expense for the years ended June 30, 2008 and 2007 was $70,865 and $25,479, respectively.

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

	June 30, 2008	June 30, 2007

Accounts payable	$1,237,682	$1,181,102
Accrued expenses	100,000	121,646

Total	$1,337,682	$1,302,748

The carrying value of accounts payable and accrued expenses approximates fair value due to the short-term nature of these obligations.

NOTE 7 – SHORT-TERM BANK LOANS

Short-term bank loans consist of the following:
	June 30, 2008	June 30, 2007
On July 14, 2006, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by July 13, 2007. The interest is to be calculated using an annual fixed interest rate of 7.02% and paid
monthly. The loan is secured by the Company’s property and equipment.	$-	$263,000

On July 26, 2006, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by July 25, 2007. The interest is to be calculated using an annual fixed interest rate of 7.02% and paid
monthly. The loan is secured by the Company’s property and equipment.	$-	$203,825

NOTE 7 – SHORT-TERM BANK LOANS (continued)

On April 28, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by April 27, 2008. The interest is to be calculated using an annual fixed interest rate of 7.668% and paid
monthly. The loan is secured by the Company’s property and equipment.	$-	$657,500

On April 30, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by April 29, 2008. The interest is to be calculated using an annual fixed interest rate of 7.668% and paid
monthly. The loan is secured by the Company’s property and equipment.	$-	$315,600

On May 14, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by May 13, 2008. The interest is to be calculated using an annual fixed interest rate of 7.668% and paid
monthly. The loan is secured by the Company’s property and equipment.	$-	$210,400

On June 5, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by June 4, 2008. The interest is to be calculated using an annual fixed interest rate of 7.884% and paid
monthly. The loan is secured by the Company’s property and equipment.	$-	$131,500

On June 8, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by June 7, 2008. The interest is to be calculated using an annual fixed interest rate of 7.884% and paid
monthly. The loan is secured by the Company’s property and equipment.	$-	$263,000

On July 11, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by July 10, 2008. The interest is to be calculated using an annual fixed interest rate of 8.541% and paid
monthly. The loan is secured by the Company’s property and equipment.	$145,900	$-

On July 16, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by July 15, 2008. The interest is to be calculated using an annual fixed interest rate of 8.541% and paid
monthly. The loan is secured by the Company’s property and equipment.	$145,900	$-

On July 25, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by July 24, 2008. The interest is to be calculated using an annual fixed interest rate of 8.892% and paid
monthly. The loan is secured by the Company’s property and equipment.	$226,145	$-

On June 23, 2008, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by June 23, 2009. The interest is to be calculated using an annual fixed interest rate of 7.881% and paid
monthly. The loan is secured by the Company’s property and equipment.	$875,400	$-

Total short-term bank loans	$1,393,345	$2,044,825

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2008 AND 2007

NOTE 8 – DUE TO SHAREHOLDERS

As of June 30, 2008 and 2007 the company has $-0- and $139,573 in loans from stockholders, respectively. These loans are short-term in nature, unsecured and non-interest bearing.

NOTE 9 – INCOME TAXES

Raygere is incorporated in the British Virgin Islands. Under the corporate tax laws of British Virgin Islands, it is not subject to tax on income or capital gain.

The operating subsidiary Chengdu Tianyin is a wholly foreign-owned enterprise incorporated in the PRC and subject to PRC Foreign Enterprise Income Tax (“FEIT”) Law. Chengdu Tianyin is entitled to the preferential tax treatment for Opening Up its production facility in Western China in Sichuan Province. The applicable reduced preferential state EIT rate under this policy is 15% up to December 31, 2010. Accordingly, the effective tax rate for Chengdu Tianyin for the period from its date of incorporation to June 30, 2008 should be 15%.

On March 16, 2007, the National People’s Congress of China enacted a new Corporate Income Tax (“CIT”) law, under which FIEs and domestic companies would be subject to CIT at a uniform rate of 25%. The new CIT law will become effective on January 1, 2008. Currently, the Company do not believe the new CIT law will affect the preferential tax treatments enjoyed by them. Since the Company intend to reinvest its earnings to further expand its businesses in mainland China, its foreign invested enterprises do not intend to declare dividends to their immediate foreign holding companies in the foreseeable future. Accordingly, as of June 30, 2008, the Company has not recorded any withholding tax on the retained earnings of its foreign invested enterprises in China.

On February 22, 2008, the Ministry of Finance (“MOF”) and the State Administration of Taxation (“SAT”) jointly issued Cai Shui [2008] Circular 1 (“Circular 1”). According to Article 4 of Circular 1, distributions of accumulated profits earned by a FIE prior to January 1, 2008 to foreign investor(s) in 2008 will be exempt from withholding tax (“WHT”) while distribution of the profit earned by an FIE after January 1, 2008 to its foreign investor(s) shall be subject to WHT.

In July 2006, the FASB issued FASB Interpretation No.48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in FIN 48 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Company does not recognize any benefits in the financial statements for the year ending June 30, 2008.

NOTE 10 – STOCKHOLDERS’ EQUITY AND RELATED FINANCING AGREEMENTS

On January 16, 2008 the shareholders of Raygere were issued 12,790,800 shares of Viscorp’s Common Stock, under a Share Exchange Agreement (SEA) pursuant to a claim of exemption under Section 4(2) of the Securities Act of 1933, as amended, for issuances not involving a public offering. Under the SEA, after the transfer of all of its shares, Raygere became a wholly-owned subsidiary of Viscorp, which has changed its name to Tianyin Pharmaceutical Co., Inc. (hereinafter Tianyin).

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2008 AND 2007

NOTE 10 – STOCKHOLDERS’ EQUITY AND RELATED FINANCING AGREEMENTS (continued)

On January 16 and 25, 2008, Tianyin, (formerly Viscorp.) completed private financings totaling $15,225,000, with 27 accredited investors (the “January 2008 Financing”). The net proceeds from the financing were approximately $13,697,000. Consummation of the financing was a condition to the completion of the Share Exchange transaction with Raygere and the Raygere Stockholders under the Share Exchange Agreement. The securities offered in the financing were sold pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) by and among Tianyin (formerly Viscorp.), Raygere, the Raygere stockholders, Grandway and the investors named in the Purchase Agreement (collectively, the “Investors”). In accordance with the Purchase Agreement, Tianyin (formerly Viscorp.) issued a total of 152.25 Units of securities consisting of: (i) An aggregate of $15,225,000 principal amount of Tianyin 10% convertible exchangeable notes due on or before June 30, 2009 (the “Notes”); (ii) Five (5) year warrants to purchase 4,757,814 shares of Tianyin Common Stock, $0.001 par value per share at an initial exercise price of $2.50 per share (the “Class A Warrants”), and (iii) Seven (7) year warrants to purchase 4,757,814 shares of Tianyin Common Stock at an initial exercise price of $3.00 per share (the “Class B Warrants” and together with the Class A Warrants, the “Warrants”). The exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments.

Pursuant to the terms of the Purchase Agreement, the $15,225,000 of Notes automatically convert into an aggregate of 9,515,625 shares of Tianyin Series A convertible preferred stock, par value 0.001 per share (the “Series A Preferred Stock”) on March 11, 2008, the effective date of the authorization and designation of such class. As issued, the Series A Preferred Stock:

Pays an annual dividend of 10%, payable at Tianyin’s option either in cash or (if such shares have been registered for resale under the Securities Act of 1933, as amended) in additional shares of Tianyin Common stock valued at $1.60 per share;

Has a stated or liquidation value of $1.60 per share, or $15,225,000 as to all 9,515,625 shares of Series A Preferred Stock.

Each outstanding share of Series A Preferred Stock is convertible at any time at the option of the holder into one (1) full share of Tianyin Common stock.

As of June 30, 2008, there were 131,250 shares of Series A Preferred Stock converted to 131,250 shares of Tianyin Common stock.

On May 9, 2008, Chengdu Tianyin issued 20,000 shares of Common stock to employees. The company recorded this transaction to the General and Administrative expense at the share price on the date of the issuance, amounting to $68,000.

In connection with the financing, Tianyin granted warrants to purchase 1,522,500 shares of Common Stock with an exercise price of US$1.60, $2.50 and $3.00 per share to TriPoint Global Equities, LLC., the placement agent in the Financing. These warrants have the same terms as the Warrants issued to Investors and are included in the Units.

On June 30, 2008, the Company recorded $378,545 as dividends payable to the investors of the Company’s January 2008 financings, representing the quarterly dividend (10% per annum) in accordance with the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock. This resolution was approved by the Company’s Board and the Company decided issue common stock to those investors in lieu of cash.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2008 AND 2007

NOTE 11 – EMPLOYEE WELFARE PLAN

The Company has established an employee welfare plan in accordance with Chinese laws and regulations. Full-time employees of the Group in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance and other welfare benefits are provided to employees. PRC labor regulations require the Group to accrue for these benefits based on certain percentage of the employees’ salaries. The total contribution for such employee benefits was $135,324 and $101,235 for the year ended June, 2008 and 2007, respectively.

NOTE 12– STATUTORY COMMON WELFARE FUND

As stipulated by the People’s Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i)	Making up cumulative prior years’ losses, if any;

(ii)
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

(iii)
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's “Statutory common welfare fund”, which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees;

Allocations to the discretionary surplus reserve were approved in the shareholders’ general meeting. The Company provide a reserve for the welfare fund $ 697,369 and $ 394,753 for the years ended June 30, 2008 and 2007, respectively.

NOTE 13 – RISK FACTORS

In fiscal year 2008, two major vendors accounted for approximately 26% of the Company’s raw materials, while in fiscal year 2007, two major vendors accounted for approximately 68% of the Company’s raw materials. Total purchases from these vendors were $5,927,375 and $7,836,717 for the years ended June 30, 2008 and 2007, respectively.

Six major customers accounted for 41% and 67% of the net revenue for the years ended June 30, 2008 and 2007. Total sales to these customers were $14,038,260 and $13,780,586, for the years ended June 30, 2008 and 2007, respectively.

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

NOTE 14 - CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to credit risk consist principally of cash on deposit with financial institutions. Management believes that the financial institutions that hold the Company’s cash and cash equivalents are financially sound and minimal credit risk exists with respect to these investments.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2008 AND 2007

NOTE 15 – SUPPLEMENTAL CASH FLOW DISCLOSURES

The following is supplemental information relating to the consolidated statements of cash flows:

	June 30, 2008	June 30, 2007

Cash paid for interest	$368,113	$165,918

Cash paid for income taxes	$1,229,300	$837,292

NOTE 16 – EARNINGS PER SHARE

The Company presents earnings per share on a basic and diluted basis. Basic earnings per share has been computed by dividing net earnings by the weighted average number of common shares outstanding. Diluted earnings per share has been computed by dividing net earnings plus convertible preferred dividends and interest expense (after-tax) on convertible debt by the weighted average number of common shares outstanding including the dilutive effect of equity securities. The weighted average number of common shares calculated for Diluted EPS excludes the potential common stock that would be exercised under the options and warrants granted to officers because the inclusion of the potential shares from these options and warrants would cause an antidilutive effect by increasing the net earnings per share.

	June 30, 2008	June 30, 2007

Net income (numerator for diluted income per share)	$5,971,308	$3,947,528

Less: Dividend attributable to preferred stockholders	(461,742)	-

Net income attributable to common stock holders
(numerator for basic income per share)	5,509,566	-

Weighted average common shares
(denominator for basic income per share)	14,511,717	12,790,800

Effect of diluted securities:
Convertible preferred stock	2,893,433	-
Convertible notes	1,311,242	-
Warrants	411,461	-

Weighted average common shares
(denominator for diluted income per share)	19,127,853	12,790,800

Basic net income per share	$0.38	$0.31
Diluted net income per share	$0.31	$0.31

NOTE 17 – SHARE EXCHANGE

On January 16, 2008, the shareholders of Raygere entered into and consummated certain transactions contemplated under a Share Exchange Agreement (the “SEA”) with Viscorp. As part of the Share Exchange, the shareholders of Raygere were issued 12,790,800 shares of Common Stock (the “Common Stock”) of Viscorp, which represented 87.68% of the 14,587,200 issued and outstanding shares of Common Stock of Viscorp immediately following the Share Exchange, but prior to private financings that were executed on January 16 and January 25, 2008. See Note 10.

NOTE 18 - SUBSEQUENT EVENTS

On July 29, 2008, the Company issued 236,488 shares of common stock, representing the quarterly dividend (10% per annum) in accordance with the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock (see Note 10 - Stockholders’ Equity And Related Financing Agreements).

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Tianyin Pharmaceutical Co., Inc.:

We have reviewed the accompanying consolidated balance sheet of Tianyin Pharmaceutical Co., Inc. and Subsidiaries (the “Company”) as of March 31, 2009, and the related consolidated statements of operations and comprehensive income, and cash flows for the nine months ended March 31, 2009 and 2008. These consolidated financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ Patrizio & Zhao, LLC
Patrizio & Zhao LLC

Parsippany, New Jersey
April 28, 2009

Consolidated Balance Sheets

	March 31,	June 30,
	2009	2008
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$10,733,671	$12,057,150
Accounts receivable, net of allowance for doubtful accounts of $90,435
and $90,064 at March 31, 2009 and June 30, 2008, respectively	4,991,353	4,460,406
Inventory	4,666,509	3,555,691
Advance payments	1,188,115	-
Other receivables	415,849	371,815
Other current assets	-	247,139
Total current assets:	21,995,497	20,692,201

Property and equipment, net:	8,292,735	5,758,966

Intangibles, net:	12,646,750	10,307,754

Total assets:	$42,934,982	$36,758,921

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued expenses	$1,266,619	$1,337,682
Short-term bank loans	1,399,075	1,393,345
VAT taxes payable	324,311	277,090
Income taxes payable	380,546	341,214
Payroll taxes payable	9,007	39,939
Dividends payable	-	378,545
Other current liabilities	391,272	142,733
Total current liabilities:	3,770,830	3,910,548

Total liabilities:	3,770,830	3,910,548

Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized,
16,064,428 and 14,738,450 shares issued and outstanding at
March 31, 2009 and June 30, 2008	16,064	14,739
Common stock dividend distributable	217	-
Series A convertible preferred stock, $0.001 par value, 8,744,375 and
9,384,375 shares issued and outstanding at March 31, 2009
and June 30, 2008	8,744	9,384
Additional paid-in capital	19,445,520	18,002,439
Statutory reserve	2,031,451	1,380,806
Treasury stock	(102,737)	-
Retained earnings	14,991,010	10,963,131
Accumulated other comprehensive income	2,773,883	2,477,874
Total stockholders’ equity:	39,164,152	32,848,373

Total liabilities and stockholders' equity:	$42,934,982	$36,758,921

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Sales:	$9,929,301	$9,249,229	$29,593,109	$24,167,921

Cost of sales:	5,069,133	5,123,587	14,696,736	13,984,845

Gross profit:	4,860,168	4,125,642	14,896,373	10,183,076

Operating expenses:
Selling, general and administrative	2,481,188	2,180,161	7,709,861	4,380,702
Research and development	86,495	89,372	253,353	150,930
Total operating expenses:	2,567,683	2,269,533	7,963,214	4,531,632

Income from operations:	2,292,485	1,856,109	6,933,159	5,651,444

Other income (expenses):
Other income	4,874	-	34,682	-
Interest expense	(20,821)	(245,174)	(75,515)	(311,536)
Total other income (expenses):	(15,947)	(245,174)	(40,833)	(311,536)

Income before provision for income tax:	2,276,538	1,610,935	6,892,326	5,339,908

Provision for income tax:	380,521	337,132	1,148,197	893,779

Net income:	1,896,017	1,273,803	5,744,129	4,446,129

Other comprehensive income (loss):
Foreign currency translation adjustment	(50,359)	793,507	296,009	1,368,473

Comprehensive income:	$1,845,658	$2,067,310	$6,040,138	$5,814,602

Basic earnings per share:	$0.10	$0.09	$0.29	$0.33
Diluted earnings per share:	$0.10	$0.05	$0.23	$0.27

Weighted average number of common shares outstanding:
Basic	15,987,334	14,274,783	15,902,618	13,289,072
Diluted	15,987,334	24,455,363	24,980,236	16,707,369

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows
(Unaudited)
	For the Nine Months Ended
	March 31,
	2009	2008
Cash flows from operating activities:
Net Income	$5,744,129	$4,446,129
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	355,933	273,060
Changes in current assets and current liabilities:
Accounts receivable	(512,429)	(535,631)
Inventory	(1,095,822)	(550,711)
Other receivables	628,103	89,183
Other current assets	(940,570)	(2,005,616)
Accounts payable and accrued expenses	(76,119)	(13,158)
VAT taxes payable	46,066	9,280
Income taxes payable	37,915	13,565
Payroll taxes payable	(31,085)	4,254
Other current liabilities	247,867	26,753
Total adjustments:	(1,340,141)	(2,689,021)

Net cash provided by operating activities:	4,403,988	1,757,108

Cash flows from investing activities:
Additions to property and equipment	(57,994)	(276,472)
Additions to intangibles	(2,416,425)	(786,712)
Additions to construction in progress	(2,686,567)	-

Net cash used in investing activities:	(5,160,986)	(1,063,184)

Cash flows from financing activities:
Proceeds from capital contribution	-	9,089,700
Proceeds from (repayment of) bank loans	(512,575)	2,674,873
Repayment of shareholder loans	(102,737)	(143,967)

Net cash provided by (used in) financing activities:	(615,312)	11,620,606

Effect of foreign currency translation on cash:	48,831	685,138

Net increase (decrease) in cash and cash equivalents:	(1,323,479)	12,999,668

Cash and cash equivalents – beginning:	12,057,150	624,390

Cash and cash equivalents – ending:	$10,733,671	$13,624,058

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements
March 31, 2009 and 2008
(Unaudited)

Note 1 –Organization and Nature of Business

Tianyin Pharmaceutical Co., Inc. (Formerly Viscorp, Inc.), a public shell company as defined in Rule 12b-2 of the Exchange Act of 1934, established under the laws of Delaware on August 20, 2002. The accompanying consolidated financial statements include the financial statements of Tianyin Pharmaceutical Co., Inc. and its subsidiaries (the “Company” or “Tianyin”). The Company’s primary business is to research, manufacture, and sell pharmaceutical products.

On January 16, 2008, Viscorp Inc. (“Viscorp”) completed a reverse acquisition of Raygere Limited (“Raygere”), which was incorporated in the British Virgin Islands on January 26, 2007. To accomplish the exchange of shares Viscorp issued 12,790,800 shares of common stock on a one to one ratio for a 100% equity interest in Raygere, per the terms of the Share Exchange and Bill of Sale of assets of Viscorp and Charles Driscoll. Viscorp was delivered with zero assets and zero liabilities at time of closing. Following the reverse acquisition, Viscorp changed the name to Tianyin Pharmaceutical Co., Inc. The transaction was regarded as a reverse merger whereby Raygere was considered to be the accounting acquirer as its shareholders retained control of Tianyin after the exchange. Although the Company is the legal parent company, the share exchange was treated as a recapitalization of Raygere. Thus, Raygere is the continuing entity for financial reporting purposes. The Financial Statements have been prepared as if Raygere had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.

In September 2007, Raygere acquired 100% interest in Grandway Groups Holdings Ltd. (“Grandway”), which was incorporated on May 25, 2007, in the city of Hong Kong, the People’s Republic of China (“PRC”). On October 30, 2007, Grandway acquired 100% equity interest in Chengdu Tianyin Pharmaceutical Co., Ltd (“Chengdu Tianyin”), which was incorporated on April 1, 1994 in the city of Chengdu, the People’s Republic of China. As a result of the acquisition, Chengdu Tianyin became the wholly owned subsidiary of Grandway and an indirect wholly owned subsidiary or Raygere. The transaction was regarded as a reverse merger whereby Chengdu Tianyin was considered to be the accounting acquirer as both Grandway and Raygere were holding companies with no significant operations and Chengdu Tianyin continues as the primary operating entity even after the exchange, although Raygere is the legal parent company. As such, Chengdu Tianyin (and its historical financial statements) is the continuing entity for financial reporting purposes. The consolidated financial statements reflect all predecessor statements of income and cash flow activities from the inception of Chengdu Tianyin in July 2007.

Tianyin Pharmaceutical,Co., Inc’s common stock began trading on the American Stock Exchange (the 'AMEX') under the ticker 'TPI' at market open on Wednesday, October 1, 2008. The AMEX Panel's approval is contingent upon the Company being in direct compliance with the Alternative Listing Standards at the time the Company's common shares begin trading on the AMEX, and may be rescinded if the Company is not in compliance with such standards. Once Tianyin's common shares commence trading on the AMEX, the Company will enjoy all of the same privileges and be subject to all of the same regulations as any other company whose shares are listed on the AMEX, regardless of the Listing Standard used to determine the Company's eligibility.

Note 2 –Summary of Significant Accounting Policies

Basis Of Presentation

The Company’s Consolidated Financial Statements include the accounts of its direct wholly-owned subsidiaries and its indirect proportionate share of subsidiaries owned by the wholly-owned subsidiaries. All intercompany balances and transactions are eliminated in consolidation. The accompanying unaudited financial statements have been prepared in accordance with GAAP for interim financial information and with the instructions to Form 10-Q and Regulation S-X applicable to small business issuers. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

Notes to Consolidated Financial Statements
March 31, 2009 and 2008
(Unaudited)

Note 2 –Summary of Significant Accounting Policies (continued)

Basis Of Presentation (continued)

Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

Interim Financial Statement

These interim financial statements should be read in conjunction with the audited financial statements for the year ended June 30, 2008, as not all disclosures required by generally accepted accounting principles for annual financial statements are presented. The interim financial statements follow the same accounting policies and methods of computations as the audited financial statements for the year ended June 30, 2008.

Note 3– Earnings Per Share

The Company presents earnings per share on a basic and diluted basis. Basic earnings per share have been computed by dividing net earnings by the weighted average number of common shares outstanding. Diluted earnings per share has been computed by dividing net earnings plus convertible preferred dividends and interest expense (after-tax) on convertible debt by the weighted average number of common shares outstanding including the dilutive effect of equity securities. The weighted average number of common shares calculated for Diluted EPS excludes the potential common stock that would be exercised under the options and warrants granted to officers because the inclusion of the potential shares from these options and warrants would cause an antidilutive effect by increasing the net earnings per share.

	For the three months ended		For the nine months ended
	March 31	March 31	March 31	March 31
	2009	2008	2009	2008

Net income (numerator for diluted income
per share when preferred stock convertible)	$1,896,017	$1,273,803	$5,744,129	$4,446,129

Less: Dividend attributable to preferred
stockholders	346,578	83,197	1,065,603	83,197

Net income attributable to common stockholders (numerator for basic/diluted income per share when preferred stock nonconvertible)	1,549,439	1,190,606	4,678,526	4,362,932

Weighted average common shares
(denominator for basic income per share)	15,987,334	14,274,783	15,902,618	13,289,072

Effect of diluted securities:
Convertible preferred stock	-	9,306,639	9,044,060	3,195,027
Warrants	-	873,941	33,558	223,270

Weighted average common shares
(denominator for diluted income per share)	15,987,334	24,455,363	24,980,236	16,707,369

Basic net income (loss) per share	$0.10	$0.09	$0.29	$0.33
Diluted net income (loss) per share	$0.10	$0.05	$0.23	$0.27

Notes to Consolidated Financial Statements
March 31, 2009 and 2008
(Unaudited)

Note 4– Accounts Receivable

Trade accounts receivable are stated at original invoice amount less allowance for doubtful receivables made based on management’s periodic review of aging of outstanding balances and customer credit history. Allowance for doubtful accounts amounted to $90,435 and $90,064 at March 31, 2009 and June 30, 2008.

Note 5– Inventory

Inventory at March 31, 2009 and June 30, 2008 consists of the following:

	March 31,	June 30,
	2009	2008

Raw materials	$1,308,519	$584,003
Packaging supplies	649,870	1,327,283
Work in process	1,924,334	647,607
Finished goods	783,786	996,798

Total	$4,666,509	$3,555,691

Note 6– Property and Equipment

Property and equipment at March 31, 2009 and June 30, 2008 consists of the following:

	March 31,	June 30,
	2009	2008

Buildings	$5,175,726	$5,154,528
Machinery and equipment	1,200,827	1,138,133
Office equipment and furniture	48,777	48,577
Vehicles	397,340	395,713
Subtotal	6,822,670	6,736,951
Less: Accumulated depreciation	2,023,169	1,780,435
	4,799,501	4,956,516
Add: Construction in progress	3,493,234	802,450
Total	$8,292,735	$5,758,966

Depreciation expense for the three months ended March 31, 2009 and 2008 was $78,107 and $81,715, and for the nine months ended March 31, 2009 and 2008 was $235,332 and $233,248, respectively.

Note 7– Intangible Assets

Intangible assets at March 31, 2009 and 2008 were as follows:

	March 31,	June 30,
	2009	2008

Rights to use land	$1,450,350	$1,444,410
Approved drugs	11,557,033	9,102,351
Intangible assets	13,007,383	10,546,761
Less: accumulated amortization	360,633	239,007

Total	$12,646,750	$10,307,754

Notes to Consolidated Financial Statements
March 31, 2009 and 2008
(Unaudited)

Note 7– Intangible Assets (continued)

Amortization expense for the three months ended March 31, 2009 and 2008 was $40,214 and $26,587, and for the nine months ended March 31, 2009 and 2008 was $120,602 and $39,812, respectively.

Note 8 – Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

	March 31,	June 30,
	2009	2008

Accounts payable	$1,146,367	$1,237,682
Accrued expenses	120,252	100,000

Total	$1,266,619	$1,337,682

The carrying value of accounts payable and accrued expenses approximates fair value due to the short-term nature of these obligations.

Note 9 – Short-Term Bank Loans

Short-term bank loans consist of the following:

	March 31,	June 30,
	2009	2008
On July 11th, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by July 10th, 2008.The interest is to be calculated using an annual fixed interest rate of 8.541% and paid
monthly. The loan is secured by the Company’s property and equipment.	$-	$145,900

On July 16th, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by July 15th, 2008.The interest is to be calculated using an annual fixed interest rate of 8.541% and paid
monthly. The loan is secured by the Company’s property and equipment.	$-	$145,900

On July 25th, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by July 24th, 2008.The interest is to be calculated using an annual fixed interest rate of 8.892% and paid
monthly. The loan is secured by the Company’s property and equipment.	$-	$226,145

On June 23th, 2008, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by June 23th,2009.The interest is to be calculated using an annual fixed interest rate of 7.881% and paid
monthly. The loan is secured by the Company’s property and equipment.	$879,000	$875,400

On July 11th, 2008, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by June 10th,2009.The interest
is to be calculated using an annual fixed interest rate of 7.881% and paid	$520,075	-
monthly. The loan is secured by the Company’s property and equipment.

Total short-term bank loans	$1,399,075	$1,393,345

Notes to Consolidated Financial Statements
March 31, 2009 and 2008
(Unaudited)

Note 10 – Income Taxes (continued)

Raygere is incorporated in the British Virgin Islands. Under the corporate tax laws of British Virgin Islands, it is not subject to tax on income or capital gain.

The operating subsidiary Chengdu Tianyin is a wholly foreign-owned enterprise incorporated in the PRC and subject to PRC Foreign Enterprise Income Tax (“FEIT”) Law. Chengdu Tianyin is entitled to the preferential tax treatment for Opening Up its production facility in Western China in Sichuan Province. The applicable reduced preferential state EIT rate under this policy is 15% up to December 31, 2010. Accordingly, the effective tax rate for Chengdu Tianyin for the period from its date of incorporation to March 31, 2009 should be 15%.

On March 16, 2007, the National People’s Congress of China enacted a new Corporate Income Tax (“CIT”) law, under which FIEs and domestic companies would be subject to CIT at a uniform rate of 25%. The new CIT law will become effective on January 1, 2008. Currently, the Company do not believe the new CIT law will affect the preferential tax treatments enjoyed by them. Since the Company intend to reinvest its earnings to further expand its businesses in mainland China, its foreign invested enterprises do not intend to declare dividends to their immediate foreign holding companies in the foreseeable future. Accordingly, as of March 31, 2009, the Company has not recorded any withholding tax on the retained earnings of its foreign invested enterprises in China.

On February 22, 2008, the Ministry of Finance (“MOF”) and the State Administration of Taxation (“SAT”) jointly issued Cai Shui [2008] Circular 1 (“Circular 1”). According to Article 4 of Circular 1, distributions of accumulated profits earned by a FIE prior to January 1, 2008 to foreign investor(s) in 2008 will be exempt from withholding tax (“WHT”) while distribution of the profit earned by an FIE after January 1, 2008 to its foreign investor(s) shall be subject to WHT.

In July 2006, the FASB issued FASB Interpretation No.48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in FIN 48 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Company does not recognize any benefits in the financial statements for the nine months ending March 31, 2009.

Note 11 – Stockholders’ Equity and Related Financing Agreements

On January 16, 2008 the shareholders of Raygere were issued 12,790,800 shares of Viscorp’s Common Stock, under a Share Exchange Agreement (SEA) pursuant to a claim of exemption under Section 4(2) of the Securities Act of 1933, as amended, for issuances not involving a public offering. Under the SEA, after the transfer of all of its shares, Raygere became a wholly-owned subsidiary of Viscorp, which has changed its name to Tianyin Pharmaceutical Co., Inc. (hereinafter Tianyin).

On January 16 and 25, 2008, Tianyin (formerly Viscorp.) completed private financings totaling $15,225,000, with 27 accredited investors (the “January 2008 Financing”). The net proceeds from the financing were approximately $13,697,000. Consummation of the financing was a condition to the completion of the Share Exchange transaction with Raygere and the Raygere Stockholders under the Share Exchange Agreement. The securities offered in the financing were sold pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) by and among Tianyin (formerly Viscorp.), Raygere, the Raygere stockholders, Grandway and the investors named in the Purchase Agreement (collectively, the “Investors”).

Notes to Consolidated Financial Statements
March 31, 2009 and 2008
(Unaudited)

Note 11 – Stockholders’ Equity and Related Financing Agreements (continued)

In accordance with the Purchase Agreement, Tianyin (formerly Viscorp.) issued a total of 152.25 Units of securities consisting of: (i) An aggregate of $15,225,000 principal amount of Tianyin 10% convertible exchangeable notes due on or before June 30, 2009 (the “Notes”); (ii) Five (5) year warrants to purchase 4,757,814 shares of Tianyin Common Stock, $0.001 par value per share at an initial exercise price of $2.50 per share (the “Class A Warrants”), and (iii) Seven (7) year warrants to purchase 4,757,814 shares of Tianyin Common Stock at an initial exercise price of $3.00 per share (the “Class B Warrants” and together with the Class A Warrants, the “Warrants”). The exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments.

Pursuant to the terms of the Purchase Agreement, the $15,225,000 of Notes automatically convert into an aggregate of 9,515,625 shares of Tianyin Series A convertible preferred stock, par value 0.001 per share (the “Series A Preferred Stock”) on March 11, 2008, the effective date of the authorization and designation of such class. As issued, the Series A Preferred Stock:

Pays an annual dividend of 10%, payable at Tianyin’s option either in cash or (if such shares have been registered for resale under the Securities Act of 1933, as amended) in additional shares of Tianyin Common stock valued at $1.60 per share;

Has a stated or liquidation value of $1.60 per share, or $15,225,000 as to all 9,515,625 shares of Series A Preferred Stock.

Each outstanding share of Series A Preferred Stock is convertible at any time at the option of the holder into one (1) full share of Tianyin Common stock.

As of June 30, 2008, there were 131,250 shares of Series A Preferred Stock converted to 131,250 shares of Tianyin Common stock. For the three months ended September 2008, there were additional 490,625 shares of Series A Preferred Stock converted to 490,625 shares of Tianyin Common stock. Therefore as of September 30, 2008, there were 621,875 shares of Series A Preferred Stock converted to 490,625 shares of Tianyin Common stock.

On May 9, 2008, Chengdu Tianyin issued 20,000 shares of Common stock to employees. The company recorded this transaction to the General and Administrative expense at the share price on the date of the issuance, amounting to $68,000.

In connection with the financing, Tianyin granted warrants to purchase 1,522,500 shares of Common Stock with an exercise price of US$1.60, $2.50 and $3.00 per share to TriPoint Global Equities, LLC., the placement agent in the Financing. These warrants have the same terms as the Warrants issued to Investors and are included in the Units.

On July 29, 2008, the Company issued 236,488 shares of common stock, representing the FY 2008 fourth quarter dividend (10% per annum) in accordance with the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock.

On September 30, 2008, the Company recorded $361,497 as dividends to the investors of the Company’s January 2008 financings, representing the quarterly dividend (10% per annum) in accordance with the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock. This resolution was approved by the Company’s Board and the Company decided to issue common stock to those investors in lieu of cash.

Notes to Consolidated Financial Statements
March 31, 2009 and 2008
(Unaudited)

Note 11 – Stockholders’ Equity and Related Financing Agreements (continued)

On October 29, 2008, the Company issued 225,932 shares of common stock, representing the FY 2009 first quarter dividend (10% per annum) in accordance with the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock.

On December 31, 2008, the Company recorded $357,694 as dividends to the investors of the Company’s January 2008 financings, representing the quarterly dividend (10% per annum) in accordance with the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock. This resolution was approved by the Company’s Board and the Company decided issue common stock to those investors in lieu of cash.

On January 5, 2009, the Company issued 223,558 shares of common stock, representing the FY 2009 second quarter dividend (10% per annum) in accordance with the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock.

On March 31, 2009, the Company recorded $346,578 as dividends to the investors of the Company’s January 2008 financings, representing the quarterly dividend (10% per annum) in accordance with the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock. This resolution was approved by the Company’s Board and the Company decided to issue common stock to those investors in lieu of cash.

Note 12 – Employee Welfare Plan

The Company has established an employee welfare plan in accordance with Chinese laws and regulations. Full-time employees of the Group in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance and other welfare benefits are provided to employees. PRC labor regulations require the Group to accrue for these benefits based on certain percentage of the employees’ salaries. The total contribution for such employee benefits was $114,157 and $101,006 for the nine months ended March 31, 2009 and 2008, respectively.

Note 13– Statutory Common Welfare Fund

As stipulated by the People’s Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i)	Making up cumulative prior years’ losses, if any;

(ii)
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

(iii)
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's “Statutory common welfare fund”, which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees;

Allocations to the discretionary surplus reserve were approved in the shareholders’ general meeting. The Company provided a reserve for the welfare fund $ 650,645 and $ 444,612 for the nine months ended March 31, 2009 and 2008, respectively.

Notes to Consolidated Financial Statements
March 31, 2009 and 2008
(Unaudited)

Note 14 – Risk Factors

For the nine months ended March 31, 2009, three major vendors accounted for approximately 44% of the Company’s raw materials, while for the nine months ended March 31, 2008, three major vendors accounted for approximately 36.4% of the Company’s raw materials. Total purchases from these vendors were $7,331,047 and $5,690,098 for the nine months ended March 31, 2009 and 2008, respectively.

Five major customers accounted for 16% and 45% of the net revenue for the nine months ended March 31, 2009 and 2008. Total sales to these customers were $5,495,387 and $10,887,822, for the nine months ended March 31, 2009 and 2008, respectively.

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Note 15 - Concentrations of Credit Risk

Financial instruments which potentially subject the Company to credit risk consist principally of cash on deposit with financial institutions. Management believes that the financial institutions that hold the Company’s cash and cash equivalents are financially sound and minimal credit risk exists with respect to these investments.

Note 16 – Supplemental Cash Flow Disclosures

The following is supplemental information relating to the consolidated statements of cash flows:

	Nine months ended March 31,
	2009	2008

Cash paid for interest	$75,515	$311,536
Cash paid for income taxes	$1,110,282	$893,779

Note 17 – Share Exchange

On January 16, 2008, the shareholders of Raygere entered into and consummated certain transactions contemplated under a Share Exchange Agreement (the “SEA”) with Viscorp. As part of the Share Exchange, the shareholders of Raygere were issued 12,790,800 shares of Common Stock (the “Common Stock”) of Viscorp, which represented 87.68% of the 14,587,200 issued and outstanding shares of Common Stock of Viscorp immediately following the Share Exchange, but prior to private financings that were executed on January 16 and January 25, 2008. See Note 11.

Note 18 – Treasury Stock

On October 27, 2008, the board of directors approved the stock repurchase program and authorized the repurchase of up to three (3) million shares of the Company’s common stock on the open market or through privately negotiated transactions. During the quarter ended March 31, 2009, the Company repurchased 77,785 shares at an aggregate cost of $102,737.  The purpose of the repurchase program was to reduce the number of shares outstanding and thus increasing the price of remaining shares.

Note 19 - Subsequent Events

On April 14, 2009, the company announced that its Series A Preferred shareholders approved an annual cash dividend of $0.10 per common share that will be paid quarterly for each quarter of this fiscal year. The initial dividend of $.025 will be paid to common shareholders of record on April 30, 2009, with the actual distribution occurring on or about June 10, 2009. The cash dividend will be paid solely to common stockholders and will not be paid on shares owned by management, advisors or other inside shareholders, all of whom have agreed to waive receipt of the dividend.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement.  This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

21,578,753 Shares Common Stock TIANYIN PHARMACEUTICAL CO, INC. Prospectus ________________ ____, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

               The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock being registered. All amounts other than the SEC registration fee are estimates.

SEC Registration Fee	$2,669.87
Printing and Engraving Expenses	$0.00
Legal Fees and Expenses	$15,000.00
Accounting Fees and Expenses	$77,000.00
Miscellaneous	$5,000.00
Total	$99,669.87

Item 14. Indemnification of Directors and Officers

               Article V of our Bylaws provides that each person who was or is made a party or is threatened to be a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or she or a person for whom he or she is the legal representative is or was one of our directors or officers, employees or agents or is or was serving at our request as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless to the fullest extent authorized by the Delaware General Corporation Law.  Such right includes the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such proceeding, shall be made only upon delivery of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such officer or director is not entitled to be indemnified under our the laws.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act as amended. Unless stated otherwise; (i) that each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition; (ii) no underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with the transactions; (iii) the transactions did not involve a public offerings; and (iv) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

To accomplish the Share Exchange with Raygere, we issued an aggregate of 12,790,800 shares of common stock in exchange for all of the issued and outstanding capital stock of Raygere.  The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

Pursuant to the Securities Purchase Agreement, we issued an aggregate of $15,225,000 Notes, which are initially convertible into an aggregate of 9,515,625 shares of our Series A Preferred Stock and Warrants to purchase an aggregate of 9,515,628 shares of our Common Stock.  The shares were issued to 27 accredited investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

In connection with the financings we completed on January 16, 2008 and January 25, 2008, we issued TriPoint Global Equities, LLC, the placement agent to the Financings, placement agent warrants, identical to those issued to the Investors pursuant to the Securities Purchase Agreement, to purchase up to an aggregate of 1,522,500 shares of our common stock.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On May 9, 2008, we issued 20,000 shares of Common stock to employees. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On June 30, 2008, we issued 236,488 shares of common stock to the investors of our 2008 financings as payment of the quarterly dividend per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock.  The dividend shares were issued to these investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On December 31, 2008, we issued 223, 558 shares of common stock to the investors of our 2008 financings as payment of the quarterly dividend per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock.  The dividend shares were issued to these investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On March 31, 2009, we issued 216,610 shares of common stock to the investors of our 2009 financings as payment of the quarterly dividend per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock.  The dividend shares were issued to these investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On May 5 ,2009,  we issued 45,000 shares of common stock to Chesapeake Group, Inc., for the investor relates services they will provide to us, The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

Item 16.  Exhibits and Financial Statement Schedules

EXHIBITS

The following exhibits are filed as part of this registration statement:

EXHIBIT NUMBER	DESCRIPTION

2.1	Share Exchange Agreement dated as of January 16, 2008 (Incorporated by referenced to Exhibit 2.1 to the Current Report onForm 8-K Filed on January 18, 2008).

3.1	Articles of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to our Annual Report filed on September 29, 2008)

3.2	Bylaws (Incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K filed on September 29, 2008)

4.1	Form of Note dated as of January 25, 2008 (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K Filed on January 28, 2008)

4.2	Form of Registration Rights Agreement, dated as of January 25, 2008. (Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K Filed on January 28, 2008)

4.3
Form of Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock (Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K Filed on January 28, 2008)

4.4	Form of Class A Warrant (Incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K Filed on January 28, 2008)

4.5	Form of Class B Warrant (Incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K Filed on January 28, 2008)

4.6	Form of Securities Purchase Agreement, dated as of January 25, 2008 (Incorporated by reference to Exhibit 4.1 on the Current Report on Form 8-K Filed on January 28, 2008)

5.1	Opinion of LESER, HUNTER, TAUBMAN & TAUBMAN PLLC+

10.1	Advisory Agreement with TriPoint Capital Advisors, LLC as of March 15, 2009 (Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 filed on May 29, 2009.)

10.2	Investor Relations Agreement with Chesapeake Group, Inc. as of March 25, 2009 (Incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1 filed on May 29, 2009.)

10.3	Consulting Agreement with Hayden Communications International, Inc. as of April 1, 2009 (Incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 filed on May 29, 2009.)

10.4	Form of Share Escrow Agreement, dated as of January 25, 2008 (Incorporated by reference to Exhibit 10.4 the Current Report on Form 8-K Filed on January 28, 2008)

23.1	Consent of Patrizio & Zhao, LLC +

________________
+  Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chengdu, China, on July 1 , 2009.

TIANYIN PHARMACEUTICAL CO., INC.

By: /s/ Guoqing Jiang
Name: Guoqing Jiang
Title: CEO, Acting Chief Financial Officer, Acting Principal Accounting Officer and Chairman

                 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Dr. Guoqing Jiang Dr. Guoqing Jiang Chief Executive Officer, Acting Chief Financial Officer, Acting Principal Accounting Officer and Chairman	Dated: July 1 , 2009

/s/ Stewart Shiang Lor Stewart Shiang Lor, Director	Dated: July 1 , 2009

/s/ Professor Zujian Zhang, Ph.D Professor Zunjian Zhang, Ph.D, Director	Dated: July 1 , 2009

/s/ Professor Jianping Hou, Ph.D Professor Jianping Hou, Ph.D, Director	Dated: July 1 , 2009

/s/ James T. McCubbin James T. McCubbin, Director	Dated: July 1 , 2009